Exhibit 2.1

CONFORMED COPY

CONTRIBUTION AND IMPLEMENTATION AGREEMENT

Dated as of December 23, 2014

by and among

COLONY CAPITAL HOLDINGS, LLC

COLONY CAPITAL, LLC,

COLONY CAPITAL OP SUBSIDIARY, LLC,

CCH MANAGEMENT PARTNERS I, LLC,

FHB HOLDING LLC,

RICHARD SALTZMAN,

CFI RE MASTERCO, LLC

and

COLONY FINANCIAL, INC.

TABLE OF CONTENTS

SECTION 1.	DEFINITIONS	5
SECTION 2.	PRE-CLOSING CONTRIBUTIONS	23
2.1	Pre-Closing Contribution by CC Holdings, CC and CCH to NewCo	23
2.2	Pre-Closing Contribution by CFI to OP	26
2.3	Consents relating to CC Contributed Assets and CFI Contributed Assets	27
2.4	Local Law Requirements	28
2.5	Actions Relating to the Colyzeo Funds	28
SECTION 3.	CONTRIBUTION	28
3.1	Contribution	28
3.2	Estimated Closing Statement	29
3.3	Recapitalization of OP; Closing Consideration	30
3.4	Post-Closing Adjustment	31
3.5	Contingent Consideration	36
3.6	Certain Adjustments	44
3.7	Withholding	44
SECTION 4.	THE CLOSING	44
4.1	Closing	44
4.2	Deliveries at Closing	44
4.3	Tax Treatment	46
4.4	Alternative Structure	46
4.5	Post-Closing Allocation of New Shares	46
SECTION 5.	REPRESENTATIONS AND WARRANTIES OF THE CONTRIBUTORS	46
5.1	Organization and Qualification	47
5.2	Authority; Approvals	47
5.3	CC Contributed Interests	47
5.4	Title; NewCo	48
5.5	No Conflicts	50
5.6	Consents and Filings	50
5.7	Absence of Certain Changes	50
5.8	Proceedings; Orders	50
5.9	Compliance with Laws	51
5.10	Tax Matters	51
5.11	Employees	53
5.12	Financial Statements	55
5.13	Undisclosed Liabilities	55
5.14	Material Contracts	56
5.15	Fees and Expenses of Brokers	57
5.16	Intellectual Property	58
5.17	Property	58
5.18	Information for Proxy Statement	59
5.19	Insurance	59
5.20	Clients; Subject Funds	59
5.21	Business; Registrations	61
5.22	Corruption Laws; Pay-to-Play	62

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5.23	Privacy Policy	62
5.24	Client Notice	63
5.25	No Other Representations or Warranties	63
SECTION 6.	REPRESENTATIONS AND WARRANTIES OF CFI AND OP	63
6.1	Organization and Qualification	63
6.2	Authority; Board and Special Committee Approvals	64
6.3	No Conflicts	65
6.4	Consents and Filings	65
6.5	Capitalization	65
6.6	Proxy Statement	66
6.7	Opinion of Financial Advisor	66
6.8	REIT Qualification; Investment Company Act	66
6.9	Fees and Expenses of Brokers	67
6.10	No Other Representations or Warranties	67
SECTION 7.	OTHER COVENANTS AND AGREEMENTS	67
7.1	Public Announcement	67
7.2	Conduct of Business of CC	67
7.3	Conduct of Business of CFI	69
7.4	CFI Management Agreement	70
7.5	Transfer Taxes	70
7.6	Amendment of Certificates	70
7.7	Retention of and Access to Records	71
7.8	Preparation of the Proxy Statement; CFI Stockholders Meeting	71
7.9	Change of Recommendation	72
7.10	Reasonable Best Efforts	73
7.11	Directors’ and Officers’ Indemnification Insurance and Covered Persons	74
7.12	Modification of Existing Restrictions on Transfer and Ownership of Shares	75
7.13	Section 704(c) Method; Cooperation	75
7.14	Section 16 Filings	75
7.15	Registered Investment Advisers	75
7.16	Termination of Agreements	75
7.17	Expenses and Closing Share Consideration	75
7.18	Liability Allocation	76
7.19	Amendment to Form ADV	76
7.20	NYSE	76
7.21	Certain Management Agreements	76
7.22	Actions Relating to the Initial Resale Registration Statement	77
7.23	Limited Use of Colony Name	77
SECTION 8.	CONDITIONS	78
8.1	Conditions to Each Party’s Obligations	78
8.2	Conditions to Obligations of CFI and OP	78
8.3	Conditions to Obligations of the Contributors	79
SECTION 9.	TERMINATION; EFFECT OF TERMINATION	80
9.1	Termination	80
9.2	Effect of Termination	81
SECTION 10.	SURVIVAL AND INDEMNIFICATION	81
10.1	Survival	81
10.2	Indemnification of CC Indemnified Parties	82

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10.3	Indemnification of CFI Indemnified Parties	82
10.4	Limitations on Indemnification	83
10.5	Indemnification Claims	84
10.6	Third Party Claims; Procedures	84
10.7	Form of Payment	86
10.8	Exclusive Remedy	86
10.9	Tax Treatment of Payment	86
SECTION 11.	MISCELLANEOUS PROVISIONS	87
11.1	Interpretation and Usage	87
11.2	Amendment and Modification	87
11.3	Waiver of Compliance; Consents	88
11.4	Actions of CFI	88
11.5	Expenses	88
11.6	No Third Party Beneficiaries	88
11.7	Notices	88
11.8	Assignment	90
11.9	Governing Law and Venue	90
11.10	Counterparts	90
11.11	Specific Performance	90
11.12	Entire Agreement	91
11.13	Severability	91
11.14	WAIVER OF JURY TRIAL	91

EXHIBITS

Exhibit A –	Form of Charter Amendment
Exhibit B –	Barrack Employment Agreement
Exhibit C –	Saltzman Employment Agreement
Exhibit D –	CC/Barrack Lock-Up and Liquidated Damages Agreement
Exhibit E –	Saltzman Share Transfer and Liquidated Damages Agreement
Exhibit F –	CCH Lock-Up Agreement
Exhibit G –	FHB LLC Lock-Up Agreement
Exhibit H –	Registration Rights Agreement
Exhibit I –	Barrack Restrictive Covenant Agreement
Exhibit J –	Saltzman Restrictive Covenant Agreement
Exhibit K –	Form of CRM Investment Management Agreement
Exhibit L –	Form of Assignment of Member Interests
Exhibit M	Form of CAH License Agreement
Exhibit N –	Form of OP LLC Agreement

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CONTRIBUTION AND IMPLEMENTATION AGREEMENT

This Contribution and Implementation Agreement (this “Agreement”), is entered into as of December 23, 2014, by and among Colony Financial, Inc., a Maryland corporation (“CFI”), CFI RE Masterco, LLC, a Delaware limited liability company and wholly-owned subsidiary of CFI (“OP”), Colony Capital, LLC, a Delaware limited liability company (“CC”), Colony Capital Holdings, LLC, a Delaware limited liability company (“CC Holdings”), and Colony Capital OP Subsidiary, LLC, a Delaware limited liability company and wholly owned subsidiary of CC (“NewCo”), CCH Management Partners I, LLC, a Delaware limited liability company (“CCH”), FHB Holding LLC, a Delaware limited liability company (“FHB LLC”) and Richard Saltzman (“Saltzman”, together with CC Holdings, CC, CCH and FHB LLC, collectively, the “Contributors” and each, a “Contributor”).

WHEREAS, upon the terms and conditions set forth in this Agreement, prior to the Closing (as defined hereinafter), CFI will contribute to OP and OP will acquire from CFI, the CFI Contributed Assets (as defined hereinafter);

WHEREAS, upon the terms and conditions set forth in this Agreement, prior to the Closing, CC Holdings, CC and CCH will contribute to NewCo and NewCo will acquire from CC Holdings, CC and CCH, the CC Contributed Assets;

WHEREAS, upon the terms and conditions set forth in this Agreement, at the Closing, (i) CC Holdings, CC and CCH will contribute to OP and OP will acquire from CC Holdings, CC and CCH, the membership interests in NewCo held by CC Holdings, CC and CCH (which constitute all of the membership interests of NewCo) (the “NewCo Interests”), (ii) FHB LLC will contribute to OP and OP will acquire from FHB LLC membership interests of Colony Realty Partners LLC (“CRP”) in the aggregate equal to 50% of the outstanding membership interests of CRP (the “CRP Interests”) (the remaining 50% of the outstanding membership interests of CRP (the “CRM CRP Interests”) being owned by Colony Realty Member, LLC (“CRM”)); and (iii) Saltzman will contribute to OP and OP will acquire from Saltzman membership interests in CRM in the aggregate equal to 40% of the outstanding membership interests of CRM (the “CRM Interests”) (the remaining 60% of the outstanding membership interests being owned by Colony CRP Managing Member, LLC, a wholly owned Subsidiary of CC), in each case, in exchange for the applicable portion of the Consideration (as defined hereinafter);

WHEREAS, concurrently with this Agreement, each of Thomas J. Barrack, Jr. and Richard B. Saltzman are entering into Employment Agreements (as defined hereinafter), Lock-Up Agreements (as defined hereinafter) and Restrictive Covenant Agreements (as defined hereinafter) with CFI;

WHEREAS, pursuant to a separate contribution agreement, dated as of the date hereof (the “Colony Mark Transfer Agreement”), by and between New Colony Holdings, LLC, CFI and OP, New Colony Holdings, LLC has agreed to, at the Closing, sell the Colony Mark to OP in exchange for shares of CFI Class B Common Stock (as defined hereinafter);

WHEREAS, concurrently with this Agreement, the parties thereto are entering into (i) the Lock-Up Agreements (as defined hereinafter) and (ii) the Registration Rights Agreement (as defined hereinafter);

WHEREAS, the board of directors of CFI (the “CFI Board”), based on the recommendation of a duly authorized and fully empowered committee of the CFI Board comprised solely of independent and disinterested directors of CFI (the “Special Committee”), has determined that entry into this Agreement and the Ancillary Documents to which CFI and/or OP is a party, the consummation of the transactions contemplated hereby and thereby are in the best interests of CFI and its stockholders, and has, in addition, resolved to recommend for approval by the CFI stockholders certain matters contemplated and defined elsewhere by this Agreement and the Ancillary Documents to which CFI and/or OP is a party, as requiring the CFI stockholders’ approval in order to consummate the transactions contemplated hereby and thereby; and

WHEREAS, upon the Closing, CFI shall be renamed Colony Capital, Inc.

NOW, THEREFORE, in consideration of the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties agree as follows:

SECTION 1. DEFINITIONS

1.1 Definitions. In addition to the terms defined elsewhere in this Agreement, the following terms have the meanings set forth in this Section 1.1:

“Account” means any individual non-pooled managed account, investment vehicle or other financial product or structure through which any CC Party manages any single investor’s capital (whether directly or indirectly), irrespective of strategy, investment objective, account type or fee or other compensation structure; provided that, for the avoidance of doubt, Funds shall be deemed not to be Accounts.

“Accounting Principles” means GAAP and, to the extent consistent therewith, the accounting policies, principles and determinations used to prepare the Financial Statements, the CC Reference Working Capital, and the CRP Reference Working Capital applied on a consistent basis.

“Advisers Act” means the Investment Advisers Act of 1940.

“Advisory Client” means, as of any time of determination hereunder, any Person to whom any CC Party provides Investment Management Services as of such time of determination (it being understood however that Fund Clients shall not be considered Advisory Clients).

“Advisory Contract” means any investment management, advisory or sub-advisory Contract, or any other Contract, pursuant to which any CC Party provides Investment Management Services as of any date of determination (it being understood that each CC Assigned Contract set forth under Section 1 of Section 1.1(b) of the CC Disclosure Letter and each asset management agreement listed in Section 5.14(a) of the CC Disclosure Letter is an Advisory Contract hereunder).

“Affiliate” means, with respect to a specified Person, any Person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, the specified Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor or otherwise. For the avoidance of doubt, (i) CC and its Subsidiaries, on the one hand, and CFI and its Subsidiaries, on the other hand, shall not be deemed Affiliates of the other for purposes of this Agreement and (ii) no fund, investment vehicle, or investment product managed by CC, CFI, or their respective Subsidiaries shall be deemed an Affiliate of CC or CFI.

“Aggregate Contingent Consideration” means $110,000,000.

“Allocation Factor” means an amount equal to (i) 1.00 minus (ii) a fraction, the numerator of which is (A) $15,000,000, and the denominator of which is (B) $547,500,000.

“Ancillary Document” means the Employment Agreements, the Registration Rights Agreement, the CAH License Agreement, the CRM Investment Management Agreement, the Assignment of Member Interests, the Lock-Up Agreements, the Restrictive Covenant Agreements, the OP LLC Agreement and the Colony Mark Transfer Agreement.

“Applicable Contingent Consideration Percentage” means, with respect to (i) FHB, 3.909%, (ii) Saltzman, 1.564%, (iii) CCH, 13.646% and (iv) CC, 80.881%.

“Applicable Indemnification Percentage” means, as of any date, with respect to each Contributor, a fraction, the numerator of which is (i) the Consideration received by such Contributor pursuant to this Agreement on or prior to such date and the denominator of which is (ii) the aggregate Consideration received by all Contributors pursuant to this Agreement on or prior to such date.

“Applicable Closing Consideration Share Percentage” means 11.231%.

“Applicable Closing Consideration Unit Percentage” means, with respect to (i) FHB LLC, 3.909%; (ii) Saltzman, 1.564%; (iii) CCH, 6.789%; and (iv) CC, 76.507%.

“Applicable Reallocated Consideration Share Percentage” means 22.123%.

“Applicable Reallocated Consideration Unit Percentage” means, with respect to (i) FHB, 3.909%, (ii) Saltzman, 1.564%, (iii) CCH, 13.646% and (iv) CC, 58.758%.

“Assets” means, with respect to any Person, any and all of such Person’s right, title and ownership interest in and to all properties, assets, claims, Contracts and businesses of every kind, character and description, whether real, personal or mixed, tangible or intangible, whether accrued, contingent or otherwise, and wherever located (including in the possession of vendors or other third parties or elsewhere), in each case whether or not recorded or reflected on the books and records or financial statements of such Person.

“Authority” means any U.S. or non-U.S. federal, state, provincial, local or other governmental or quasi-governmental, administrative, regulatory or judicial court, department, commission, agency, board, bureau, instrumentality or other authority. For avoidance of doubt, this term includes the New York Stock Exchange.

“Benefit Plan” means each (i) employee benefit plan (as defined in Section 3(3) of ERISA), (ii) other employment, compensation, bonus, incentive, deferred compensation, pension, profit sharing, retirement, equity or equity-based award, change in control, severance, salary continuation, retention, termination pay or similar plan, contract, program, fund, policy, practice, arrangement or agreement, and (iii) other life, medical or other welfare or employee benefit insurance, vacation, or fringe benefit plan, contract, program, fund, policy, practice, arrangement or agreement, and any trust, escrow or similar agreement related to any of the foregoing, whether or not funded.

“Business Day” means any day other than (a) Saturday and Sunday or (b) any other day on which banks in New York, New York or Los Angeles, California are permitted or required to be closed.

“Business Employees” means any individual who is an employee of a CC Party.

“Cash” means cash, checks, money orders, marketable securities, short-term instruments and other cash equivalents, funds in time and demand deposits or similar accounts other than any such items that are subject to restrictions on repatriation to the United States (whether through exchange controls, Taxes or other means).

“CC Assigned Contracts” means collectively, all Contracts to which CC, CCH or CC Holdings is party or under which CC, CCH or CC Holdings is bound, or to which any CC Contributed Assets held by CC, CCH or CC Holdings are subject (other than any Contract exclusively related to the CC Retained Business), including those Contracts set forth in Section 1.1(b) of CC Disclosure Letter.

“CC Closing Adjustment” means (i) CC Closing Date Cash minus (ii) CC Closing Unpaid Indebtedness plus (iii) if the CC Working Capital exceeds the CC Reference Working Capital, an amount equal to such excess, minus (iv) if the CC Reference Working Capital exceeds the CC Working Capital, an amount equal to such excess.

“CC Closing Adjustment Cash Cap” means $25 million.

“CC Closing Date Cash” means the aggregate amount of all Cash held by NewCo and its consolidated Subsidiaries (other than CRP and its consolidated Subsidiaries) as of immediately prior to the Closing (after giving effect to the CC Pre-Closing Contribution but without giving effect to the CFI Pre-Closing Contribution) determined in accordance with the Accounting Principles.

“CC Closing Cash Consideration” means the sum of (i) the CC Closing Adjustment; provided, that if the CC Closing Adjustment is in excess of the the CC Closing Adjustment Cash Cap, for purposes of clause (i), the CC Closing Adjustment shall be deemed to be the amount of the CC Closing Adjustment Cash Cap; provided, further, if the CC Closing Adjustment is a negative number, for purposes of clause (i), the CC Closing Adjustment shall be deemed to be $0; and (ii) the product of (A) the CRP Closing Adjustment multiplied by (B) 0.30; provided, that if the CRP Closing Adjustment is in excess of the the CRP Closing Adjustment Cash Cap, for purposes of clause (ii)(A), the CRP Closing Adjustment shall be deemed to be the amount of the CRP Closing Adjustment Cash Cap; provided, further, if the CRP Closing Adjustment is a negative number, for purposes of clause (ii)(A), the CRP Closing Adjustment shall be deemed to be $0.

“CC Closing Share Consideration” means a number of shares of CFI Class A Common Stock equal to the sum of (i) (A) the Closing Consideration divided by (B) the Reference CFI Common Stock Price multiplied by (C) the Applicable Closing Consideration Share Percentage plus (ii) (A) the Closing Reallocated Consideration divided by (B) the Reference CFI Common Stock Price multiplied by (C) the Applicable Reallocated Consideration Share Percentage minus (iii) (A) the CC Closing Transaction Expenses divided by (B) the Reference CFI Common Stock Price multiplied by (C) the Applicable Reallocated Consideration Share Percentage.

“CC Closing Unit Consideration” means a number of OP Common Units (rounded to the nearest whole unit) equal to the sum of (i) (A) the Closing Consideration divided by (B) the Reference CFI Common Stock Price multiplied by (C) CC’s Applicable Closing Unit Percentage; plus (ii) (A) the Closing Reallocated Consideration divided by (B) the Reference CFI Common Stock Price multiplied by (C) CC’s Applicable Reallocated Consideration Unit Percentage; minus (iii) (A) the CC Closing Transaction Expense divided by (B) the Reference CFI Common Stock Price multiplied by (C) CC’s Applicable Reallocated Consideration Unit Percentage; plus (iv) (A) the excess, if any, of the CC Closing Adjustment over the CC Closing Adjustment Cash Cap divided by (B) the Reference CFI Common Stock Price; minus (v) if the CC Closing Adjustment is a negative number, (A) the absolute value of the CC Closing Adjustment divided by (B) the Reference CFI Common Stock Price; plus (vi) (A) the excess, if any, of the CRP Closing Adjustment over the CRP Closing Adjustment Cash Cap divided by (B) the Reference CFI Common Stock Price multiplied by (C) 0.30 minus (vi) if the CRP Closing Adjustment is a negative number, (A) the absolute value of the CRP Closing Adjustment divided by (B) the Reference CFI Common Stock Price; multiplied by (C) 0.30.

“CC Closing Unpaid Indebtedness” shall mean all Indebtedness of NewCo and its consolidated Subsidiaries (other than CRP and its consolidated Subsidiaries) that remains unpaid as of immediately prior to the Closing excluding Indebtedness set forth on Section 1.1(g) of CC Disclosure Letter.

“CC Contributed Business” means the business conducted by CC Holdings, CC, CCH and their respective Subsidiaries, in each case, as conducted on the Closing Date, other than the CC Retained Business.

“CC Contributed Entities” means all of the direct Subsidiaries of CC Holdings, CC or CCH, other than the CC Retained Entities and NewCo, including those set forth in Section 1.1(c) of the CC Disclosure Letter.

“CC Contributed Interests” means all of the equity interests held by CC Holdings, CC or CCH, as applicable, in each of the CC Contributed Entities.

“CC Contribution Closing Date” means the date of the CC Contribution Closing.

“CC Current Assets” means the sum of all assets of NewCo and its consolidated Subsidiaries (other than CRP and its consolidated Subsidiaries) as of immediately prior to the Closing (after giving effect to the CC Pre-Closing Contribution but without giving effect to the CFI Pre-Closing Contribution) to the extent that such assets are reasonably expected to be realized in cash or sold or consumed within one year following Closing, which assets are expected to include (i) accounts receivable, including investment management fees receivable, receivables from affiliates, and receivables from General Partner affiliate entities, (ii) advances to affiliates for due diligence costs, (iii) employee loans and receivables, (iv) prepaid assets, (v) security deposits, and (vi) other current assets; provided that additional assets may be included as “CC Current Assets” in accordance with the Accounting Principles. For the avoidance of doubt, “CC Current Assets” shall not include Cash.

“CC Current Liabilities” means the sum of all Liabilities of NewCo and its consolidated Subsidiaries (other than CRP and its consolidated Subsidiaries) as of immediately prior to the Closing (after giving effect to the CC Pre-Closing Contribution but without giving effect to the CFI Pre-Closing Contribution) to the extent that such Liabilities are reasonably expected to be settled or earned within one year following Closing or are due upon demand, which Liabilities are expected to include (i) accounts payable, (ii) accrued bonuses, (iii) accrued taxes, (iv) accrued salaries and payroll taxes, (v) advances for fund due diligence expenses, (v) accrued placement fees, (vi) other accrued liabilities, and (vii) deferred income expected to be earned within one year of Closing; provided that additional Liabilities may be included as “CC Current Liabilities” in accordance with Accounting Principles. For the purposes of calculating the Estimated CC Working Capital and the CC Final Working Capital amounts, “CC Current Liabilities” shall not include (A) CC Closing Unpaid Indebtedness; and (B) any Liability for the CC Transaction Expenses.

“CC Material Adverse Effect” means any change, event, occurrence, circumstance, development or effect that, individually or in the aggregate, (A) has a material adverse effect on the business, results of operations, assets, liabilities or financial condition of the CC Contributed Business, taken as a whole, or (B) materially impairs or delays the ability of any Contributor to consummate the transactions contemplated by this Agreement, other than, in the case of the foregoing clause (A), any change, event, development or effect that results from or is related to (i) general economic conditions or local, regional, national or international conditions in any of the industries in which the CC Contributed Business is conducted, (ii) changes in Law, GAAP or other applicable accounting standards or the interpretations thereof, (iii) acts of God or other calamities, national or international political or social conditions, including the engagement by any country in hostilities, whether commenced before or after the date hereof, and whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack (provided, that with respect to clauses (i)-(iii), any such event, change, development or state of facts shall be taken into account for purposes of determining if a CC Material Adverse Effect has or is reasonably expected to have occurred only if such event, change, development or state of facts, individually or in the aggregate, has a materially disproportionate impact on CC, its Subsidiaries, or the CC Contributed Business, taken as a whole, relative to other Persons in the same industry in which CC and its Subsidiaries conduct their business), (iv) any failure to meet internal projections relating to the CC Contributed Business (it being understood that the underlying causes of, or factors contributing to, the failure to meet such projections may be taken into account in determining whether a CC Material Adverse Effect has occurred except to the extent otherwise excepted pursuant to clauses (i)-(iii) and (v) of this definition), (vi) the announcement or pendency of, or the taking of any action required by, or the failure to take any action where such action is expressly prohibited by, this Agreement and the Ancillary Documents.

“CC Parties” means CC Holdings, CC, CCH, CRP and their respective Subsidiaries.

“CC Reference Working Capital” means negative $5,000,000.

“CC Retained Business” means the business conducted by CC and the CC Retained Entities, in each case, as conducted on or following the Closing Date, exclusively related to their ownership stake in Colony American Homes, Inc.

“CC Retained Entities” means collectively, (i) Colony AH Member LLC, (ii) Manager HoldCo LLC, (iii) CAH Holdings II Onshore GP, LLC, (iv) Colony CRP Managing Member, LLC, (v) Colony Realty Member, LLC, (vi) CRP, (vii) Colony CP Member, LLC, (viii) Colony Global Holdings Parent, LLC, (ix) Colony Capital MENA, LLC; (x) Colony Smeralda Co-Investment Genpar, LLC; (xi) Colony Axle Co-Investment Genpar, LLC; (xii) Colony Milestone Co-Investment Genpar, LLC, (xii) any Subsidiaries of any of the foregoing CC Retained Entities and (xiv) CC; provided, that until such time as the FCA Consents and the Colyzeo LP Consents are obtained, each of CIML and CIAL shall be deemed to be CC Retained Entities.

“CC Transaction Expenses” means the aggregate amount of all fees and expenses incurred by or on behalf of, or paid or payable by, CC, NewCo or any Subject Entities, arising from or in connection with the consideration, review, pursuit, negotiation, execution or performance of this Agreement, any Ancillary Documents or the consummation of the transactions contemplated hereby or thereby, in each case incurred or payable on or prior to the Closing (or the earlier termination of this Agreement), including (A) all brokers’ or finders’ fees and (B) fees and expenses of counsel, advisors, consultants, investment bankers, other financial advisors, accountants, auditors and experts; provided that CC Transaction Expenses shall not include any payments or expenses contemplated by the CFI Management Agreement (including any portion of the CFI Manager Fees and Expenses Amount).

“CC Working Capital” means, on a consolidated basis, the amount equal to CC Current Assets less CC Current Liabilities.

“CCH Closing Unit Consideration” means a number of OP Common Units (rounded to the nearest whole unit) equal to the sum of (i) (A) the Closing Consideration divided by (B) the Reference CFI Common Stock Price multiplied by (C) CCH’s Applicable Closing Unit Percentage plus (ii) (A) the Closing Reallocated Consideration divided by (B) the Reference CFI Common Stock Price multiplied by (C) CCH’s Applicable Reallocated Consideration Unit Percentage minus (ii) (A) the Closing CC Transaction Expenses divided by (B) the Reference CFI Common Stock Price multiplied by (C) CCH’s Applicable Reallocated Consideration Unit Percentage.

“CFI Class A Common Stock” means the CFI Common Stock following its designation as Class A common stock of CFI, par value $0.01 per share, in accordance with the Charter Amendment.

“CFI Class B Common Stock” means a class of common stock, par value $0.01 per share, of CFI, to be created prior to the Closing, which will initially entitle each holder to 36.5 votes per share held on all matters subject to a vote of the holders of CFI Class A Common Stock, and which will have the same economic interest in the Company as CFI Class A Common Stock.

“CFI Common Stock” means the common stock of CFI, par value $0.01 per share, prior to its designation as CFI Class A Common Stock in accordance with the Charter Amendment.

“CFI Contributed Interests” means those interests of CFI as set forth in Section 1.1(a) of the CFI Disclosure Letter.

“CFI Contribution Closing Date” means the date of the CFI Contribution Closing.

“CFI Manager” means Colony Financial Manager, LLC, a Delaware limited liability company and wholly-owned subsidiary of CC.

“CFI Management Agreement” means the Second Amended and Restated Management Agreement, dated as of March 6, 2013, by and among CFI, Colony Financial TRS, LLC, a Delaware limited liability company and wholly-owned subsidiary of CFI and CFI Manager.

“CFI Manager Fees and Expenses Amount” means all fees, expenses, reimbursements and other amounts accrued and unpaid by CFI and TRS to CFI Manager pursuant to the CFI Management Agreement as of the Closing.

“CFI Material Adverse Effect” means any change, event, occurrence, circumstance, development or effect that, individually or in the aggregate, (A) has a material adverse effect on the business, results of operations, assets or liabilities or financial condition of the business of CFI and its Subsidiaries, taken as a whole, or (B) materially impairs or delays the ability of CFI and its Subsidiaries to consummate the transactions contemplated by this Agreement, other than, in the case of the foregoing clause (A), any change, event, development or effect that results from or is related to (i) general economic conditions or local, regional, national or international conditions in any of the industries in which CFI’s business is conducted, (ii) changes in Law, GAAP or other applicable accounting standards or the interpretations thereof, (iii) acts of God or other calamities, national or international political or social conditions, including the engagement by any country in hostilities, whether commenced before or after the date hereof, and whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack (provided, that with respect to clauses (i)-(iii), any such event, change, development or state of facts shall be taken into account for purposes of determining if a CFI Material Adverse Effect has or is reasonably expected to have occurred only if such event, change, development or state of facts, individually or in the aggregate, has a materially disproportionate impact on CFI and its Subsidiaries, taken as a whole, relative to other Persons in the same industry in which CFI and its Subsidiaries conduct their business), (iv) any failure to meet internal projections (it being understood that the underlying causes of, or factors contributing to, the failure to meet such projections may be taken into account in determining whether a CFI Material Adverse Effect has occurred except to the extent otherwise excepted pursuant to clauses (i)-(iii) and (v) of this definition), (v) the announcement or pendency of, or the taking of any action required by, or the failure to take any action where such action is expressly prohibited by, this Agreement and the Ancillary Documents.

“Charter Amendment” means the amendment to the Articles of Amendment and Restatement of CFI, in the form attached hereto as Exhibit A (with such changes hereinafter agreed to by CC and CFI in writing).

“CIAL” means Colyzeo Investment Advisors Limited (UK).

“CIML” means Colyzeo Investment Management Limited (UK).

“CIML Investment Management Agreement” means an investment management services agreement by and between CC (or an Affiliate thereof designated by CC) and OP (or an Affiliate thereof designated by OP).

“Client” means the Advisory Clients and the Fund Clients.

“Closing CC Transaction Expenses” means any (i) CC Transaction Expenses unpaid as of the Closing and as set forth on the Disbursement Schedule multiplied by (ii) the Allocation Factor.

“Closing CFI Common Stock Count” means the number of shares of CFI Common Stock issued and outstanding as of the Closing (including any restricted shares of CFI Common Stock outstanding under CFI’s 2011 Equity Incentive Plan or CFI’s 2014 Equity Incentive Plan), on a fully diluted basis, including for such purposes the number of New Shares to be issued to CC pursuant to Section 3.3.

“Closing CFI Series A Preferred Stock Count” means the number of shares of CFI Series A Preferred Stock issued and outstanding as of the Closing.

“Closing CFI Series B Preferred Stock Count” means the number of shares of CFI Series B Preferred Stock issued and outstanding as of the Closing.

“Closing Consideration” shall equal $532,500,000.

“Closing Reallocated Consideration” means (i) Reallocated Consideration multiplied by (ii) the Allocation Factor.

“Code” means the Internal Revenue Code of 1986.

“Colony Mark” means the Mark “COLONY” and all variations thereof and all goodwill connected with the use thereof and symbolized thereby.

“Colyzeo LP Consents” means any Consent of the limited partners of Colyzeo Investors, L.P., Colyzeo Investors II, L.P, or Colyzeo Investors II Blue AIV, L.P. required to be obtained prior to the contribution of the controlling general partner interests in such Funds to NewCo pursuant to Section 2.1 of this Agreement.

“Consent” means any consent, approval, ratification, waiver or other authorization.

“Contract” means any agreement, contract, subcontract, lease, binding understanding, obligation, promise, instrument, indenture, mortgage, note, option, warranty, purchase order, license, sublicense, commitment or undertaking of any nature, which, in each case, is legally binding upon a party or on any of its Affiliates.

“Contributed Benefit Plan” means each Contributed Domestic Benefit Plan and Contributed Foreign Benefit Plan.

“Contributed Domestic Benefit Plan” means a Benefit Plan in which any current or former employee, officer, director or independent contractor of a Subject Entity who is located in the United States is eligible to participate and (x) that is either sponsored or maintained by a Subject Entity, (y) to which a Subject Entity is a party or contributes or is required to contribute, pay premiums or make other payments, but in each case excluding any such Benefit Plan that is mandated by an Authority or (z) with respect to which a Subject Entity or any ERISA Affiliate of a Subject Entity has any liability or reasonably expects to have liability (contingent or otherwise).

“Contributed Foreign Benefit Plan” means a Benefit Plan in which any current or former employee, officer, director or independent contractor of a Subject Entity who is located outside of the United States is eligible to participate and (x) that is either sponsored or maintained by a Subject Entity, (y) to which a Subject Entity is a party or contributes or is required to contribute, pay premiums or make other payments, but in each case excluding any such Benefit Plan that is mandated by an Authority or (z) with respect to which a Subject Entity or any ERISA Affiliate of a Subject Entity has any liability or reasonably expects to have liability (contingent or otherwise).

“Copyright” means any registered or unregistered writing or other work of authorship, including without limitation, all works recognized as copyrighted or copyrightable under the U.S. Copyright Act, regardless of format or media, and all applications and registrations relating thereto.

“CRP Closing Adjustment” means (i) CRP Closing Date Cash minus (ii) CRP Closing Unpaid Indebtedness plus (iii) if the CRP Working Capital exceeds the CRP Reference Working Capital, an amount equal to such excess, minus (iv) if the CRP Reference Working Capital exceeds the CRP Working Capital, an amount equal to such excess.

“CRP Closing Adjustment Cash Cap” means $5 million.

“CRP Closing Date Cash” means the aggregate amount of all Cash held by CRP and its consolidated Subsidiaries as of immediately prior to the Closing determined in accordance with the Accounting Principles.

“CRP Closing Unpaid Indebtedness” shall mean all Indebtedness of CRP and its consolidated Subsidiaries that remains unpaid as of immediately prior to the Closing.

“CRP Current Assets” means the sum of all assets of CRP and its consolidated Subsidiaries as of immediately prior to the Closing to the extent that such assets are reasonably expected to be realized in cash or sold or consumed within one year following Closing, which assets are expected to include (i) accounts receivable, including investment management fees receivable, receivables from affiliates, and receivables from General Partner affiliate entities, (ii) advances to affiliates for due diligence costs, (iii) employee loans and receivables, (iv) prepaid assets, (v) security deposits, and (vi) other current assets; provided that additional assets may be included as “CRP Current Assets” in accordance with the Accounting Principles. For the avoidance of doubt, “CRP Current Assets” shall not include Cash.

“CRP Current Liabilities” means the sum of all Liabilities of CRP and its consolidated Subsidiaries as of immediately prior to the Closing to the extent that such Liabilities are reasonably expected to be settled or earned within one year following Closing or are due upon demand, which Liabilities are expected to include (i) accounts payable, (ii) accrued bonuses, (iii) accrued taxes, (iv) accrued salaries and payroll taxes, (v) advances for fund due diligence expenses, (v) accrued placement fees, (vi) other accrued liabilities, and (vii) deferred income expected to be earned within one year of Closing; provided that additional Liabilities may be included as “CRP Current Liabilities” in accordance with the

Accounting Principles. For the purposes of calculating the Estimated CRP Working Capital and the CRP Final Working Capital amounts, “CRP Current Liabilities” shall not include (A) CRP Unpaid Indebtedness; and (B) any Liability for the CC Transaction Expenses.

“CRP Reference Working Capital” means $0.

“CRP Working Capital” means, on a consolidated basis, the amount equal to CRP Current Assets less CRP Current Liabilities.

“Employment Agreements” means collectively, (i) the employment agreement, dated as of the date hereof, to be effective as of the Closing, between CFI and Thomas J. Barrack, Jr., as set forth in Exhibit B hereto and (ii) the employment agreement, dated as of the date hereof, to be effective as of the Closing, between CFI and Richard B. Saltzman, as set forth in Exhibit C hereto.

“Encumbrance” means, with respect to any asset or security, any mortgage, deed of trust, lien, pledge, charge, security interest, conditional sale or other security arrangement, collateral assignment, adverse claim of title, ownership or right to use, restriction, right of first refusal or offer or other encumbrance of any kind in respect of such asset or security.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any Person who, together with the applicable Person is or has ever been deemed to be a “single employer” within the meaning of Section 4001(b) of ERISA or who is or has ever been under common control with the applicable Person (within the meaning of Section 414 of the Code) or a member of an affiliated service group with the applicable Person within the meaning of Section 414 of the Code.

“ERISA Client” means any Client to which any CC Party provides services in connection with the CC Contributed Business that is, to the knowledge of any CC Party after reasonable inquiry, (i) an employee benefit plan, as defined in Section 3(3) of ERISA that is subject to Title I of ERISA or a plan subject to Section 4975 of the Code; (ii) a Person acting on behalf of such an employee benefit plan or plan; or (iii) an entity whose underlying assets are deemed to constitute the assets of such a an employee benefit plan or plan, within the meaning of ERISA and applicable regulations.

“Exchange Act” means the Securities Exchange Act of 1934.

“FCA Consent” means any Consent of the Financial Conduct Authority of the United Kingdom required to be obtained prior to Closing for the contribution of CIML to NewCo pursuant to Section 2.1 of this Agreement or the issuance of preferred stock of CIML to NewCo, OP or a Subsidiary of either of the foregoing.

“FHB LLC Closing Cash Consideration” means the product of (i) the CRP Closing Adjustment multiplied by (ii) 0.50; provided, that if the CRP Closing Adjustment is in excess of the the CRP Closing Adjustment Cash Cap, for purposes of clause (i), the CRP Closing Adjustment shall be deemed to be the amount of the CRP Closing Adjustment Cash Cap; provided, further, if the CRP Closing Adjustment is a negative number, for purposes of clause (i), the CRP Closing Adjustment shall be deemed to be $0.

“FHB LLC Closing Unit Consideration” means a number of OP Common Units (rounded to the nearest whole unit) equal to the sum of (i) (A) the Closing Consideration divided by (B) the Reference CFI Common Stock Price multiplied by (C) FHB LLC’s Applicable Closing Unit Percentage; plus (ii) (A) the Closing Reallocated Consideration divided by (B) the Reference CFI Common Stock Price multiplied by (C) FHB LLC’s Applicable Reallocated Consideration Unit Percentage; minus (iii) (A) the Closing CC Transaction Expenses divided by (B) the Reference CFI Common Stock Price multiplied by (C) FHB LLC’s Applicable Reallocated Consideration Unit Percentage; plus (iv) (A) the excess, if any, of the CRP Closing Adjustment over the CRP Closing Adjustment Cash Cap divided by (B) the Reference CFI Common Stock Price multiplied by (C) 0.50; minus (v) if the CRP Closing Adjustment is a negative number, (A) the absolute value of the CRP Closing Adjustment divided by (B) the Reference CFI Common Stock Price; multiplied by (C) 0.50.

“Fund” means any pooled investment fund, vehicle, or account (i) for which any CC Party acts as a general partner, trustee or managing member (or in a similar capacity) or (ii) for which any CC Party acts as an investment adviser, investment manager or otherwise provides investment advisory or sub-advisory services, including the Subject Funds (it being understood however that Accounts shall be deemed not to be Funds).

“Fund Agreement” means, with respect to each Subject Fund, the limited partnership agreement, operating agreement, memorandum and articles of association and/or other governing or organizational documents of such Subject Fund, as in effect as of the date hereof.

“Fund Client” means, as of any time of determination hereunder, each limited partner, shareholder and equity holder of each of the Subject Funds, in each case as of such time of determination.

“GAAP” means accounting principles generally accepted in the United States.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

“Indebtedness” means, with respect to any Person, without duplication: (i) indebtedness of such Person for borrowed money; (ii) indebtedness for borrowed money of any other Person guaranteed in any manner by such Person; (iii) obligations of such Person as lessee under any leases which are required to be capitalized in accordance with GAAP, contingently or otherwise, as obligor or guarantor; (iv) all obligations to pay the deferred and unpaid purchase price of property and equipment which have been delivered, and (v) net cash payment obligations under swaps, options, derivatives and other hedging agreements or arrangement that will be payable upon termination thereof (assuming they were terminated on the date of determination).

“Intellectual Property” means all intellectual property, including the following: (i) all Marks; (ii) all patents and patent applications, including any provisional, utility, continuation, continuation-in-part or divisional applications, and all reissues thereof and all reexamination certificates issuing therefrom; (iii) all Copyrights; (iv) all know-how or other trade secrets; (v) all software programs and related documentation; and (vi) the right to sue for and recover damages, assert, settle and/or release any claims or demands and obtain all other remedies and relief at law or equity for any past, present or future infringement or misappropriation of any of the foregoing.

“Investment Company Act” means the Investment Company Act of 1940.

“Investment Management Services” means acting as an “investment adviser” within the meaning of the Advisers Act, and performing activities related or incidental thereto including any services which involve all or any of the following: (a) the management of an investment account or fund (or portions thereof or a group of investment accounts or funds) for compensation, and (b) the giving of advice, whether discretionary or non-discretionary, including sub-advisory services, with respect to the investment, disposition and/or reinvestment of assets or funds (or any group of assets or funds) for compensation.

“IRS” means the United States Internal Revenue Service.

“Issuance” means collectively the issuances of (i) the shares of CFI Class A Common Stock to CC as Consideration under this Agreement, (ii) the OP Common Units to the Contributors as Consideration under this Agreement and any shares of CFI Class A Common Stock to be issued upon redemption of such OP Common Units and (iii) the shares of CFI Class A common Stock and CFI Class B Common Stock to New Colony Holdings, LLC under the Colony Mark Transfer Agreement.

“Knowledge” means, (i) with respect to CC, the actual knowledge of any one or more of Thomas J. Barrack, Jr., Richard B. Saltzman, Ronald M. Sanders, Kevin Traenkle and Mark M. Hedstrom and (ii) with respect to CFI, the actual knowledge of any member of the Special Committee.

“Law” means any federal, state, provincial, local, municipal or other law, statute, constitution, principle of common law, ordinance, code, Permit, rule, regulation, policy, guideline, ruling, Order or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Authority.

“Liability” means, with respect to any Person, any liability or obligation of that Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, asserted or unasserted, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of that Person in accordance with GAAP.

“Lock-Up Agreements” means, collectively, (i) the Lock-Up and Liquidated Damages Agreement, dated as of the date hereof, to be effective as of the Closing, by and among CFI, CC, OP and Thomas J. Barrack, Jr., as set forth in Exhibit D hereto; (ii) the Share Transfer and Liquidated Damages Agreement, dated as of the date hereof, to be effective as of the Closing, by and among CFI, CC and Richard B. Saltzman, as set forth in Exhibit E hereto; (iii) the Lock-Up Agreement, dated as of the date hereof, to be effective as of the Closing, between CFI, OP and CCH, as set forth in Exhibit F hereto and (iv) the Lock-Up Agreement, dated as of the date hereof, to be effective as of the Closing, between CFI, OP and FHB LLC, as set forth in Exhibit G hereto.

“Losses” means actual out-of-pocket losses, damages, Liabilities, costs or expenses, including reasonable attorneys’ fees.

“Mark” means any registered or unregistered trademark, service mark, trade name, product name, d/b/a, certification mark, Internet domain name, uniform resource locator, slogan, logo symbol, trade dress or other indicia of origin, and all applications or registrations relating thereto and all goodwill connected with the use thereof and symbolized thereby.

“OP Common Units” means Membership Common Units (as defined in the OP LLC Agreement) of OP.

“OP Preferred Units” means Company Preferred Units (as defined in the OP LLC Agreement) of OP.

“OP Series A Preferred Units” means Series A Company Preferred Units (as defined in the OP LLC Agreement) of OP.

“OP Series B Preferred Units” means Series B Company Preferred Units (as defined in the OP LLC Agreement) of OP.

“Order” means any order, writ, injunction, judgment, decree, ruling, assessment or arbitration award of any Authority or arbitrator.

“Ordinary Course of Business” means, with respect to a specified Person, an action that is consistent with the past practices of such Person and is taken in the ordinary course of such Person’s normal operations.

“Organizational Document” means, as to any Person, its certificate or articles of incorporation, its regulations or by-laws or any equivalent documents under the Law of such Person’s jurisdiction of formation.

“Permit” means any license, franchise, approval, registration, consent, exemption, variance, waiver, authorization, certification, listing or permit issued, granted, given or otherwise made available by or under the authority of any Authority.

“Permitted Encumbrance” means (i) (a) Encumbrances for Taxes not yet subject to penalties for nonpayment or which are being actively contested in good faith by appropriate proceedings, (b) statutory liens of landlords and mechanics’, materialmen’s, carriers’, workmen’s, warehousemen’s, repairmen’s, landlords’ or other like Encumbrances and security obligations that are not delinquent, (c) rights granted to any licensee of any Intellectual Property in the Ordinary Course of Business, and (d) requirements and restrictions of zoning, land use, building, environmental and other Laws, (ii) Encumbrances and other recorded and unrecorded monetary and non-monetary Encumbrances set forth in any title policy or title report or survey (or any update of a title policy, title report or survey) received by the Investor prior to the Closing Date with respect to the Leased Real Property, and (iii) liens created by the owner of the fee simple interest in the Leased Real Property that affect the underlying fee simple interest to such Leased Real Property which do not materially impair the operations of the CC Contributed Business as currently conducted thereon.

“Person” means an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity (including any Authority).

“Proceeding” means any action, arbitration, audit, hearing, mediation, claim, investigation, inquiry, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Authority or arbitrator.

“Real Property” means all land, buildings and other structures, facilities or improvements located thereon, all fixtures permanently affixed thereto, and all easements, licenses, rights and appurtenances relating to the foregoing.

“Reallocated Consideration” means the dollar amount equal to $5,000,000 multiplied by the excess, if any, of (i) the volume-weighted average closing price of CFI Common Stock over the 10 trading days prior to tenth calendar day preceding the date of the CFI Stockholders Meeting minus (ii) (A) the Reference CFI Common Stock Price plus (B) $2.00; provided that, Reallocated Consideration shall equal zero if the number in the foregoing clause (i) is less than the number in the foregoing clause (ii); provided, further, that, Reallocated Consideration shall not exceed $15,000,000.

“Reallocation Factor” means the fraction the numerator of which is (i) the excess of Aggregate Contingent Consideration over Reallocated Consideration, and the denominator of which is (ii) the Aggregate Contingent Consideration.

“Reference CFI Common Stock Price” means $22.05.

“Registration Rights Agreement” means the registration rights agreement, dated the date hereof, by and among CFI, CC, New Colony Holdings, LLC, a Delaware limited liability company, CCH, FHB LLC, Saltzman, Richard B. Saltzman, and the persons named in Schedule I thereto, as set forth in Exhibit H hereto.

“Representatives” means, as to any Person, its directors, officers, employees, agents, attorneys, accountants and financial advisors.

“Required Agreements” means, collectively, each Employment Agreement, Lock-Up Agreement (if applicable) and Restrictive Covenant Agreement with Thomas J. Barrack, Jr. and Richard B. Saltzman

“Required Individuals” means the following persons: Ronald M. Sanders, Darren J. Tangen, Kevin Traenkle, Scott D. Freeman, Mark M. Harmeling, and Henry G. Brauer.

“Restrictive Covenant Agreements” means collectively, (i) the restrictive covenant agreement, dated as of the date hereof, to be effective as of the Closing, between CFI and Thomas J. Barrack, Jr., as set forth in Exhibit I hereto and (ii) the restrictive covenant agreement, dated as of the date hereof, to be effective as of the Closing, between CFI and Richard B. Saltzman, as set forth in Exhibit J hereto.

“Saltzman Closing Cash Consideration” means the product of (i) the CRP Closing Adjustment multiplied by (ii) 0.20; provided, that if the CRP Closing Adjustment is in excess of the the CRP Closing Adjustment Cash Cap, for purposes of clause (i), the CRP Closing Adjustment shall be deemed to be the amount of the CRP Closing Adjustment Cash Cap; provided, further, if the CRP Closing Adjustment is a negative number, for purposes of clause (i), the CRP Closing Adjustment shall be deemed to be $0.

“Saltzman Closing Unit Consideration” means a number of OP Common Units (rounded to the nearest whole unit) equal to the sum of (i) (A) the Closing Consideration divided by (B) the Reference CFI Common Stock Price multiplied by (C) Saltzman’s Applicable Closing Unit Percentage; plus (ii) (A) the Closing Reallocated Consideration divided by (B) the Reference CFI Common Stock Price multiplied by (C) Saltzman’s

Applicable Reallocated Consideration Unit Percentage; minus (ii) (A) the Closing CC Transaction Expenses divided by (B) the Reference CFI Common Stock Price multiplied by (C) Saltzman’s Applicable Reallocated Consideration Unit Percentage plus (iii) (A) the excess, if any, of the CRP Closing Adjustment over the CRP Closing Adjustment Cash Cap divided by (B) the Reference CFI Common Stock Price multiplied by (C) 0.20; minus (iii) if the CRP Closing Adjustment is a negative number, (A) the absolute value of the CRP Closing Adjustment divided by (B) the Reference CFI Common Stock Price; multiplied by (C) 0.20.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Subject Entities” means, collectively, each CC Contributed Entity, CRP and each of their Subsidiaries.

“Subject Funds” means the entities listed on Section 1.1(f) of the CC Disclosure Letter.

“Subsidiary” means, with respect to a specified Person, any other Person in which more than 50% of the securities or other ownership interests having the power to (a) elect a majority of the other Person’s board of directors or other governing body or (b) otherwise direct the business and policies of the other Person, are owned or controlled, directly or indirectly, by (x) the specified Person, (y) the specified Person and one or more Subsidiaries of the specified Person, or (z) one or more Subsidiaries of the specified Person. For the avoidance of doubt, (i) none of the CC Retained Entities (other than CRP, which shall be deemed to be a Subsidiary of CC Holdings, CC and NewCo) shall be deemed to be a Subsidiary of CC Holdings, CC or NewCo, (ii) none of CFI and its Subsidiaries shall be deemed to be a Subsidiary of CC Holdings, CC or any of their respective Subsidiaries, (iii) no fund, investment vehicle, or investment product managed by CC Holdings, CC, CFI, CRP or their respective Subsidiaries or the direct general partner of any such fund, investment vehicle or investment product shall be deemed to be a Subsidiary of CC Holdings, CC, CFI or CRP, (iv) no Subsidiary of CRP shall be deemed to be a Subsidiary of CC Holdings, CC or any of their respective Subsidiaries and (v) no Subsidiary of CC Holdings, CC or any of their respective Subsidiaries shall be deemed to be a Subsidiary of CRP.

“Tax” means all federal, state, local, and foreign taxes, and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto, imposed by any Tax Authority.

“Tax Authority” means the IRS and any other domestic or foreign governmental authority responsible for the administration of any Taxes.

“Tax Return” means any return, statement, declaration, claim for refund, report, estimate, notice, form, schedule, informational return, statement or other document (including estimated Tax returns and reports, withholding Tax returns and reports, any schedule or attachment, information returns and reports and any amendment to any of the foregoing) relating to Taxes.

“Third Party” means any Person who is not a party to this Agreement.

“Transfer Documents” means, collectively, such deeds, bills of sale, assignments, assumptions (including Liability assumption agreements), affidavits and other instruments of contribution, conveyance, transfer and assignment between CC Holdings, CC or CCH and NewCo for the contribution and transfer of the CC Contributed Assets, on the one hand, and between CFI and OP for the contribution and transfer of the CFI Contributed Assets, on the other hand, in form and substance reasonably satisfactory to CC Holdings, CC, CCH, CFI, NewCo and OP, as may be reasonably necessary or advisable under the Laws of the relevant jurisdictions to effect the CC Pre-Closing Contribution and the CFI Pre-Closing Contribution.

“Transfer Taxes” means any sales Tax, use Tax, transfer Tax, documentary stamp Tax, value added Tax or similar Taxes and related fees imposed on the sale or transfer of the CC Contributed Assets or the CC Contributed Interests pursuant to this Agreement or the entering into of this Agreement.

“Transferred Intellectual Property” means all right, title and interest in and to all Intellectual Property of any CC Party primarily used or primarily held for use in connection with the CC Contributed Business, including the Colony Mark.

“TRS” means Colony Financial TRS, LLC, a Delaware limited liability company and wholly-owned subsidiary of CFI.

1.2 Additional Defined Terms. For purposes of this Agreement, the following terms have the meanings specified in the indicated Section of this Agreement:

Accounting Firm	3.4(b)
Adjustment Event	3.6
Agreement	Preamble
Applicable Fund GAAP	5.20(e)
Barrack Privilege Parties	2.1(b)(vi)
Basket	10.4(a)
Benchmark Cumulative FFO	3.5(a)(i)
Business Intellectual Property	5.16(a)
CAH License Agreement	4.2(a)(iv)
Cap	10.4(a)
CC	Preamble
CC Adviser	5.21(a)
CC Assumed Liabilities	2.1(c)
CC Consolidated Entities	5.12(a)
CC Contributed Assets	2.1(a)
CC Contribution Closing	2.1(a)
CC Disclosure Letter	5
CC Holdings	Preamble
CC Pre-Closing Contribution	2.1(a)
CC Retained Assets	2.1(b)
CC Retained Liabilities	2.1(d)
CC Transferred Books and Records	2.1(a)(iv)
CCH	Preamble
CFI	Preamble
CFI Assumed Liabilities	2.2(c)
CFI Board	Recitals
CFI Contributed Assets	2.2(a)

CFI Contribution Closing	2.2(a)
CFI Credit Agreement	2.2(c)
CFI Disclosure Letter	6
CFI GP Investments	3.5(a)(iii)
CFI Indemnified Parties	10.3
CFI Pre-Closing Contribution	2.2(a)
CFI Privilege Parties	2.1(b)(vi)
CFI Retained Assets	2.2(b)
CFI Retained Liabilities	2.2(d)
CFI Stockholders Meeting	7.8(b)
Change of Recommendation	7.9(a)
Claim	10.5(a)
Closing	4.1
Closing Date	4.1
Colony Mark Transfer Agreement	Recitals
Consideration	3.1
Contingent Consideration	3.1
Contingent Consideration Account	3.5(b)
Contingent Consideration Dispute Period	3.5(f)
Contingent Consideration Statement	3.5(e)(iii)
Contingent Consideration Statements	3.5(e)(iii)
Contribution	3.1
Contributor	Preamble
Contributor Indemnified Parties	10.2
Contributors	Preamble
CRM	Recitals
CRM CRP Interests	Recitals
CRM Interests	Recitals
CRM Investment Management Agreement	4.2(a)(ii)
CRP	Recitals
CRP Interests	Recitals
D&O Tail	7.11(b)
Disbursement Schedule	3.2(a)(i)
Dispute Notice	3.4(b)
Estimated CC Closing Adjustment	3.2(a)(ii)
Estimated CC Closing Cash Consideration	3.2(a)(ii)
Estimated CC Closing Date Cash	3.2(a)(ii)
Estimated CC Closing Share Consideration	3.2(a)(ii)
Estimated CC Closing Unit Consideration	3.2(a)(ii)
Estimated CC Closing Unpaid Indebtedness	3.2(a)(ii)
Estimated CC Working Capital	3.2(a)(ii)
Estimated CCH Closing Unit Consideration	3.2(a)(ii)
Estimated CFI Common Stock Count	3.2(a)(ii)
Estimated CFI Series A Preferred Stock Count	3.2(a)(ii)
Estimated CFI Series B Preferred Stock Count	3.2(a)(ii)
Estimated Closing Consideration	3.2(a)(ii)
Estimated Closing Statement	3.2(a)(ii)
Estimated CRP Closing Adjustment	3.2(a)(ii)
Estimated CRP Closing Date Cash	3.2(a)(ii)
Estimated CRP Closing Unpaid Indebtedness	3.2(a)(ii)

Estimated CRP Working Capital	3.2(a)(ii)
Estimated FHB Closing Cash Consideration	3.2(a)(ii)
Estimated FHB Closing Unit Consideration	3.2(a)(ii)
Estimated Saltzman Closing Cash Consideration	3.2(a)(ii)
Estimated Saltzman Closing Unit Consideration	3.2(a)(ii)
FFO Additional Contingent Consideration Amount	3.5(a)(iv)
FFO Additional Contingent Payment Units	3.5(a)(v)
FFO Contingent Consideration Amount	3.5(a)(vi)
FFO Contingent Consideration Statement	3.5(e)(ii)
FFO Contingent Payment Units	3.5(a)(vii)
FFO Lower Threshold	3.5(a)(viii)
FFO Measurement Period	3.5(a)(x)
FFO Target	3.5(a)(x)
FHB	Preamble
Final CC Closing Adjustment	3.4(b)
Final CC Closing Cash Consideration	3.4(b)
Final CC Closing Date Cash	3.4(b)
Final CC Closing Share Consideration	3.4(b)
Final CC Closing Unit Consideration	3.4(b)
Final CC Closing Unpaid Indebtedness	3.4(b)
Final CC Working Capital	3.4(b)
Final CCH Closing Unit Consideration	3.4(b)
Final Closing CFI Common Stock Count	3.4(b)
Final Closing Consideration	3.4(b)
Final Closing Series A Preferred Stock Count	3.4(b)
Final Closing Series B Preferred Stock Count	3.4(b)
Final Closing Statement	3.4(b)
Final CRP Closing Adjustment	3.4(b)
Final CRP Closing Date Cash	3.4(b)
Final CRP Closing Unpaid Indebtedness	3.4(b)
Final CRP Working Capital	3.4(b)
Final FHB Closing Cash Consideration	3.4(b)
Final FHB Closing Unit Consideration	3.4(b)
Final Saltzman Closing Cash Consideration	3.4(b)
Final Saltzman Closing Unit Consideration	3.4(b)
Financial Statements	5.12(a)
Fund Financial Statement	5.20(e)
Government Entity	5.22(b)
Independent Directors	3.5(e)(i)
Interests	6.5(c)
Leased Real Property	5.17(a)
Material Contracts	5.14(a)
New Shares	3.3(b)(ii)
New Units	3.3(b)(i)
NewCo	Preamble
NewCo Interests	Recitals
Non-RE Capital Raise Contingent Consideration Statement	3.5(e)(iii)
Non-RE Capital Raise Contingent Payment Units	3.5(c)(iii)
Non-RE Capital Raise Target	3.5(a)(xi)
Non-RE Cumulative Capital Raise	3.5(a)(xiii)

Notice of Disagreement	3.5(f)
OP	Preamble
OP LLC Agreement	4.2(a)(v)
Payment Due Date	10.6(f)
Per Claim Threshold	10.4(a)
Personal Information	5.23
Post-Closing Statement	3.4(a)
Privacy Policy	5.23
Proxy Statement	7.8(a)
Qualified Third-Party Capital	3.5(a)(xiv)
RE Capital Raise Additional Contingent Consideration Amount	3.5(a)(xv)
RE Capital Raise Additional Contingent Payment Units	3.5(a)(xvi)
RE Capital Raise Contingent Consideration Amount	3.5(a)(xvii)
RE Capital Raise Contingent Consideration Statement	3.5(e)(i)
RE Capital Raise Contingent Payment Units	3.5(a)(xviii)
RE Capital Raise Lower Threshold	3.5(a)(xix)
RE Capital Raise Measurement Period	3.5(a)(xx)
RE Capital Raise Target	3.5(a)(xxi)
RE Cumulative Capital Raise	3.5(a)(xxii)
Real Property Leases	5.17(a)
Recommendation	6.2(b)
REIT	6.8
Requisite CFI Stockholder Approvals	6.2(a)
Requisite Charter Amendment Stockholder Approvals	6.2(a)
Requisite Issuance Stockholder Approvals	6.2(a)
Review Period	3.4(b)
Routine Examination	5.9(a)
Saltzman	Preamble
Share Retention Notice	7.21(b)
Shared Communications	2.1(b)(vi)
Special Committee	Recitals
Third Party Claim	10.6(a)

SECTION 2. PRE-CLOSING CONTRIBUTIONS

2.1 Pre-Closing Contribution by CC Holdings, CC and CCH to NewCo.

(a) Prior to the Closing, and subject to the terms and conditions set forth in this Agreement, CC Holdings, CC and CCH shall, and shall cause their respective Subsidiaries to, contribute, convey, transfer, assign and deliver to NewCo (or a wholly owned Subsidiary of NewCo), and NewCo shall acquire, directly or indirectly, from CC Holdings, CC and CCH, all of the right, title and interest of CC Holdings, CC, CCH and each of their respective Subsidiaries (including, for the avoidance of doubt, the CC Retained Entities) in and to the CC Contributed Assets (the “CC Pre-Closing Contribution”). At the time of the CC Pre-Closing Contribution (the “CC Contribution Closing”), in consideration of the contribution of the CC Contributed Assets by CC Holdings, CC and CCH to NewCo, NewCo shall issue additional membership interests to CC Holdings, CC and CCH, such that all of the issued and outstanding membership interests in NewCo are held by CC Holdings, CC and CCH. As used in this Agreement, the term “CC Contributed Assets” means:

(i) the CC Contributed Interests;

(ii) the CC Assigned Contracts;

(iii) all other Assets (other than CC Retained Assets) used or held for use in connection with the CC Contributed Business except for the Colony Mark, which will be transferred to OP pursuant to the Colony Mark Transfer Agreement; and

(iv) all books and records in the possession or control of CC Holdings, CC or CCH to the extent pertaining to the CC Contributed Assets described in clauses (i) – (iii) above (the “CC Transferred Books and Records”).

(b) Notwithstanding anything to the contrary contained elsewhere in this Agreement, CC Holdings, CC and CCH shall retain (and shall not contribute to NewCo), and NewCo shall not acquire, directly or indirectly, from CC Holdings, CC and CCH, any of CC Holdings’, CC’s or CCH’s right, title or interest in any CC Retained Assets. As used in this Agreement, the term “CC Retained Assets” means:

(i) any equity or other interests in and to any CC Retained Entities and any rights, preferences or privileges with respect to such equity or other interests under the Organizational Documents of each such CC Retained Entity;

(ii) all Assets exclusively used or held for use by the CC Retained Entities or in connection with the CC Retained Business;

(iii) the corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualification, taxpayer and other identification numbers, seals, minute books, member and membership interest transfer records and all other similar corporate records of CC Holdings, CC, CCH and each CC Retained Entity;

(iv) all Tax losses and Tax loss carry forwards and rights to receive refunds, credits and credit carry forwards with respect to any and all Taxes, to the extent attributable to a taxable period (or portion thereof) ending on or prior to the Closing Date, including interest thereon, whether or not the foregoing is derived from the CC Contributed Business;

(v) any deposit or similar advance payment with respect to Taxes;

(vi) any attorney-client privilege to the extent that such privilege may be asserted by Thomas J. Barrack, Jr. in his individual capacity or by CC Holdings, CC, CCH or by any CC Retained Entity and their respective Affiliates (collectively, the “Barrack Privilege Parties”); provided that this clause (vi) shall be without prejudice to the ability of the Barrack Privilege Parties or CFI or its Affiliates (the “CFI Privilege Parties”)

to assert any privilege shared by the Barrack Privilege Parties and the CFI Privilege Parties with respect to any communication or materials which is the subject of such a shared privilege (“Shared Communications”) and neither the Barrack Privilege Parties nor the CFI Privilege Parties will waive any privilege as it applies to any Shared Communication without the written consent of the other; provided, further, that if a dispute arises after the Closing between the CFI Privilege Parties, on the one hand, and a third party other than a Barrack Privilege Party, or any such third party seeks access to any Shared Communication, both the CFI Privilege Parties and the Barrack Privilege Parties will have the right to assert (on their own behalf) such attorney-client privilege to prevent disclosure of such Shared Communications to such third party. The Barrack Privilege Parties and the CFI Privilege Parties will take all steps necessary to permit the assertion of all applicable rights, privileges, and protections with respect to the Shared Communications in accordance with the preceding sentence and shall cooperate in the assertion of such privilege and shall not waive such privilege or take any other action to permit disclosure of such Shared Communications to such third party.

(vii) the Assets set forth on Section 2.1(b) of CC Disclosure Letter; and

(viii) all rights of CC Holdings, CC, CCH and any CC Retained Entity under this Agreement and any Ancillary Documents.

(c) At the CC Contribution Closing, in consideration of the contribution of the CC Contributed Assets by CC Holdings, CC and CCH to NewCo, NewCo shall (or shall cause a wholly owned Subsidiary of NewCo to) assume and agree to pay, perform and discharge any and all Liabilities (other than CC Retained Liabilities), whether arising before or after the CC Contribution Closing Date, of CC Holdings, CC, CCH or any of their respective predecessor companies or businesses, or any of its Affiliates, Subsidiaries or divisions, relating to, resulting from or arising out of the present, past or future operation or conduct of the CC Contributed Business, or the present, past or future ownership or use of any CC Contributed Assets (including for purposes of assumption of Liabilities any Liabilities relating to the Colony Mark) (the “CC Assumed Liabilities”). Without limiting the generality of the foregoing, and solely for purposes of clarity, the CC Assumed Liabilities include (but are not limited to) all Liabilities, whether arising prior to, on or after the CC Contribution Closing Date, under or relating to any CC Assigned Contracts.

(d) NewCo is not, nor is any Subsidiary of NewCo, assuming and expressly disclaims the assumption of (i) any Liabilities, whether arising before or after the CC Contribution Closing Date, of CC Holdings, CC, CCH or any of their respective predecessor companies or businesses, or any of its Affiliates, Subsidiaries or divisions to the extent relating to, resulting from or arising out of the present, past or future ownership or operation of any CC Retained Assets and any CC Retained Entities, including all Liabilities related to the CC Retained Business, (ii) any liabilities with respect to any and all Taxes to the extent attributable to a taxable period (or portion thereof) ending on or prior to the Closing Date or (iii) the Liabilities set forth on Section 2.1(d) of CC Disclosure Letter ((i), (ii), and (iii) collectively are referred to herein as the “CC Retained Liabilities”).

2.2 Pre-Closing Contribution by CFI to OP.

(a) Prior to the Closing, and subject to the terms and conditions set forth in this Agreement, CFI shall contribute, convey, transfer, assign and deliver to OP, and OP shall acquire from CFI, all of CFI’s right, title and interest in and to the CFI Contributed Assets (the “CFI Pre-Closing Contribution”). At the time of the CFI Pre-Closing Contribution (“CFI Contribution Closing”), in consideration of the contribution of the CFI Contributed Assets by CFI to OP, OP shall issue to CFI additional OP Common Units, such that all of the issued and outstanding OP Common Units are held by CFI. As used in this Agreement, the term “CFI Contributed Assets” means all of the Assets held by CFI (other than (i) CFI Retained Assets and (ii) Assets held by OP and its wholly-owned Subsidiaries), including, but not limited to, the CFI Contributed Interests.

(b) Notwithstanding anything to the contrary contained elsewhere in this Agreement, CFI shall retain (and shall not contribute to OP), and OP is not acquiring from CFI, any of CFI’s right, title or interest in any CFI Retained Assets. As used in this Agreement, the term “CFI Retained Assets” means:

(i) the corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualification, taxpayer and other identification numbers, seals, minute books, member and membership interest transfer records and all other similar corporate records of CFI; and

(ii) all rights of CFI under this Agreement and any Ancillary Documents.

(c) At the CFI Contribution Closing, in consideration of the contribution of the CFI Contributed Assets by CFI to OP, OP shall assume and agree to pay, perform and discharge any and all Liabilities (other than CFI Retained Liabilities), whether arising before or after the CFI Contribution Closing Date, of CFI or any of its predecessor companies or businesses, or any of its Affiliates, Subsidiaries or divisions (the “CFI Assumed Liabilities”). Without limiting the generality of the foregoing, and solely for purposes of clarity, the CFI Assumed Liabilities include (but not limited to) all Liabilities under the Credit Agreement, dated August 6, 2013, between CFI and JPMorgan Chase Bank, N.A., as administrative agent, and certain lenders (the “CFI Credit Agreement”).

(d) OP is not assuming and expressly disclaims the assumption of any Liabilities, whether arising before or after the CFI Contribution Closing Date, of CFI or any of its predecessor companies or businesses, or any of its Affiliates, Subsidiaries or divisions, to the extent exclusively relating to, resulting from or arising out of the present, past or future ownership or operation of any CFI Retained Assets (or with respect to Taxes for periods (or portions thereof) ending on or before the CFI Contribution Closing Date) (all such Liabilities of CFI are referred to herein as the “CFI Retained Liabilities”).

2.3 Consents relating to CC Contributed Assets and CFI Contributed Assets.

(a) Notwithstanding any other provision of this Agreement, this Agreement does not constitute an agreement to contribute, convey, transfer, assign and deliver any interest in any CC Contributed Asset or any CFI Contributed Asset, or any claim, right, benefit or obligation arising thereunder or resulting therefrom if a contribution, conveyance, transfer, assignment or delivery, or an attempt to make such a contribution, conveyance, transfer, assignment or delivery, without the Consent of a Third Party would (i) constitute a breach or other contravention of the rights of such Third Party, (ii) be ineffective with respect to any party to a Contract concerning such CC Contributed Asset or CFI Contributed Asset, (iii) upon transfer, in any way adversely affect the rights of NewCo or OP under such CC Contributed Asset or such CFI Contributed Asset, as applicable, or (iv) conflict with or violate any applicable Law. If the contribution, conveyance, transfer, assignment or delivery by CC Holdings, CC or CCH to NewCo, or CFI to OP, as applicable, of any interest in, or assumption by NewCo or OP, as applicable, of any Liability under, any CC Contributed Asset or CFI Contributed Asset requires the Consent of a Third Party, then such contribution, conveyance, assignment, transfer, delivery or assumption shall be subject to such Consent being obtained. Without limiting Section 2.3(b), if any CC Contributed Asset or CFI Contributed Asset may not be assigned to NewCo or OP, respectively, by reason of the absence of any such Consent, NewCo or OP, as applicable, shall not be required to assume any CC Assumed Liability arising under such CC Contributed Asset or CFI Assumed Liability arising under such CFI Contributed Asset, as applicable.

(b) If any Consent in respect of a CC Contributed Asset or CFI Contributed Asset has not been obtained on or before the CC Contribution Closing Date or the CFI Contribution Closing Date, as applicable, CC Holdings, CC, CCH or CFI, as applicable, shall continue to use commercially reasonable efforts to obtain such Consent as promptly as practicable after the CC Contribution Closing Date or the CFI Contribution Closing Date, as applicable until such time as such Consent has been obtained, and to cooperate in any lawful and reasonable arrangement which shall provide NewCo or OP, as applicable, the benefits and burdens of any such CC Contributed Asset or CFI Contributed Asset, including subcontracting, licensing or sublicensing to NewCo or OP, as applicable, any or all of CC Holdings’, CC’s, CCH’s or CFI’s rights with respect to such CC Contributed Asset or CFI Contributed Asset and including the enforcement for the benefit of NewCo or OP, as applicable, of any and all rights of CC Holdings, CC, CCH or CFI, as applicable, against a Third Party thereunder. Once a Consent for the contribution, conveyance, transfer, assignment and delivery of a CC Contributed Asset or CFI Contributed Asset is obtained, CC Holdings, CC, CCH or CFI, as applicable, shall promptly assign, transfer, convey and deliver such CC Contributed Asset or CFI Contributed Asset to NewCo or OP, as applicable, and NewCo or OP, shall assume the obligations under such CC Contributed Asset or CFI Contributed Asset assigned to it from and after the date of assignment to NewCo or OP. If and when such Consents are obtained or such other required actions have been taken, the transfer of such CC Contributed Asset or CFI Contributed Asset shall be effected in accordance with the terms of this Agreement.

(c) Nothing in this Section 2.3 shall be deemed a waiver by CFI, NewCo or OP of their rights under this Agreement, nor shall this Section 2.3 be deemed to constitute an agreement to exclude from the CC Contributed Assets any of the assets described under Section 2.1(a) or to exclude from CFI Contributed Assets any of the assets described under Section 2.2(a).

2.4 Local Law Requirements. Wherever required under local Laws, CC Holdings, CC, CCH and NewCo for the contribution and transfer of the relevant CC Contributed Assets, on the one hand, and CFI and OP for the contribution and transfer of the relevant CFI Contributed Assets, on the other hand, shall enter after the CC Contribution Closing Date or the CFI Contribution Closing Date, as applicable, into appropriate local Transfer Documents, it being understood that such local Transfer Documents shall contain provisions only to effect the transfer of title under local Law and not to change the terms of this Agreement which shall prevail over the local Transfer Documents. CC Holdings, CC, CCH and NewCo for the contribution and transfer of the relevant CC Contributed Assets, on the one hand, and CFI and OP for the contribution and transfer of the relevant CFI Contributed Assets, on the other hand, shall cooperate in good faith in the identification of all such local requirements and the preparation of such Transfer Documents. The costs of recording any Transfer Documents conveying legal title to any (i) CC Contributed Assets shall be borne by NewCo and (ii) CFI Contributed Assets shall be borne by OP.

2.5 Actions Relating to the Colyzeo Funds. Prior to Closing, CC, with the cooperation of CFI, will use (i) reasonable best efforts to seek the FCA Consent and (ii) reasonable efforts to seek the Colyzeo LP Consents. In the event that both the FCA Consent and Colyzeo LP Consents are received prior to Closing, (i) the common equity interests held by CC in CIML and CIAL shall be CC Contributed Interests for purposes of Section 2.1(b) and (ii) CC shall cause Thomas J. Barrack, Jr. to contribute to NewCo the controlling general partner interests in Colyzeo Investors, L.P., Colyzeo Investors II, L.P, and Colyzeo Investors II Blue AIV, L.P. and such interests shall be deemed CC Contributed Assets for purposes of Section 2.1(b). If any FCA Consent or Colyzeo LP Consent has not been obtained prior to Closing, (i) at the Closing, the parties thereto shall enter into the CIML Investment Agreement at Closing and (ii) the equity interests held by CC in CIML and CIAL shall not be deemed to be CC Contributed Interests for purposes of Section 2.1(b); provided, that, if FCA Consent has been obtained prior to Closing (but any Colyzeo LP Consent has not been obtained prior to Closing), (x) the parties thereto shall enter into the CIML Investment Management Agreement at Closing, (y) the common equity interests held by CC in CIML and CIAL shall not be deemed to be CC Contributed Interests for purposes of Section 2.1(b) and (z) CC shall, directly or indirectly, cause CIML to issue shares of a newly created series of preferred stock to CC and CC will transfer such preferred shares to NewCo or a Subsidiary thereof which preferred stock will confer upon the holder all of the economic benefit of the equity interests in CIML. To the extent that any FCA Consent or Colyzeo LP Consent is not obtained prior to Closing, (i) following the Closing, CC shall continue to use its reasonable best efforts to obtain the FCA Consent and its reasonable efforts to obtain the Colyzeo LP Consents and (ii) following each such Consent having been obtained, CC or its applicable Affiliate shall contribute to OP or a Subsidiary of the OP, as directed by the OP, the common equity interests held by CC in CIML and CIAL, and CC shall cause Thomas J. Barrack, Jr. to contribute to OP or a Subsidiary of the OP, as directed by the OP, the controlling general partner interests in Colyzeo Investors, L.P., Colyzeo Investors II, L.P, and Colyzeo Investors II Blue AIV, L.P. If either FCA Consent or Colyzeo LP Consent has been denied (in the case of the FCA Consent, in a final and unappealable determination), CC’s obligation to obtain such applicable consent shall terminate.

SECTION 3. CONTRIBUTION

3.1 Contribution. Subject to the terms and conditions contained herein, at the Closing, (i) CC Holdings, CC and CCH shall contribute, convey, transfer, assign and deliver to OP, free and clear of any Encumbrances, other than Permitted Encumbrances and Encumbrances imposed under applicable federal and state securities Laws, this Agreement and the Ancillary Documents, and OP shall acquire from CC Holdings, CC and CCH, all of CC Holdings’, CC’s and CCH’s right, title and interest in and to the NewCo Interests, which constitute all of the issued and outstanding membership interests in NewCo; (ii) FHB LLC shall contribute, convey, transfer, assign and deliver to OP, free and clear of any Encumbrances, other than Permitted Encumbrances and Encumbrances imposed under applicable federal and state securities Laws, this Agreement and the Ancillary Documents, and OP shall acquire from FHB LLC, all of FHB LLC’s right, title and interest in and to the CRP Interests; and (iii) Saltzman shall contribute, convey, transfer, assign and deliver to OP, free and clear of any Encumbrances, other than Permitted Encumbrances and Encumbrances imposed under applicable federal and state securities Laws, this Agreement and the Ancillary Documents, and OP shall acquire from Saltzman, all of Saltzman’s right, title and interest in and to the CRM Interests (the contributions in clauses (i) through (iii), collectively, the “Contribution”). In consideration of the Contribution, CFI shall cause OP to pay the CC Closing Unit Consideration, CC Closing Share Consideration, CC Closing Cash Consideration, CCH Closing Unit Consideration, FHB LLC Closing Unit Consideration, FHB LLC Closing Cash Consideration, Saltzman Closing Unit Consideration, Saltzman Closing Cash Consideration, and all or a portion of the Aggregate Contingent Consideration as determined pursuant to Section 3.5 (the “Contingent Consideration” and, together with the CC Closing Unit Consideration, CC Closing Share Consideration, CC Closing Cash Consideration, CCH Closing Unit Consideration, FHB LLC Closing Unit Consideration, FHB LLC Closing Cash Consideration, Saltzman Closing Unit Consideration and Saltzman Closing Cash Consideration, the “Consideration”), in the manner as provided in this Section 3.

3.2 Estimated Closing Statement.

(a) No later than five Business Days prior to the anticipated Closing Date, CC shall prepare and deliver to CFI:

(i) a schedule (the “Disbursement Schedule”) setting forth (A) the Closing CC Transaction Expenses, the Persons to which the Closing CC Transaction Expenses are due, the applicable amounts due to such Persons and the payment instructions for such amounts on the Closing Date, and (B) the CFI Manager Fees and Expenses Amount and the payment instruction for such amount on the Closing Date; and

(ii) a statement (the “Estimated Closing Statement”) setting forth CC’s good faith estimated calculation of (A) CC Working Capital (“Estimated CC Working Capital”), (B) CC Closing Date Cash (“Estimated CC Closing Date Cash”), (C) CC Closing Unpaid Indebtedness (“Estimated CC Closing Unpaid Indebtedness”), (D) the CC Closing Adjustment (the “Estimated CC Closing Adjustment”), (E) CRP Working Capital (“Estimated CRP Working Capital”), (F) CRP Closing Date Cash (“Estimated CRP Closing Date Cash”), (G) CRP Closing Unpaid Indebtedness (“Estimated CRP Closing Unpaid Indebtedness”),

(H) the CRP Closing Adjustment (the “Estimated CRP Closing Adjustment”), (I) the Reallocated Consideration (and the calculation thereof), (J) the Closing Consideration (and the calculation thereof) (the “Estimated Closing Consideration”), (K) the CC Closing Unit Consideration (the “Estimated CC Closing Unit Consideration”), (L) the CC Closing Share Consideration (the “Estimated CC Closing Share Consideration”), (M) the CC Closing Cash Consideration (the “Estimated CC Closing Cash Consideration”), (N) the CCH Closing Unit Consideration (the “Estimated CCH Closing Unit Consideration”), (O) the FHB LLC Closing Unit Consideration (the “Estimated FHB LLC Closing Unit Consideration”), (P) the FHB LLC Closing Cash Consideration (the “Estimated FHB LLC Closing Cash Consideration”), (Q) the Saltzman Closing Unit Consideration (the “Estimated Saltzman Closing Unit Consideration”), (R) the Saltzman Closing Cash Consideration (the “Estimated Saltzman Closing Cash Consideration”) (S) Closing CFI Common Stock Count (“Estimated CFI Common Stock Count”), (T) Closing CFI Series A Preferred Stock Count (the “Estimated CFI Series A Preferred Stock Count”) and (U) Closing CFI Series B Preferred Stock Count (the “Estimated CFI Series B Preferred Stock Count”), which Estimated Closing Statement shall include a reasonably detailed summary of the calculations made to arrive at such amounts and the amounts, to the extent applicable, shall be in accordance with the Accounting Principles and based upon the amounts reflected on the Disbursement Schedule.

(b) No later than two Business Days prior to the anticipated Closing Date, CFI may deliver to CC any objections to the Disbursement Schedule and Estimated Closing Statement, which CC shall consider in good faith making modifications thereto in response to such adjustments. If CC makes such modifications, the modified versions shall be used as the Disbursement Schedule and Estimated Closing Statement for all purposes hereunder. This Section 3.2(b) and any actions taken pursuant hereto shall be without prejudice to the parties’ rights under Section 3.4.

3.3 Recapitalization of OP; Closing Consideration.

(a) If, as of immediately prior to the Closing, (i) the number of OP Common Units held by CFI is greater than or less than the Estimated CFI Common Stock Count, (x) CFI shall transfer to OP a number of OP Common Units equal to such excess amount or (y) OP shall issue to CFI a number of OP Common Units equal to such difference, as applicable, so that as of immediately following the Closing, the number of OP Common Units held by CFI equals the Estimated CFI Common Stock Count, (ii) the number of OP Series A Preferred Units held by CFI is greater than or less than the Estimated CFI Series A

Preferred Stock Count, (x) CFI shall transfer to OP a number of OP Series A Preferred Units equal to such excess amount or (y) OP shall issue to CFI a number of OP Series A Preferred Units equal to such difference, as applicable, so that as of immediately following the Closing, the number of OP Series A Preferred Units held by CFI equals the Estimated CFI Series A Preferred Stock Count; and (iii) the number of OP Series B Preferred Units held by CFI is greater than or less than the Estimated CFI Series B Preferred Stock Count, (x) CFI shall transfer to OP a number of OP Series B Preferred Units equal to such excess amount or (y) OP shall issue to CFI a number of OP Series B Preferred Units equal to such difference, as applicable, so that as of immediately following the Closing, the number of OP Series B Preferred Units held by CFI equals the Estimated CFI Series B Preferred Stock Count.

(b) At the Closing:

(i) OP shall issue a number of OP Common Units to (A) CC, equal to the Estimated CC Closing Unit Consideration, (B) CCH, equal to the Estimated CCH Closing Unit Consideration, (C) FHB LLC, equal to the Estimated FHB LLC Closing Unit Consideration and (D) Saltzman, equal to the Estimated Saltzman Closing Unit Consideration (the OP Common Units issued pursuant to this Section 3.3(b)(i), the “New Units”).

(ii) CFI shall deliver to CC a number of fully paid, validly issued and nonassessable shares of CFI Class A Common Stock (rounded to the nearest whole share) equal to the Estimated CC Closing Share Consideration (the shares of CFI Class A Common Stock delivered pursuant to this Section 3.3(b)(ii), the “New Shares”), less the number of New Shares subject to retention by CFI under Section 7.22(b), as applicable;

(iii) OP shall pay in cash, in immediately available funds, to (A) CC, the amount of the Estimated CC Closing Cash Consideration; (B) FHB LLC, the amount of the Estimated FHB LLC Closing Cash Consideration and (C) Saltzman, the amount of the Estimated Saltzman Closing Cash Consideration;

(iv) OP shall pay to CC the amount in cash of CFI Manager Fees and Expenses Amount set forth on the Disbursement Schedule in accordance with the payment instruction for such amount set forth on the Disbursement Schedule; and

(v) OP shall pay in cash to the Persons to which the Closing CC Transaction Expenses are due, the applicable amounts due to such Persons in accordance with the payment instruction for such amounts set forth on the Disbursement Schedule.

3.4 Post-Closing Adjustment.

(a) As soon as practicable, but in no event later than 60 days after the Closing Date, CFI shall prepare and deliver to CC a statement (the “Post-Closing Statement”) setting forth CFI’s good faith calculation as of the Closing Date of (i) CC Working Capital, (ii) CC Closing Date Cash, (iii) CC Closing Unpaid Indebtedness, (iv) CRP Working Capital, (v) CRP Closing Date Cash, (vi) CRP Closing Unpaid Indebtedness, (vii) Closing Consideration, (viii) CC Closing Adjustment, (ix) CRP Closing Adjustment, (x) CC Closing Unit Consideration, (xi) CC Closing Share Consideration, (xii) CC Closing Cash Consideration, (xiii) CCH Closing Unit Consideration, (xiv) FHB LLC Closing Unit Consideration, (xv) FHB LLC Closing Cash Consideration, (xvi) Saltzman Closing Unit Consideration, (xvii) Saltzman Closing Cash Consideration, (xviii) Closing CFI Common Stock Count, (xix) Closing CFI Series A Preferred Stock Count, (xx) Closing CFI Series B Preferred Stock Count, which shall be in accordance with the Accounting Principles and based upon the amounts reflected on the Disbursement Schedule.

(b) If CC disagrees with the Post-Closing Statement, CC shall promptly, but in no event later than 35 days after receiving the Post-Closing Statement (the “Review Period”) deliver to CFI written notice describing in reasonable detail their dispute by specifying those items or amounts as to which CC disagrees, together with CC’s determination of such disputed items and amounts (a “Dispute Notice”). If CC either gives notice that it agrees with the Post-Closing Statement or fails to deliver a Dispute Notice within the Review Period, CFI and CC agree that the Post-Closing Statement shall be deemed to be final with respect to those items that have been agreed upon or for which CFI shall have failed to deliver a Dispute Notice. If CC delivers a Dispute Notice to CFI within the Review Period, CC and CFI will use reasonable good faith efforts to resolve the dispute during the 30-day period commencing on the date CC delivers the Dispute Notice to CFI. If CFI and CC are not able to resolve all disputed items within such 30-day period, then the items in dispute shall be submitted immediately following the expiration of such 30-day period to a mutually acceptable nationally recognized independent accounting firm (the “Accounting Firm”). The Accounting Firm shall be given reasonable access to all relevant records of NewCo to calculate the amounts set forth on the Post-Closing Statement. If any remaining issues in dispute are submitted to the Accounting Firm for resolution, each of CFI and CC will be afforded an opportunity to present to the Accounting Firm any material relating to the determination of the matters in dispute and to discuss such matters with the Accounting Firm. The Accounting Firm shall act as an expert and not as an arbitrator to calculate, based solely on the written submissions of CFI, on the one hand, and CC, on the other, and not by independent investigation, the amounts set forth on the Post-Closing Statement and shall be instructed that its calculation (A) must be made in accordance with the standards and definitions in this Agreement and the Accounting Principles, and (B) with respect to each item in dispute, must be within the range of values established for such amount as determined by reference to the value assigned to such amount by CC in the Dispute Notice and by CFI in the Post-Closing Statement. The Accounting Firm shall submit such calculation to CC and CFI as soon as practicable, but in any event within 30 days after the remaining issues in dispute are submitted to the Accounting Firm. The determination by the Accounting Firm of the Post-Closing Statement, as set forth in a written notice delivered to CFI and CC by the Accounting Firm in accordance with this Agreement will be binding and conclusive on CFI and CC. For purposes of this Agreement: (i) the “Final Closing Statement” shall mean the Post-Closing Statement, as finally determined (including by modification or adjustment) pursuant to this Section 3.4, (ii) “Final CC Working Capital” means the CC Working Capital set forth on the Final Closing Statement, (iii) “Final CC Closing Date Cash” means the CC Closing Date Cash set forth on the Final Closing Statement, (iv) “Final CC Closing Unpaid Indebtedness” means the CC Closing Unpaid Indebtedness set forth on the Final Closing Statement, (v) “Final CRP Working Capital” means the Final CRP

Working Capital set forth on the Final Closing Statement, (vi) “Final CRP Closing Date Cash” means the CRP Closing Date Cash set forth on the Final Closing Statement, (vii) “Final CRP Closing Unpaid Indebtedness” means the CRP Closing Unpaid Indebtedness set forth on the Final Closing Statement, (viii) “Final Closing Consideration” means the Closing Consideration set forth on the Final Closing Statement, (ix) “Final CC Closing Adjustment” means the CC Closing Adjustment set forth on the Final Closing Statement and (x) “Final CRP Closing Adjustment” means the CRP Closing Adjustment set forth on the Final Closing Statement(xi) “Final CC Closing Unit Consideration” means the CC Closing Unit Consideration set forth on the Final Closing Statement, (xii) “Final CC Closing Share Consideration” means the CC Closing Share Consideration set forth on the Final Closing Statement, (xiii) “Final CC Closing Cash Consideration” means the CC Closing Cash Consideration set forth on the Final Closing Statement, (xiv) “Final CCH Closing Unit Consideration” means the CCH Closing Unit Consideration set forth on the Final Closing Statement, (xv) “Final FHB LLC Closing Unit Consideration” means the FHB LLC Closing Unit Consideration set forth on the Final Closing Statement, (xvi) “Final FHB LLC Closing Cash Consideration” means the FHB LLC Closing Cash Consideration set forth on the Final Closing Statement, (xvii) “Final Saltzman Closing Unit Consideration” means the Saltzman Closing Unit Consideration set forth on the Final Closing Statement, (xviii) “Final Saltzman Closing Cash Consideration” means the Saltzman Closing Cash set forth on the Final Closing Statement Consideration, (xix) “Final Closing CFI Common Stock Count” means the Closing CFI Common Stock Count set forth on the Final Closing Statement, (xx) “Final Closing Series A Preferred Stock Count” means the Closing CFI Series A Preferred Stock Count set forth on the Final Closing Statement, (xix) “Final Closing Series B Preferred Stock Count” means the Closing CFI Series B Preferred Stock Count set forth on the Final Closing Statement.

(c) The fees and expenses of such Accounting Firm will be borne pro rata by CFI and CC based on the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party, as determined by the Accounting Firm.

(d) In connection with CC’s review of the Post-Closing Statement, CFI (i) shall provide reasonable access, during normal business hours and upon reasonable notice, to all work papers, schedules, memoranda and other documents prepared or reviewed by CFI or any of its accountants or other representatives during the course of its review which are relevant to the Post-Closing Statement, and that such access be provided promptly after request by CC and/or its Representatives and (ii) request that CFI’s independent accountant communicate with CC and its Representatives with respect to such review.

(e) If any of the Final CC Closing Cash Consideration, Final FHB LLC Closing Cash Consideration and Final Saltzman Closing Cash Consideration as shown on the Final Closing Statement is greater than the Estimated CC Closing Cash Consideration, Estimated FHB LLC Closing Cash Consideration or Estimated Saltzman Closing Cash Consideration shown on the Estimated Closing Statement, respectively, then OP shall pay, or cause to be paid, in immediately available funds to CC, FHB LLC and/or Saltzman, respectively, by wire transfer to a bank account that has been designated in writing by CC, FHB LLC, and/or Saltzman, respectively, an amount equal to such excess. If any of the Estimated CC Closing Cash Consideration, Estimated FHB LLC Closing Cash Consideration, and Estimated Saltzman Closing Cash Consideration as shown on the Estimated Closing Statement is greater than the Final CC Closing Cash Consideration, Final FHB LLC Closing Cash Consideration, or Final Saltzman Closing Cash Consideration shown on the Final Closing Statement, then CC, FHB LLC and/or Saltzman, as applicable, shall pay, or cause to be paid, in immediately available funds to OP by wire transfer to a bank account that has been designated in writing by CFI, an amount equal to such excess. Any payment of cash required shall, within five Business Days after the determination of the Final Closing Statement, be made by CC, FHB LLC, Saltzman or OP, as applicable.

(f) If the Final CC Closing Share Consideration as shown on the Final Closing Statement is greater than the Estimated CC Closing Share Consideration shown on the Estimated Closing Statement, then (i) CFI shall issue to CC such number of New Shares and (ii) OP shall issue to CFI such number of OP Common Units, in each case, equal to (A) such excess amount divided by (B) the Reference CFI Common Stock Price rounded to the nearest whole New Share or OP Common Unit, as applicable. If the Estimated CC Closing Share Consideration as shown on the Estimated Closing Statement is greater than the Final CC Closing Share Consideration shown on the Final Closing Statement, then (i) CC shall transfer to CFI such number of New Shares and (ii) CFI shall transfer to OP such number of OP Common Units, in each case, equal to (A) such excess amount divided by (B) the Reference CFI Common Stock Price rounded to the nearest whole New Share or OP Common Unit, as applicable. Any delivery of New Shares or OP Common Units required shall, within five Business Days after the determination of the Final Closing Statement, be made by CC, on the one hand, or CFI and OP, on the other hand.

(g) If the Final CC Closing Unit Consideration as shown on the Final Closing Statement is greater than the Estimated CC Closing Unit Consideration shown on the Estimated Closing Statement, then OP shall issue to CC such number of New Units, in each case, equal to (A) such excess amount divided by (B) the Reference CFI Common Stock Price rounded to the nearest whole New Unit, as applicable. If the Estimated CC Closing Unit Consideration as shown on the Estimated Closing Statement is greater than the Final CC Closing Unit Consideration shown on the Final Closing Statement, then CC shall transfer to OP such number of New Units, in each case, equal to (i) such excess amount divided by (ii) the Reference CFI Common Stock Price rounded to the nearest whole New Unit, as applicable. Any delivery of New Units required shall, within five Business Days after the determination of the Final Closing Statement, be made by CC, on the one hand, or CFI and OP, on the other hand.

(h) If the Final CCH Closing Unit Consideration as shown on the Final Closing Statement is greater than the Estimated CCH Closing Unit Consideration shown on the Estimated Closing Statement, then OP shall issue to CCH such number of New Units, in each case, equal to (A) such excess amount divided by (B) the Reference CFI

Common Stock Price rounded to the nearest whole New Unit, as applicable. If the Estimated CCH Closing Unit Consideration as shown on the Estimated Closing Statement is greater than the Final CCH Closing Unit Consideration shown on the Final Closing Statement, then CCH shall transfer to OP such number of New Units, in each case, equal to (i) such excess amount divided by (ii) the Reference CFI Common Stock Price rounded to the nearest whole New Unit, as applicable. Any delivery of New Units required shall, within five Business Days after the determination of the Final Closing Statement, be made by CCH, on the one hand, or CFI and OP, on the other hand.

(i) If the Final FHB LLC Closing Unit Consideration as shown on the Final Closing Statement is greater than the Estimated FHB LLC Closing Unit Consideration shown on the Estimated Closing Statement, then OP shall issue to FHB LLC such number of New Units, in each case, equal to (A) such excess amount divided by (B) the Reference CFI Common Stock Price rounded to the nearest whole New Unit, as applicable. If the Estimated FHB LLC Closing Unit Consideration as shown on the Estimated Closing Statement is greater than the Final FHB LLC Closing Unit Consideration shown on the Final Closing Statement, then FHB LLC shall transfer to OP such number of New Units, in each case, equal to (i) such excess amount divided by (ii) the Reference CFI Common Stock Price rounded to the nearest whole New Unit, as applicable. Any delivery of New Units required shall, within five Business Days after the determination of the Final Closing Statement, be made by FHB LLC, on the one hand, or CFI and OP, on the other hand.

(j) If the Final Saltzman Closing Unit Consideration as shown on the Final Closing Statement is greater than the Estimated Saltzman Closing Unit Consideration shown on the Estimated Closing Statement, then OP shall issue to Saltzman such number of New Units, in each case, equal to (A) such excess amount divided by (B) the Reference CFI Common Stock Price rounded to the nearest whole New Unit, as applicable. If the Estimated Saltzman Closing Unit Consideration as shown on the Estimated Closing Statement is greater than the Final Saltzman Closing Unit Consideration shown on the Final Closing Statement, then Saltzman shall transfer to OP such number of New Units, in each case, equal to (i) such excess amount divided by (ii) the Reference CFI Common Stock Price rounded to the nearest whole New Unit, as applicable. Any delivery of New Units required shall, within five Business Days after the determination of the Final Closing Statement, be made by Saltzman, on the one hand, or CFI and OP, on the other hand.

(k) If (i) (x) the Estimated CFI Common Stock Count as shown on the Estimated Closing Statement exceeds the Final CFI Common Stock Count shown on the Final Closing Statement, CFI shall transfer to OP a number of OP Common Units equal to such excess amount or (y) the Final CFI Common Stock Count as shown on the Final Closing Statement exceeds the Estimated CFI Common Stock Count shown on the Estimated Closing Statement, OP shall issue to CFI a number of OP Common Units equal to such excess, (ii) (x) the Estimated CFI Series A Preferred Stock Count as shown on the Estimated Closing Statement exceeds the Final CFI Series A Preferred Stock Count shown on the Final Closing Statement, CFI shall transfer to OP a number of OP Series A Preferred Units equal to such excess amount or (y) the Final CFI Series A Preferred Stock Count as shown on the Final Closing Statement exceeds the Estimated CFI Series A Preferred Stock Count shown on the Estimated Closing Statement, OP shall issue to CFI a number of OP Series A Preferred Units equal to such excess, and (iii) (x) the Estimated CFI Series B Preferred Stock Count as shown on the Estimated Closing Statement exceeds the Final CFI Series B Preferred Stock Count shown on the Final Closing Statement, CFI shall transfer to OP a number of OP Series B

Preferred Units equal to such excess amount or (y) the Final CFI Series B Preferred Stock Count as shown on the Final Closing Statement exceeds the Estimated CFI Series B Preferred Stock Count shown on the Estimated Closing Statement, OP shall issue to CFI a number of OP Series B Preferred Units equal to such excess.

(l) All transfers made pursuant to this Section 3.4 shall be treated as adjustments to the Consideration for all Tax purposes, unless otherwise required by Law (including a determination of a Tax Authority that, under applicable Law, is not subject to further review or appeal).

3.5 Contingent Consideration.

(a) Defined Terms. For purposes of this Section 3.5, the following definitions shall apply:

(i) “Benchmark Cumulative FFO” means the cumulative Benchmark FFO Per Share during the FFO Measurement Period.

(ii) “Benchmark FFO” means net income allocable to common shareholders and OP Common Unit holders of CFI (computed in accordance with GAAP), excluding (A) realized gains (or losses) from sales of real estate and non-real estate assets, (B) realized and unrealized performance fees related to the real estate and non-real estate private fund business, net of respective performance compensation expenses, (C) purchase accounting adjustments arising from the transaction, (D) real estate depreciation and amortization and (E) adjustments related to changes in GAAP during the FFO Measurement Period, in all cases after adjustments for CFI’s proportionate share of such items from unconsolidated partnerships and joint ventures. Notwithstanding the foregoing, Benchmark FFO will (i) include (A) the unrealized fair value gains and losses from CFI GP Investments, (B) realized investment income, gains and losses from CFI GP Investments, and (ii) exclude (A) any potential expenses related to contingent consideration, (B) any payment pursuant to the Colony Mark Transfer Agreement, (C) transaction costs, remeasurement gains and losses arising from the transaction, and amortization of intangible assets, liabilities and step-up adjustments recognized as a result of the transaction, (D) realized gains and losses related to sales of CFI’s interest in the Colony American Homes platform and (E) realized gains and losses from sale of non-real estate assets other than those related to CFI GP Investments. Benchmark FFO is not intended to represent funds from operations (FFO) or adjusted FFO in accordance with the NAREIT definition.

(iii) “Benchmark FFO Per Share” means, with respect to the FFO Measurement Period, (A) Benchmark FFO for each individual year, independent of prior and forward years, during such FFO Measurement Period, divided by (B) the benchmark weighted average (weighted quarterly in each year of the FFO Measurement Period by the weighted average shares outstanding in each quarter ending shares outstanding balance and the days in the quarter) number of basic shares of CFI Class A Common Stock outstanding during each year of such FFO Measurement Period, which represents (w) the weighted average (as defined above) number of basic shares of CFI Class A Common Stock outstanding that is used to calculate basic earnings per share (in accordance with GAAP) for each year of such FFO Measurement Period, minus (x) the weighted average (as defined above) number of basic shares of

CFI Class A common stock then outstanding that were issued as Consideration hereunder (or pursuant to any exchange or redemption of Consideration) already included in weighted average basic shares outstanding for each year during such FFO Measurement Period, plus (y) the fixed amount of 27,691,610 shares of CFI Class A common stock outstanding as hypothetical potential equity consideration. For avoidance of doubt, the calculation specified in clause (B) is intended to (1) include, without duplication, the fixed amount of 27,691,610 underlying shares of CFI Class A common stock outstanding from $610.06 million of potential equity consideration regardless of actual performance, and (2) not to be affected by the Reallocation Factor.

(iv) “CFI GP Investments” means any investments made by CFI or its Subsidiaries as a general partner, a limited partner, or a member in the private fund business, including real estate and non-real estate funds, vehicles and other investment products.

(v) “FFO Additional Contingent Consideration Amount” shall equal $127,600,000 multiplied by the Reallocation Factor multiplied by the difference between (A) the quotient of (i) the Benchmark Cumulative FFO divided by (ii) the FFO Target minus (B) 1.00; provided, that, FFO Additional Contingent Consideration Amount shall not exceed $15,950,000 multiplied by the Reallocation Factor.

(vi) “FFO Additional Contingent Payment Units” shall equal (i) Zero, if the Benchmark Cumulative FFO is smaller than or equal to the FFO Target; and (ii) FFO Additional Contingent Consideration Amount divided by the Reference CFI Common Stock Price, if the Benchmark Cumulative FFO is greater than the FFO Target.

(vii) “FFO Contingent Consideration Amount” shall equal $252,400,000 multiplied by the Reallocation Factor multiplied by the difference between (A) the quotient of (i) the Benchmark Cumulative FFO divided by (ii) the FFO Target minus (B) 0.875; provided, that FFO Contingent Consideration Amount shall not exceed $31,550,000 multiplied by the Reallocation Factor.

(viii) “FFO Contingent Payment Units” shall equal (i) Zero, if the Benchmark Cumulative FFO is smaller than or equal to the FFO Lower Threshold; and (ii) FFO Contingent Consideration Amount divided by the Reference CFI Common Stock Price, if the Benchmark Cumulative FFO is greater than the FFO Lower Threshold.

(ix) “FFO Lower Threshold” means the FFO Target multiplied by 87.5%.

(x) “FFO Measurement Period” means the three-year period beginning on the first day of the first fiscal quarter beginning on or after the Closing Date.

(xi) “FFO Target” means $6.06 per share of CFI Class A Common Stock.

(xii) “Non-RE Capital Raise Target” means $500 million.

(xiii) “Non-RE Cumulative Capital Raise” means, without duplication, the cumulative amount of (i) Qualified Third-Party Capital that is raised in non-real estate investment products, (ii) Qualified Third-Party Capital relating to listed securities hedge fund strategies whether or not real estate-related, and (iii) Qualified Third-Party Capital relating to listed securities non-hedge fund strategies that are not predominantly real estate-related, in each case, during the two-year period beginning on the first day of the first full fiscal quarter beginning on or after the Closing Date. Non-RE Cumulative Capital Raise calculation excludes potential CFI GP Investment in such non-real estate funds, investment vehicles and other investment products. For clarification purposes, it also excludes any CFI shareholder capital raise in the public equity market during the two-year period beginning on the first day of the first full fiscal quarter beginning on or after the Closing Date, but does not exclude any other form of private or public capital raise for its non-real estate funds, investment vehicles and other investment products.

(xiv) “Qualified Third-Party Capital” for any category of capital means the sum across all funds, investment vehicles and other investment products within such category of capital of an amount equal to, for each such fund, investment vehicle or investment product, (A) the amount of third-party capital committed to such fund, investment vehicle or investment product, multiplied by (B) the sum of: (i) (x) 60% multiplied by (y) the fee to be charged on net funded equity or limited partner capital commitments as an annual management fee expressed in basis points, divided by (z) 125 basis points; plus (ii) (x) 40%, multiplied by (y) the percentage to be charged on investment returns above an IRR hurdle (consistent with market terms for funds, investment vehicles or investment products investing in similar asset classes) as carried interest of such fund, investment vehicle or investment product expressed as a percentage; provided, that such fund is on other terms consistent with market terms for funds investing in similar asset classes, divided by (z) 17%, provided, further, that third-party capital shall exclude capital raised for Colony Distressed Credit and Special Situation Fund III, L.P. and ColCo Strategic Partners III, L.P. For purposes of this definition, the calculation of any management fee or carried interest with respect to any third-party capital raised in a fund, investment vehicle or other investment product shall be determined on a blended basis within such fund, investment vehicle or investment product.

(xv) “RE Capital Raise Additional Contingent Consideration Amount” shall equal $63,800,000 multiplied by the Reallocation Factor multiplied by the difference between (A) the quotient of (i) the RE Cumulative Capital Raise divided by (ii) the RE Capital Raise Target minus (B) 1.00; provided, that, RE Capital Raise Additional Contingent Consideration Amount shall not exceed $15,950,000 multiplied by the Reallocation Factor.

(xvi) “RE Capital Raise Additional Contingent Payment Units” shall equal (i) Zero, if the RE Cumulative Capital Raise is smaller than or equal to the RE Capital Raise Target; and (ii) RE Capital Raise Additional Contingent Consideration Amount divided by the Reference CFI Common Stock Price, if the RE Cumulative Capital Raise is greater than the RE Capital Raise Target.

(xvii) “RE Capital Raise Contingent Consideration Amount” shall equal $126,200,000 multiplied by the Reallocation Factor multiplied by the difference between (A) the quotient of (i) the RE Cumulative Capital Raise divided by (ii) the RE Capital Raise Target minus (B) 0.75; provided, that, RE Capital Raise Contingent Consideration Amount shall not exceed $31,550,000 multiplied by the Reallocation Factor.

(xviii) “RE Capital Raise Contingent Payment Units” shall equal (i) Zero, if the RE Cumulative Capital Raise is smaller than or equal to the RE Capital Raise Lower Threshold; and (ii) RE Capital Raise Contingent Consideration Amount divided by the Reference CFI Common Stock Price, if the RE Cumulative Capital Raise is greater than the RE Capital Raise Lower Threshold.

(xix) “RE Capital Raise Lower Threshold” means the RE Capital Raise Target multiplied by 75.0%.

(xx) “RE Capital Raise Measurement Period” means the two-year period beginning on the first day of the first full fiscal quarter beginning on or after the Closing Date; provided that, by written notice to CFI prior to the last day of the two-year measurement period, CC has the option, at its sole discretion, to extend the RE Capital Raise Measurement Period for an additional year such that the RE Capital Raise Measurement Period would mean the three-year period beginning on the first day of the first full fiscal quarter beginning on or after the Closing Date.

(xxi) “RE Capital Raise Target” means $3,975,000,000 if the RE Capital Raise Measurement Period if the RE Capital Raise Measurement Period is two years in duration, and $6,650,000,000 if the RE Capital Raise Measurement Period is three years in duration.

(xxii) “RE Cumulative Capital Raise” means, without duplication, the cumulative amount of (i) Qualified Third-Party Capital that is raised in real estate funds, vehicles and other investment products during the RE Capital Raise Measurement Period, (ii) to the extent the Non-RE Capital Raise Target is achieved, the cumulative amount of any Qualified Third-Party Capital relating to real estate listed securities hedge fund strategies in excess of the Non-RE Capital Raise Target, and (iii) Qualified Third-Party Capital relating to listed securities non-hedge fund strategies that are predominantly real estate-related; provided that any such capital raised in the fourth quarter of 2014 will be counted for purposes of calculating the RE Cumulative Capital

Raise. RE Cumulative Capital Raise calculation excludes potential CFI GP Investment in such real estate funds, vehicles and other investment products. For clarification purposes, it also excludes any CFI shareholder capital raise in the public equity market during the RE Capital Raise Measurement Period, but does not exclude any other form of private or public capital raise for real estate vehicles and other investment products.

(b) Aggregate Contingent Payment. At the Closing, CFI will cause OP to issue, a number of OP Common Units equal to (i) the excess of (A) Aggregate Contingent Consideration over (B) the Reallocated Consideration divided by (ii) the Reference CFI Common Stock Price to be held, together with any distributions thereon, in a separate account (the “Contingent Consideration Account”) in accordance with the terms of this Section 3.5. OP will hold and manage the Contingent Consideration Account and the amounts therein, solely for purposes of this Section 3.5.

(c) In consideration of the Contribution to OP at the Closing, the following amounts of OP Common Units shall be delivered by OP from the Contingent Consideration Account to each Contributor as Contingent Consideration:

(i) if the Benchmark Cumulative FFO equals or exceeds the FFO Lower Threshold, (A) the FFO Contingent Payment Units (as may be adjusted in Section 3.5(d)), multiplied by (B) the Allocation Factor, multiplied by (C) such Contributor’s Applicable Contingent Consideration Percentage;

(ii) if the RE Cumulative Capital Raise equals or exceeds the RE Capital Raise Lower Threshold, (A) the RE Capital Raise Contingent Payment Units (as may be adjusted in Section 3.5(d)) multiplied by (B) the Allocation Factor; multiplied by (C) such Contributor’s Applicable Contingent Consideration Percentage;

(iii) if the Non-RE Cumulative Capital Raise equals or exceeds the Non-RE Capital Raise Target, a number of OP Common Units equal to the quotient of (1) (A) $15,000,000 multiplied by the Reallocation Factor divided by (B) the Reference CFI Common Stock Price (“Non-RE Capital Raise Contingent Payment Units”) multiplied by (2) the Allocation Factor multiplied by (3) such Contributor’s Applicable Contingent Consideration Percentage;

(iv) if the Benchmark Cumulative FFO exceeds the FFO Target, (A) the FFO Additional Contingent Payment Units multiplied by (B) the Allocation Factor multiplied by (C) such Contributor’s Applicable Contingent Consideration Percentage;; and

(v) if the RE Cumulative Capital Raise exceeds the RE Capital Raise Target, (A) the RE Capital Raise Additional Contingent Payment Units multiplied by (B) the Allocation Factor multiplied by (C) such Contributor’s Applicable Contingent Consideration Percentage.

(d) Additional Contingent Consideration Adjustments. In the event that the FFO Additional Contingent Payment Units become due pursuant to Section 3.5(c) but the RE Capital Raise Lower Threshold had not been met as of the end of the RE Capital Raise Measurement Period, then the number of the FFO Additional Contingent Payment Units that OP would have otherwise been obligated to deliver shall be reduced by half (rounded up to the nearest unit). In the event that the RE Capital Raise Additional Contingent Payment Units become due pursuant to Section 3.5(c) but the FFO Lower Threshold had not been met as of the end of the FFO Measurement Period, then the number of the RE Capital Raise Additional Contingent Payment Units that OP would have otherwise been obligated to deliver pursuant to Section 3.5(c) shall be reduced by half (rounded up to the nearest unit).

(e) Contingent Consideration Statements.

(i) Promptly following (but within 60 days thereafter) the earlier of (A) the expiration of the RE Capital Raise Measurement Period or (B) such time when CC delivers a written notice to CFI requesting payment of the RE Capital Raise Contingent Payment Units and the RE Capital Raise Additional Contingent Payment Units, if any, CFI will, under the direction of the independent and disinterested members of the CFI Board (the “Independent Directors”) prepare a statement setting forth the RE Cumulative Capital Raise and its calculation of the RE Capital Raise Contingent Payment Units and if any, the RE Capital Raise Additional Contingent Payment Units and provide such preliminary statement to CC for review together with supporting detail from which the statement has been prepared (each, a “RE Capital Raise Contingent Consideration Statement”).

(ii) Promptly following the expiration of the FFO Measurement Period (but within 60 days thereafter), CFI will, under the direction of the Independent Directors, prepare a statement setting forth the Benchmark FFO Per Share and its calculation of the FFO Contingent Payment Units and the FFO Additional Contingent Payment Units, if any and provide such preliminary statement to CC for review together with supporting detail from which the statement has been prepared (each, a “FFO Contingent Consideration Statement”).

(iii) Promptly following the expiration of the Non-RE Capital Raise Measurement Period (but within 60 days thereafter), CFI will, under the direction of the Independent Directors, prepare a statement setting forth the Non-RE Cumulative Capital Raise and its calculation of the Non-RE Capital Raise Contingent Payment Units and provide such preliminary statement to CC for review together with supporting detail from which the statement has been prepared (each, a “Non-RE Capital Raise Contingent Consideration Statement” and together with the RE Capital Raise Contingent Consideration Statement and the FFO Contingent Consideration Statement, the “Contingent Consideration Statements” and each, a “Contingent Consideration Statement”).

(f) CFI shall cooperate with CC in good faith to assist CC in its review of each Contingent Consideration Statement and shall make appropriate information and personnel of CFI reasonably available to CC, and use their commercially reasonable efforts to make appropriate personnel and advisors of CFI available to CC, to discuss and answer questions with respect to the Contingent Consideration Statement. During the period within 30 Business Days of receipt of such Contingent Consideration Statement by CC (each, a “Contingent Consideration Dispute Period”), CC may dispute all or a portion of the relevant Contingent Consideration Statement by giving a Notice of Disagreement (a “Notice of Disagreement”) relating to such Contingent Consideration Statement to CFI setting forth in reasonable detail the basis for any such disagreement relating to such Contingent Consideration Statement. The parties shall promptly commence good faith negotiations with a view to resolving all such disagreements. If CC does not provide a Notice of Disagreement relating to a Contingent Consideration Statement to CFI within the Contingent Consideration Dispute Period, CC shall be deemed to have irrevocably accepted such Contingent Consideration Statement in the form delivered to it by CFI. Notwithstanding anything in this Section 3.5(f) to the contrary, at CC’s election, CC may provide a written notice to CFI at any time during the Contingent Consideration Dispute Period that it has accepted such Contingent Consideration Statement in the form delivered to it by CFI, and such acceptance shall be deemed a “final determination” for the purposes of this Section 3.5.

(g) If CC delivers a Notice of Disagreement pursuant to Section 3.5(f) and CC and CFI are unable to resolve all disagreements within 30 Business Days following the delivery of such Notice of Disagreement, such disagreement shall thereafter be referred to the Accounting Firm for a resolution of such disagreement in accordance with the terms of this Agreement. CC and CFI shall each be party to the engagement letter entered into with the Accounting Firm. If any remaining issues in dispute are submitted to the Accounting Firm for resolution, each of CC and CFI will be afforded an opportunity to present to the Accounting Firm any material relating to the determination of the matters in dispute and to discuss such matters with the Accounting Firm. The Accounting Firm shall act as an expert and not as an arbitrator to calculate, based solely on the written submissions of CFI, on the one hand, and CC, on the other, and not by independent investigation, the applicable Contingent Consideration Statement and shall be instructed that its calculation (A) must be made in accordance with the standards and definitions in this Agreement, and (B) with respect to each item in dispute, must be within the range of values established for such amount as determined by reference to the value assigned to such amount by CFI in the applicable Contingent Consideration Statement and CC in the applicable Notice of Disagreement. CC and CFI shall instruct the Accounting Firm that the determinations of such firm with respect to any disagreement shall be rendered within 30 Business Days after referral of the disagreement to such firm or as soon thereafter as reasonably possible. The Accounting Firm shall make a determination with respect to any unresolved disagreement only in a manner consistent with this Section 3.5, and in no event shall the Accounting Firm’s determination of the unresolved disagreements be for an amount that is outside the range of CC’s and CFI’s proposals with respect to each individual disagreement. Such determinations shall be final and binding upon the parties, and the amount so determined shall be used to complete the applicable Contingent Consideration Statement. Each of CC and CFI shall use its reasonable best efforts to cause the Accounting Firm to render its determination within the 30 Business Day period described in this Section 3.5(g), and each shall cooperate with such firm and provide such firm with access to its books, records, personnel and Representatives and such other information as such firm may require in order to render its determination. The fees and expenses of the Accounting Firm shall be borne by the party whose proposed Contingent Consideration Amount as reflected in such party’s submission to the Accounting

Firm differs the most from the Contingent Consideration Amount (as applicable) finally determined by the Accounting Firm (or, if such differences of the parties are equal, equally by CC and CFI).

(h) Promptly after a Contingent Consideration Statement has become final in accordance with this Section 3.5 (including by means of a deemed acceptance of such documents by CC or CFI), but in no event later than five Business Days following such final determination, OP shall transfer to the Contributors in accordance with their respective Applicable Contingent Consideration Percentage from the Contingent Consideration Account such number of the applicable FFO Additional Contingent Payment Units, FFO Contingent Payment Units, RE Capital Raise Additional Contingent Payment Units, RE Capital Raise Contingent Payment Units, or Non-RE Capital Raise Contingent Payment Units (together with an amount in cash equal to any distributions that would have been declared thereon between Closing and the date of the applicable issuance had such Units been issued at Closing) as finally determined; provided, that CC shall direct OP to (i) reduce the number of any such Units to be so transferred by an amount equal to be paid in respect of the amount of fees and expenses incurred by or on behalf of, or paid or payable by, CC in respect of Contingent Consideration, with such Units being valued at the Reference CFI Class A Common Stock Price (and which reduction of Units shall not, for the avoidance of doubt, reduce the amount of distributions payable on such Units in accordance with the foregoing), and (ii) pay to the Persons to which such fees and expenses are due the applicable amounts as set forth in such notice in accordance with the payment instructions therein; provided that, if at the time of the finalization of the RE Capital Raise Contingent Consideration Statement, the FFO Contingent Consideration Statement has not been prepared or finalized, OP shall transfer to the Contributors in accordance with their respective Applicable Contingent Consideration Percentage, with respect to the RE Capital Raise Additional Contingent Payment Units, only half of the number of RE Capital Raise Additional Contingent Payment Units (rounded to the nearest unit) as finally determined in accordance with this Section 3.5. Upon such time when the FFO Contingent Consideration Statement is finalized, if Benchmark Cumulative FFO is greater than the FFO Lower Threshold, OP shall transfer to the Contributors in accordance with their respective Applicable Contingent Consideration Percentage the other half of the RE Capital Raise Additional Contingent Payment Units (rounded to the nearest unit) (together with an amount in cash equal to any distributions that would have been declared thereon between Closing and the date of the applicable issuance had such OP Common Units been issued at Closing); provided, that, upon prior written notice of CC, CC may direct OP to, and OP shall (i) reduce the number of any such Units to be so transferred by an amount equal to be paid in respect of the amount of fees and expenses incurred by or on behalf of, or paid or payable by, CC in respect of Contingent Consideration, with such Units being valued at the Reference CFI Class A Common Stock Price (and which reduction of Units shall not, for the avoidance of doubt, reduce the amount of distributions payable on such Units in accordance with the foregoing), and (ii) pay to the Persons to which such fees and expenses are due the applicable amounts as set forth in such notice in accordance with the payment instructions therein. Promptly after a Contingent Consideration Statement has become final in accordance with this Section 3.5 (including by means of a deemed acceptance of such documents by CC or CFI), but in no event later than five Business Days following such final determination, if the Contingent Consideration Account holds more OP Common Units than OP could in any event be obligated to transfer to the Contributors as Contingent Consideration pursuant to this Section 3.5, OP shall remove such excess OP Common Units from the Contingent Consideration Account and cancel such excess OP Common Units. It is acknowledged that at any time when any OP Common Units are delivered from OP pursuant to this Section 3.5, a portion of such OP Common Units approximately equal to the amount determined by multiplying the number of such OP Common Units by 22.123% will, promptly after such delivery, be exchanged by CC for shares of CFI Class A Common Stock.

(i) Any payment under this Section 3.5 shall be treated as an adjustment to the Consideration for any Tax purposes, except as otherwise required by applicable Law (including a determination of a Tax Authority that, under applicable Law, is not subject to further review or appeal).

3.6 Certain Adjustments. If after the date hereof and on or prior to the Closing, the outstanding shares of CFI Common Stock (or CFI Class A Common Stock) shall be changed into a different number of shares by reason of any reclassification, recapitalization or combination, stock split, reverse stock split, stock dividend or rights issued in respect of such CFI Common Stock (or CFI Class A Common Stock), or any similar event shall occur (any such action, an “Adjustment Event”), the Reference CFI Common Stock Price shall be adjusted accordingly to provide to the Contributors the same economic benefits as contemplated by this Agreement prior to such Adjustment Event.

3.7 Withholding. CFI, OP, and their respective Subsidiaries shall be entitled to deduct and withhold from any consideration payable hereunder the amounts required to be deducted and withheld with respect to the making of such payment under the Code or any applicable provision of state, local or foreign Tax Law, and the relevant withholding Person shall timely remit to the appropriate Authority any and all amounts so deducted or withheld and timely file all Tax Returns required to be filed under applicable Tax Law. To the extent that amounts are so withheld or paid over to or deposited with the relevant Authority in accordance with the foregoing, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

SECTION 4. THE CLOSING

4.1 Closing. The closing of the Contribution (the “Closing”) will take place as soon as practicable but in any event not later than the third Business Day following the date on which the last of the conditions set forth in Section 8 has been satisfied or waived (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other time and place as CFI and CC may agree in writing. The Closing shall take place (i) at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036, at 10:00 A.M., New York City time, or (ii) at such other place, time or date as CFI and CC may agree in writing. The date on which the Closing occurs is referred to as the “Closing Date”.

4.2 Deliveries at Closing.

(a) At the Closing, the Contributors, as applicable, will, or will cause their respective applicable Subsidiaries to, deliver to CFI and OP:

(i) documents and instruments, reasonably satisfactory to CFI and OP, evidencing the completion of the CC Pre-Closing Contribution other than with respect to (i) obtaining any Consents relating to the CC Contributed Assets (which, for the avoidance of doubt, shall, following Closing, be addressed in the manner contemplated by Section 2.3) and (ii) effecting any Transfer Documents under local Laws pursuant to Section 2.4;

(ii) Investment Management Agreement, between CRM and CC, in the form attached hereto as Exhibit K (the “CRM Investment Management Agreement”), duly executed by CRM and CC;

(iii) an Assignment of Member Interests, substantially in the form attached hereto as Exhibit L, duly executed by each Contributor, providing for the admission of OP (i) as the sole member in place of CC and CCH of NewCo, as evidence of CC’s and CCH’s contribution of NewCo Interests to OP, (ii) as a member in place of FHB LLC of CRP, as evidence of FHB LLC’s contribution of CRP Interests to OP and (iii) as a member in place of Saltzman of CRM, as evidence of Saltzman’s contribution of CRM Interests to OP;

(iv) a counterpart of the Trademark License Agreement, in the form attached hereto as Exhibit M (the “CAH License Agreement”), duly executed by Colony AH Member LLC;

(v) an Amended and Restated Limited Liability Company Agreement of OP, in the form attached hereto as Exhibit N (the “OP LLC Agreement”), duly executed by the Contributors, as new members;

(vi) if applicable under Section 2.5, the CIML Investment Management Agreement, duly executed by CC (or an Affiliate thereof designated by CC);

(vii) a certificate of non-foreign status of each Contributor (or, if relevant, its sole owner for U.S. federal income tax purposes), substantially in the form set forth in Treas. Regs. Sec. 1.1445-2(b); and

(viii) such other typical and customary certificates, documents and instruments as CFI and OP may reasonably request related to (i) the CC Pre-Closing Contribution and (ii) the Contribution.

(b) At the Closing, CFI will, or will cause OP to, as applicable, deliver to the applicable Contributor or Contributors all of the following:

(i) documents and instruments, reasonably satisfactory to CC, evidencing the completion of the CFI Pre-Closing Contribution other than with respect to (i) obtaining any Consents relating to the CFI Contributed Assets (which, for the avoidance of doubt, shall, following Closing, be addressed in the manner contemplated by Section 2.3) and (ii) effecting any Transfer Documents under local Laws pursuant to Section 2.4;

(ii) a certified copy of the Charter Amendment filed with the State Department of Assessments and Taxation of Maryland;

(iii) a confirmation executed by an authorized officer of CFI of the issuance of the New Shares in accordance with Section 3.3;

(iv) a confirmation executed by the managing member of OP of the issuance of the New Units in accordance with Section 3.3(b);

(v) a counterpart of the CAH License Agreement, duly executed by OP;

(vi) the OP LLC Agreement, duly executed by CFI;

(vii) if applicable under Section 2.5, the CIML Investment Management Agreement, duly executed by OP (or an Affiliate thereof designated by OP); and

(viii) a certificate of non-foreign status of CFI, substantially in the form set forth in Treas. Regs. Sec. 1.1445-2(b);

(ix) such other typical and customary certificates, documents and instruments as CC may reasonably request related to the Contribution.

4.3 Tax Treatment. CFI, Saltzman FHB LLC and CC intend that for U.S. federal income tax purposes (and for all relevant state income tax purposes) the contributions of NewCo, 40% of CRM by Saltzman and 50% of CRP by FHB LLC to OP in exchange for New Units constitutes a contribution pursuant to Section 721 of the Code. Each party hereto agrees to report the contributions of NewCo, CRM and CRP consistently with the foregoing on all applicable Tax Returns and in any audit with a Tax Authority (to the extent permitted by applicable Law and subject to any determination of a Tax Authority that, under applicable Law, is not subject to further review or appeal).

4.4 Alternative Structure. If CC and CFI determine that the Contribution in exchange for Units may not qualify as a tax free transaction under Section 721(b) of the Code, then each of CC and CFI shall consider other structures in good faith, including changes and modifications to this Agreement and any Ancillary Documents (including, if necessary, to extend the time for performance under this Agreement and any Ancillary Documents) as would be reasonably necessary to effectuate the transactions contemplated by this Agreement under such alternative structure; provided, further that no Contributor shall acquire, from the date hereof through and including the Closing Date, any assets that are treated as “stock” or “securities” within the meaning, and for purposes, of Section 351(e) of the Code and the Treasury regulations promulgated thereunder other than money, foreign currency and short-term investments.

4.5 Post-Closing Allocation of New Shares. On, or as soon as practicable following, the Closing Date, CC shall transfer New Shares to Richard B. Saltzman in accordance with, and subject to, the terms and conditions of the Lock-Up Agreement by and among CFI, CC and Richard B. Saltzman.

SECTION 5. REPRESENTATIONS AND WARRANTIES OF THE CONTRIBUTORS

Except as set forth in the disclosure schedules delivered by CC to CFI and OP concurrently with the execution of this Agreement (“CC Disclosure Letter”), each of the Contributors severally and not jointly, on a pro rata basis in accordance with their respective Applicable Indemnification Percentage (other than with respect to Section 5.1, Section 5.2 and Section 5.4, to the extent such Sections relate to a Contributor, which are deemed to be made by each Contributor solely with respect to such Contributor) represents and warrants to CFI and OP as follows:

5.1 Organization and Qualification. Each of the Contributors which is an entity, NewCo and the Subject Entities is a legal entity duly organized, validly existing, and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of its jurisdiction of organization and has all requisite partnership, corporate, limited liability company power and authority to conduct its business as it is now being conducted and to own, lease and operate its properties, rights and assets. Each of the Contributors which is an entity, NewCo and the Subject Entities is duly qualified as a foreign partnership, corporation or limited liability company or licensed to do business as a foreign entity in good standing, as the case may be, in each jurisdiction where such qualification is necessary for the conduct of its business as currently conducted or where the nature or location of the properties, rights and assets owned, leased or operated by it requires such qualification or licensing, except where the failure to be so qualified would not have or reasonably be expected to have, individually or in the aggregate, a CC Material Adverse Effect. The Organizational Documents of each of the Contributors which is an entity, NewCo and the Subject Entities, copies of which have been provided or made available to CFI, are true, complete and correct copies of such documents as in full force and effect as of the date of this Agreement.

5.2 Authority; Approvals. Each of the Contributors and NewCo has the necessary limited liability company power (or in the case of Saltzman, full power) and authority to execute and deliver this Agreement and any Ancillary Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Documents to which the Contributors or NewCo is a party and the performance by such party of the transactions contemplated by this Agreement and the Ancillary Documents have been duly and validly authorized by all necessary partnership, company or other action on the part of such Contributor and NewCo and no other partnership, company or other proceedings on the part of such Contributor or NewCo are necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Documents to which such party is a party by such Contributor and NewCo. This Agreement has been, and upon their execution the Ancillary Documents to which any Contributor or NewCo is a party will be, duly executed and delivered by such party and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by each other party thereto, constitute, and upon their execution such Ancillary Documents will constitute, valid and binding obligations of such Contributor and NewCo, as applicable, enforceable against such party in accordance with their respective terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to enforcement or creditors’ rights generally and (ii) general equitable principles.

5.3 CC Contributed Interests.

(a) Section 5.3(a)(i) of CC Disclosure Letter sets forth correctly, as of the date hereof, the percentage equity ownership interest of CC and its Subsidiaries in the Subject Entities, other than CRP. Section 5.3(a)(ii) of CC Disclosure Letter sets forth correctly, after giving effect to the CC Pre-Closing Contribution, the percentage equity ownership interest of NewCo and its Subsidiaries in the Subject Entities, other than CRP.

(b) Other than the applicable CC Contributed Interests or equity interests held directly or indirectly by a CC Contributed Entity, none of the Subject Entities has any outstanding equity interests or other securities exercisable or exchangeable for or convertible into equity interests. All of the CC Contributed Interests have been validly issued, are fully paid and nonassessable (in jurisdictions where such concept is recognized) and have not been issued in violation of any preemptive or similar rights. There are no Contracts to which CC or NewCo is a party or bound with respect to the voting (including voting trusts or proxies) of the CC Contributed Interests or any other equity interests in the Subject Entities. There are no outstanding or authorized subscriptions, options, warrants, call rights, conversion rights, exchange rights or similar rights, or Contracts that could require CC, NewCo, any of the Subject Entities or any of their respective Subsidiaries to issue, sell or otherwise cause to be outstanding or to redeem any CC Contributed Interests or other equity interests of any Subject Entity.

5.4 Title; NewCo.

(a) CC Holdings, CC or CCH has good and valid title to the CC Contributed Assets, free and clear of Encumbrances, except the Permitted Encumbrances, Encumbrances imposed under applicable federal and state securities Laws, this Agreement and the Ancillary Documents and any Consents relating to the CC Assigned Contracts. At the CC Contribution Closing, good and valid title to the CC Contributed Assets, free and clear of any and all Encumbrances, except for the Permitted Encumbrances and Encumbrances imposed under applicable federal and state securities Laws, this Agreement and the Ancillary Documents, will pass to NewCo, subject to obtaining any Consents relating to the CC Assigned Contracts.

(b) As of the date of this Agreement, CC Holdings, CC or CCH is, and as of the Closing Date, NewCo will be, the beneficial owner and owner of record of all of the CC Contributed Interests, free and clear of any Encumbrances, other than Permitted Encumbrances and Encumbrances imposed under applicable federal and state securities Laws, this Agreement and the Ancillary Documents.

(c) NewCo has been formed in connection with the transactions contemplated by this Agreement and prior to giving effect to the CC Pre-Closing Contribution, other than with respect to Liabilities incident to its formation and other rights and Liabilities under this Agreement and any Ancillary Documents, NewCo does not have any Assets or Liabilities and other than the execution and performance of this Agreement and the Ancillary Document to which NewCo is a party, NewCo has not conducted any operations or business.

(d) CC Holdings, CC and CCH are the beneficial owners and owners of record of all of the NewCo Interests, which consist of all of the outstanding equity interests of NewCo, free and clear of any Encumbrances, other than Permitted Encumbrances and Encumbrances imposed under applicable federal and state securities Laws, this Agreement and the Ancillary Documents. All of the NewCo Interests have been validly issued, are fully paid and nonassessable and have not been issued in violation of any preemptive or similar rights. There are no Contracts to which CC Holdings, CC, CCH or NewCo is a party or bound with respect to the voting (including voting trusts or proxies) of NewCo Interests. There are no outstanding or authorized subscriptions, options, warrants, call rights, conversion rights, exchange rights or similar rights, or Contracts that could require CC, CCH NewCo, or any of their respective Subsidiaries to issue, sell or otherwise cause to be outstanding or to redeem any NewCo Interests.

(e) FHB LLC has been formed in connection with the transactions contemplated by this Agreement and other than with respect to Liabilities incident to its formation and other rights and Liabilities under this Agreement and any Ancillary Documents, FHB LLC does not have any Assets or Liabilities and other than the execution and performance of this Agreement and the Ancillary Document to which FHB LLC is a party, FHB LLC has not conducted any operations or business. FHB LLC is the beneficial owner and owner of record of all of the CRP Interests, which consist of fifty percent (50%) of the outstanding equity interests of CRP, free and clear of any Encumbrances, other than Permitted Encumbrances and Encumbrances imposed under applicable federal and state securities Laws, this Agreement and the Ancillary Documents. All of the CRP Interests have been validly issued, are fully paid and nonassessable and have not been issued in violation of any preemptive or similar rights. There are no Contracts to which FHB LLC or CRP is a party or bound with respect to the voting (including voting trusts or proxies) of CRP Interests. There are no outstanding or authorized subscriptions, options, warrants, call rights, conversion rights, exchange rights or similar rights, or Contracts that could require FHB LLC, CRP, or any of their respective Subsidiaries to issue, sell or otherwise cause to be outstanding or to redeem any CRP Interests.

(f) Saltzman is the beneficial owner and owner of record of all of the CRM Interests, which consist of forty percent (40%) of the outstanding equity interests of CRM, free and clear of any Encumbrances, other than Permitted Encumbrances and Encumbrances imposed under applicable federal and state securities Laws, this Agreement and the Ancillary Documents. All of the CRM Interests have been validly issued, are fully paid and nonassessable and have not been issued in violation of any preemptive or similar rights. There are no Contracts to which Saltzman or CRM is a party or bound with respect to the voting (including voting trusts or proxies) of CRM Interests. There are no outstanding or authorized subscriptions, options, warrants, call rights, conversion rights, exchange rights or similar rights, or Contracts that could require Saltzman, CRM, or any of their respective Subsidiaries to issue, sell or otherwise cause to be outstanding or to redeem any CRM Interests.

(g) Other than with respect to other rights and Liabilities under this Agreement and any Ancillary Documents, CRM does not have any Assets or Liabilities other than the CRM CRP Interests and other than the execution and performance of this Agreement and the Ancillary Document to which CRM is a party and those actions in connection with the ownership of the CRM CRP Interests, CRM has not conducted any operations or business. CRM is the beneficial owner and owner of record of all of the CRM CRP Interests, which consist of fifty percent (50%) of the outstanding equity interests of CRP, free and clear of any Encumbrances, other than Permitted Encumbrances and Encumbrances imposed under applicable federal and state securities Laws, this Agreement and the Ancillary Documents. All of the CRM CRP Interests have been validly issued, are fully paid and nonassessable and have not been issued in violation of any preemptive or similar rights. There are no Contracts to which CRM or CRP is a party or bound with respect to the voting (including voting trusts or proxies) of CRM CRP Interests. There are no outstanding or authorized subscriptions, options, warrants, call rights, conversion rights, exchange rights or similar rights, or Contracts that could require CRM, CRP, or any of their respective Subsidiaries to issue, sell or otherwise cause to be outstanding or to redeem any CRM CRP Interests. CRM has no Subsidiaries other than CRP and its Subsidiaries.

5.5 No Conflicts. Neither (i) the execution, delivery and performance of this Agreement and the Ancillary Documents by any Contributor and NewCo nor (ii) the consummation of the transactions hereby or thereby shall: (a) violate, conflict with or result in the breach of the Organizational Documents of any such Contributor which is an entity, NewCo or any Subject Entity; (b) conflict with or violate any Law applicable to such Contributor, NewCo or any Subject Entity or their respective properties, rights or assets; (c) result in a breach or default under, or create in any Person the right to terminate, cancel, accelerate or modify, or require any notice, consent or waiver, or result in the creation of any Encumbrance upon any of the properties or assets of any Subject Entity or any CC Contributed Assets, under any Contract to which such Contributor, NewCo or any Subject Entity or any of their respective properties, rights or assets may be bound; or (d) violate, conflict with, result in the loss of any benefit under, or require redemption, repayment or repurchase or otherwise require the purchase or sale of any securities, result in the termination of or a right of termination, modification or cancellation any of the properties or assets of any Subject Entity or any CC Contributed Assets, any Contract to which such Contributor, NewCo or any Subject Entity or any of their respective properties, rights or assets may be bound, except, in the case of clauses (b), (c) or (d), as would not have or reasonably be expected to have, individually or in the aggregate, a CC Material Adverse Effect.

5.6 Consents and Filings. No Consent of any Authority is required to be obtained or made by or with respect to any Contributor or NewCo in connection with the execution, delivery and performance of this Agreement and the Ancillary Documents or the consummation of the transactions hereby or thereby, except for (i) the filings under the HSR Act and the other Consents set forth in Section 5.6 of CC Disclosure Letter, (ii) the filing with the SEC of any reports or other documents that may be required under the Securities Act or the Exchange Act, (iii) the filing with the appropriate state Authorities of any required “blue sky” filing; (iv) the registration with the SEC of a wholly owned Subsidiary of NewCo as investment adviser under the Investment Advisers Act of 1940, or (v) to the extent that the failure to obtain any such Consent would not have or reasonably be expected to have, individually or in the aggregate, a CC Material Adverse Effect.

5.7 Absence of Certain Changes. Since December 31, 2013 through the date hereof, each Contributor which is an entity and each Subject Entity has (i) operated in the Ordinary Course of Business and (ii) has not taken any action that would have been prohibited by Sections 7.2 (c), (d), (i), (l), (n) or (o) had this Agreement been in effect for such period. Since September 30, 2014, none of any Contributor which is an entity or any Subject Entity has taken any action that would have been prohibited by Section 7.2 had this Agreement been in effect for such period. Since the date of the latest audited Financial Statements (as defined hereinafter) through the date hereof, there has not occurred any change, event, occurrence, circumstance, development or effect that has had or would reasonably be expected to have, individually or in the aggregate, a CC Material Adverse Effect.

5.8 Proceedings; Orders. As of the date hereof, there are no Proceedings by or against any Contributor or NewCo or any of the Subject Entities pending or, to the Knowledge of CC, threatened in writing, challenging the legality, validity or enforceability of this Agreement or the Ancillary Documents or the consummation of the transactions contemplated hereby and thereby. Except as would not have or reasonably be expected to have, individually or in the aggregate, a CC Material Adverse Effect, as of the date hereof, there are no Proceedings pending or, to the Knowledge of CC, threatened, against any Contributor, NewCo or any of the Subject Entities with respect to the Subject Entities, the CC Contributed Assets, the CC Assumed Liabilities, the Colony Mark, the CRP Interests, the CRM CRP Interests or the CRM Interests. As of the date hereof, neither NewCo nor any Subject Entity is subject to any outstanding order, writ, injunction, judgment or decree that would have or reasonably be expected to have, individually or in the aggregate, a CC Material Adverse Effect.

5.9 Compliance with Laws.

(a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a CC Material Adverse Effect, each of the Subject Entities, NewCo and CC Parties (with respect to the CC Contributed Assets) is in compliance with all applicable Laws. Except for routine examinations conducted by the SEC (each, a “Routine Examination”), since January 1, 2012, none of the Subject Entities, NewCo or CC Parties have received any written notice of, or to CC’s Knowledge oral notice of, any investigation with respect to, any violation of any Law applicable to the Subject Entities or the CC Contributed Assets or the Colony Mark, except for notices of violations, or knowledge of such investigations, that have not had and would not reasonably be expected to have, individually or in the aggregate, a CC Material Adverse Effect. No Routine Examination has resulted in any enforcement action against or in connection with any CC Party or CC Contributed Asset or identified any material deficiency or shortcoming relating to any CC Party or CC Contributed Asset.

(b) The Subject Entities, NewCo and CC (with respect to the CC Contributed Assets) possess all material Permits necessary for the conduct of the CC Contributed Business. All such Permits are in full force and effect in all material respects and, since January 1, 2012, no Authority has provided any material notice that it intends to limit, suspend, revoke or adversely modify such Permits. There is no default under, or violation of, any such Permits, except for defaults or violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a CC Material Adverse Effect.

5.10 Tax Matters.

(a) CC, CCH, CCH Holdings, NewCo and each Subject Entity has timely filed (or caused to be filed) all material Tax Returns required to be filed by it, and all material Tax Returns otherwise required to be filed with respect to NewCo, the CC Contributed Assets and the business contemplated to be contributed, directly and indirectly, pursuant to Section 3.1 hereof have been timely filed. All such Tax Returns were, when filed, and remain correct and complete in all material respects.

(b) All Income Taxes and other material Taxes required to be paid with respect to the CC Contributed Assets, the assets of CRP and their respective Subsidiaries and the business contemplated to be contributed, directly and indirectly, pursuant to Section 3.1 hereof, and otherwise required to be paid by NewCo and the Subject Entities (including, in each case, any Taxes required to be withheld), have been timely paid (and, in the case of Taxes required to be withheld, have been timely withheld and paid over to the appropriate Governmental Authority) or, in the case of Taxes not yet due and payable, accrued and reserved against and entered on the books of NewCo or the relevant Subject Entity, as applicable, to the extent required to be so accrued under GAAP.

(c) No assertion, claim or assessment has been made by an Authority in writing in a jurisdiction where CC, NewCo, or a Subject Entity does not file Tax Returns that CC, NewCo, or such Subject Entity, as relevant, is or may be subject to Taxation by that jurisdiction. There are no audits, investigations by any Governmental Authority or other proceedings ongoing, to the knowledge of the Company, or threatened in writing, in each case with regard to any Taxes or Tax Returns of CC, NewCo, or any Subject Entity; (i) no deficiency for Taxes of CC, NewCo or any Subject Entity has been claimed, proposed or assessed in writing or, to the Knowledge of CC, threatened, by any Governmental Authority, which deficiency has not yet been settled; (ii) none of the CC, NewCo or any Subject Entity has waived (or waived on its behalf) any statute of limitations with respect to Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency for any open tax year; and (iii) none of CC, CCH Holdings, FHB LLC, NewCo, or any Subject Entity has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law). None of CC, NewCo, or any Subject Entity has requested, has received (or is subject to) a written ruling of a Governmental Authority or has otherwise entered into any written agreement with a Governmental Authority with respect to any Taxes.

(d) There are no Tax allocation or sharing agreements or similar arrangements with respect to, binding, or otherwise involving CC, NewCo, any Subject Entity, or otherwise with respect to the CC Contributed Assets, the assets of CRP and their respective Subsidiaries, or the business contemplated to be contributed, directly and indirectly, pursuant to Section 3.1 hereof.

(e) None of CC, NewCo, or any Subject Entity is, will be, or would be, as a result of the transactions contemplated herein (or CFI or any of its Subsidiaries are a result of being, following the Closing, a direct or indirect equity owners (determined for U.S. federal income tax purposes) in any of NewCo or any Subject Entity) required to include amounts in income, or exclude items of deduction (in either case for Tax purposes), for any Tax period as a result of (i) a change in method of Tax accounting or period; (ii) Section 481 of the Code, or, in the case of each of the foregoing, any corresponding or similar provision of state, local, or non-U.S. Law; (iii) the recapture of any tax benefit; or (iv) the use of any special accounting method.

(f) There are no Encumbrances on any of the CC Contributed Assets, the assets of CRP and their respective Subsidiaries, the business contemplated to be contributed, directly and indirectly, pursuant to Section 3.1 hereof or any asset of any Subject Entity arising from or relating to any failure (or alleged failure) to pay any Tax. CC has not waived any statute of limitations in respect of Taxes with respect to the CC Contributed Assets or the assets of CRP and their respective Subsidiaries or agreed to any extension of time with respect to a Tax assessment or deficiency.

(g) None of NewCo or any Subject Entity has ever directly or indirectly participated in or could have any liability or obligation with respect to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4.

(h) None of NewCo or any Subject Entity (or CFI or any of its Subsidiaries are a result of being, following the Closing, a direct or indirect equity owner

(determined for U.S. federal income tax purposes) in any of NewCo or any Subject Entity) is or could be, based on the current and expected-at-Closing assets, business and contracts, engaged, directly or indirectly, in an activity described in Section 856(l)(3)(A) and (B) of the Code (without regard to the flush language following subparagraph (B) of Section 856(l)(3)).

5.11 Employees.

(a) All employees intended to transfer as a result of the transactions contemplated by this Agreement are Business Employees. Except as expressly contemplated in this Agreement or any other arrangement referred to herein or related hereto, the Business Employees do not provide any services to the CC Retained Entities and are not intended to provide any services to the CC Retained Entities following the consummation of this transaction.

(b) Section 5.11(b)(i) of the CC Disclosure Letter contains a true and complete list of each Contributed Benefit Plan, and separately identifies whether such Contributed Benefit Plan is a Contributed Domestic Benefit Plan or a Contributed Foreign Benefit Plan. All sponsoring employers of each Contributed Benefit Plan are either (i) CC Contributed Entities or a Subsidiary of a CC Contributed Entity or (ii) CRP. CC has provided or made available to CFI with respect to each Contributed Domestic Benefit Plan, and in each case to the extent applicable, a true and complete copy of (i) the plan document and any currently effective amendments thereto, (ii) any related trust, funding or administrative documents, (iii) the current summary plan description and any current summaries of material modifications, (iv) the most recent determination or opinion letter from the IRS, (v) the most recently filed annual report on Form 5500 and (vi) any material communication with any Authority. CC has provided or made available to CFI with respect to each Contributed Foreign Benefit Plan a true and complete copy of any applicable documents that are substantially comparable (taking into account differences in applicable Laws and practices) to the documents required to be provided in accordance with the preceding sentence. No current Business Employee participates in, or has, any right to payment or benefits under any Benefit Plan maintained, administered or contributed to solely by CC or any ERISA Affiliate of CC (excluding for these purposes any Subject Entity).

(c) Each Contributed Benefit Plan has been maintained in material compliance with its terms and in material compliance with applicable Laws. There are no pending, or to the Knowledge of CC, threatened, material Proceedings of any kind in any court or Authority with respect to any Contributed Benefit Plan (other than routine claims for benefits). To the Knowledge of CC, except as would not reasonably be expected to result in material liability to any Subject Entity, none of the Subject Entities nor any trustee, administrator, fiduciary or sponsor of any Contributed Benefit Plan nor any Person that any of the Subject Entities has any obligation to indemnify has engaged in any prohibited transaction as defined in Section 406 of ERISA or Section 4975 of the Code for which there is no applicable exemption.

(d) Neither any CC Party, any Subject Entity nor any of their respective ERISA Affiliates contributes (or is obligated to contribute), nor during the past six years has had an obligation to contribute, to or has any actual or contingent liability with respect to any (A) a “defined benefit plan” as defined in Section 3(35) of ERISA, (B) a pension plan subject to Title IV of ERISA or the funding standards of Section 302 of ERISA or Section 412 of the Code, (C) a “multiemployer plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Code or (D) a “multiple employer plan” within the meaning of

Section 210(a) of ERISA or Section 413(c) of the Code. No Liability under Title IV or Section 302 of ERISA has been incurred by any CC Party, any Subject Entity or any of their respective ERISA Affiliates that has not been satisfied in full, and no condition exists that could reasonably be expected to present a material risk to any CC Party, any Subject Entity or any of their respective ERISA Affiliates of incurring any such liability.

(e) Each Contributed Domestic Benefit Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination or prototype opinion letter from the IRS, and to the Knowledge of CC, nothing has occurred since the date of any such letter that would reasonably be expected to adversely affect the tax-qualified status of any such Contributed Domestic Benefit Plan.

(f) Neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement (either alone or together with any other event) will (i) entitle any current or former employee, officer, director or independent contractor of a Subject Entity to any payment or benefit, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or result in any other obligation under, any Contributed Benefit Plan or (iii) result in any payment under any Contributed Benefit Plan not being deductible pursuant to Section 280G of the Code.

(g) No Contributed Benefit Plan provides material benefits, including, without limitation, death or medical benefits, beyond termination of service or retirement other than (i) coverage mandated by applicable Law or (ii) death or retirement benefits under any Contributed Domestic Benefit Plan that is intended to be qualified under Section 401(a) of the Code or a plan that is sponsored by or to which contributions are mandated by any Authority.

(h) Each Contributed Foreign Benefit Plan has been maintained, funded and administered in all material respects in accordance with its terms and the requirements of applicable Law. To the Knowledge of CC, each Contributed Foreign Benefit Plan that is required to be registered or approved by an Authority has been registered with, or approved by, and has been maintained in good standing with such Authority. Except as required by any Authority or by any Law, no Contributed Foreign Benefit Plan (or portion thereof) could be considered a defined benefit plan within the meaning of Section 3(35) of ERISA if such Contributed Foreign Benefit Plan were maintained in the United States.

(i) All material contributions required to be made with respect to any Contributed Domestic Benefit Plan by applicable Law or by the terms of such plan (including any premiums due or payable with respect to any insurance policy funding any such plan) have been timely paid in full, or to the extent not required to be made or paid on or before the date hereof, have been accrued in accordance with normal accounting practices.

(j) None of CC or any Subject Entity is party to, or bound by, any collective bargaining agreement, contract or other arrangement or understanding with a labor union, employee committee or other labor organization covering any of the Business Employees. To the Knowledge of CC, as of the date hereof, no union organizing or certification activities are being conducted or threatened with respect to any current Business Employees.

(k) There are no (i) current strikes, work stoppages, work slowdowns, lockouts or other labor disputes pending or, to the Knowledge of CC, threatened against any of the Subject Entities, or (ii) unfair labor practice charges or complaints pending or, to the Knowledge of CC, threatened by or on behalf of any Business Employee or group of Business Employees. There are no Proceedings pending, or, to the Knowledge of CC, threatened, before any Authority with respect to or relating to the terms and conditions of employment of the Business Employees. Each of the Subject Entities is in compliance in all material respects with all applicable Law respecting employment and employment practices and wages and hours.

(l) To the Knowledge of CC, except as would not reasonably be expected to result in material liability to any Subject Entity, each individual (other than any Business Employee) who renders services to a Subject Entity that is classified by CC or the Subject Entity as having the status of an independent contractor or other non-employee status for any purpose, including for purposes of participation in any Contributed Benefit Plan, is properly so characterized.

5.12 Financial Statements.

(a) Section 5.12 of the CC Disclosure Letter contains copies of the audited consolidated balance sheet of CC and its consolidated Subsidiaries, and Colony Advisors, LLC (collectively, the “CC Consolidated Entities”) (including for such purposes, the CC Retained Entities) as of December 31, 2013 and the related combined statement of operations and combined statement of cash flows for the fiscal year ended on December 31, 2013 and the unaudited consolidated balance sheet of the CC Consolidated Entities as of September 30, 2014, and the related combined statement of operations and combined statement of cash flows for the nine-month period ended on September 30, 2014 (collectively, and together with the notes thereto, the “Financial Statements”). The Financial Statements present fairly in all material respects the financial condition and the results of operations of the CC Consolidated Entities (including for such purposes, the CC Retained Entities) as of such dates and for such periods have been prepared in accordance with GAAP (as in effect on the date of the applicable Financial Statement) applied on a consistent basis during the periods involved.

(b) The CC Consolidated Entities have designed and maintain a system of internal control over financial accounting sufficient to provide reasonable assurances regarding the reliability of financial accounting for the CC Consolidated Entities. CC has disclosed to its auditors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect CC’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the CC Consolidated Entities’ internal control over financial accounting. CC has made available to CFI a summary of any such disclosure made by management to its auditors since January 1, 2012.

5.13 Undisclosed Liabilities. Except (a) as disclosed, set forth or reflected or reserved against on the Financial Statements, (b) for Liabilities permitted by or incurred pursuant to this Agreement or any Ancillary Documents, (c) for Liabilities incurred after December 31, 2013 in the ordinary course of business, (d) for Liabilities set forth on Section 5.13 of the CC Disclosure Letter, or (e) for CC Retained Liabilities, the CC Contributed

Business is not subject to, and the CC Assumed Liabilities do not include, any Liabilities other than Liabilities which would not have or reasonably be expected to have, individually or in the aggregate, a CC Material Adverse Effect. Notwithstanding the foregoing, the representations and warranties contained in this Section 5.13 do not apply to any matter the subject matter of which is specifically covered by Section 5.9, Section 5.10, Section 5.11, Section 5.16 or Section 5.17.

5.14 Material Contracts.

(a) Section 5.14 of the CC Disclosure Letter contains a complete list, as of the date hereof, of all Contracts (other than Contributed Benefit Plans and any Ancillary Documents, and other than any Contracts that are CC Retained Assets) to which any of the CC Parties (in respect of the CC Contributed Business) is a party or by which any CC Party (in respect of the CC Contributed Business) is bound (other than Contracts that exclusively relate to CC Retained Assets and CC Retained Liabilities), and that fall within any of the following categories (the “Material Contracts”):

(i) any CC Assigned Contracts set forth under Section 1 of Section 1.1(b) of CC Disclosure Letter;

(ii) any Advisory Contract;

(iii) any Contract for the placement, distribution or sale of shares, units or other ownership interests of any Subject Fund or future fund, investment vehicle or investment product, including solicitation agreements and investor referral agreements, in each case, pursuant to which a CC Party may incur fees due and owing;

(iv) any Contract requiring any CC Party (A) to co-invest with any other Person; (B) to provide seed capital or similar investment or (C) to invest in any fund, investment vehicle or investment product (including any contract requiring any additional or “follow-on” capital contributions or that contains any provisions regarding priority with respect to the allocation of investment opportunities);

(v) any Contract that contains (A) a “clawback” or similar undertaking requiring the contribution, reimbursement or refund by any CC Party of any prior distribution, return of capital or fees (whether performance based or otherwise) paid to any such Person or (B) a “most favored nation” or similar provision with any Client;

(vi) any Contract relating to Investment Management Services by which a CC Party has agreed to modify, share or reimburse the fees receivable from, or assume or share any expenses of, any Subject Fund or Advisory Client under the applicable Fund Agreement or Advisory Contract (or any side letter relating thereto);

(vii) any Contract that contains (A) “key person” provisions pertaining to employees of any CC Party or (B) any of the following rights provided to a Client: (1) special withdrawal or redemption rights, (2) designation rights regarding advisory boards or similar provisions, (3) anti-dilution rights or (4) special notice or reporting requirements, including any “side letters” or similar arrangements in connection with investments made by the Funds;

(viii) the asset management agreements related to the sub-advisory asset management agreements that are included in the CC Assigned Contracts;

(ix) any Contract that limits in any material respect the freedom of any CC Party to compete in any line of business, provide any service, or sell any product or securities in any geographic area;

(x) any joint venture or partnership agreement;

(xi) any business combination or acquisition Contract that could reasonably be expected to result in future payments by any CC Party in excess of $1,000,000, including through “earn-out” or other contingent payment obligations;

(xii) any Contract with any Authority (other than in its capacity as a Client);

(xiii) other than solely in connection with the CC Retained Business, any Contract with any director or officer or other Affiliate of any CC Party that would be required to be disclosed by CFI in accordance with Item 404(a) of SEC Regulation S-K following the Closing (based on the amount involved under such Contract for the fiscal year 2014); and

(xiv) any other Contract that is material to the business, or results of operations of financial condition of the CC Contributed Business, taken as a whole.

For the avoidance of doubt, the term “Material Contracts” shall not include (i) any Fund Agreement or (ii) any “side letter” or any other written agreements between or among a general partner, a Fund Client or a Subject Fund relating to such Subject Fund.

(b) Each such Material Contract is valid, binding and enforceable against the CC Party that is a party thereto and, to CC’s Knowledge, the other parties thereto in accordance with its terms, and is in full force and effect, except where such failure to be so valid, binding, enforceable or in full force and effect would not have or reasonably be expected to have, individually or in the aggregate, a CC Material Adverse Effect. None of the CC Parties is in default under or in breach of any such Material Contract (other than agreements between or among any of the CC Parties) or has received notice of any material violation or default except for such defaults, violations or breaches as would not have or reasonably be expected to have, individually or in the aggregate, a CC Material Adverse Effect.

5.15 Fees and Expenses of Brokers. Other than Goldman, Sachs & Co., neither CC Holdings, CC nor any of its Subsidiaries nor any of their respective officers or directors has employed any broker, finder or financial advisor, or incurred any Liability for any brokerage fee or commission, finder’s fee or financial advisory fee, in connection with the transactions contemplated hereby. Any brokerage fees or commissions, finder’s fees or financial advisory fees arising out of CC and its Subsidiaries’ relationship with Goldman, Sachs & Co. shall be treated as Retained Liabilities hereunder.

5.16 Intellectual Property.

(a) CC owns, free and clear of all Encumbrances other than Permitted Encumbrances, or has the right to use pursuant to a license, sublicense, or other agreement all of the Intellectual Property used by CC in the conduct of the CC Contributed Business (collectively, “Business Intellectual Property”). After the Closing, to CC’s Knowledge, CFI shall be able to use the Business Intellectual Property, subject to any Intellectual Property rights provided in the Ancillary Documents in the same manner as used by the CC Parties prior to the Closing. There is no (i) to the Knowledge of CC, infringement, dilution, misappropriation or otherwise by Third Parties of any such Transferred Intellectual Property; (ii) pending or, to the Knowledge of CC, threatened action, suit, proceeding or claim by others challenging any CC Party’s rights in or to any such Business Intellectual Property and CC is not aware of any facts which would form a reasonable basis for any such claim; or (iii) license or other permission to use the Transferred Intellectual Property granted by any CC Party to any Third Party. All of the Transferred Intellectual Property that is the subject of an application or registration is, to CC’s Knowledge, valid, subsisting and enforceable.

(b) To CC’s Knowledge, the conduct of the CC Contributed Business has not interfered with, infringed upon, diluted, misappropriated or otherwise violated any Intellectual Property of any Third Party. No CC Party has received any written charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or violation (including any claim that CC must license or refrain from using any Intellectual Property of any Third Party).

(c) Section 5.16(c) of the CC Disclosure Letter identifies (i) each patent and each other registration that has been issued to any CC Party with respect to any of the Transferred Intellectual Property, (ii) each pending application for registration that a CC Party has made with respect to any of its Transferred Intellectual Property and (iii) each license, sublicense or other permission that a CC Party has granted to any Third Party with respect to any of its Transferred Intellectual Property. CC has delivered to CFI correct and complete copies of all such licenses, sublicenses and permissions as amended as of the date hereof.

5.17 Property.

(a) Section 5.17(a) of the CC Disclosure Letter sets forth a list, as of the date hereof, of all leases and subleases (collectively, the “Real Property Leases”) for Real Property leased or subleased by the CC Parties (in respect of the CC Contributed Business) as of the date hereof for use in the operation of any portion of the CC Contributed Business (the “Leased Real Property”). To CC’s Knowledge, each of the Real Property Leases is enforceable and in full force and effect, valid and binding in accordance with their respective terms. There is not under any Real Property Lease any material existing default by the CC or its Subsidiaries or, to CC’s Knowledge, any other party thereto, or any event which with notice or lapse of time or both would constitute such a default, and CC and its Subsidiaries quietly enjoy the use of the premises provided for in such lease.

(b) Except as set forth in Section 5.17(b) of the CC Disclosure Letter, to CC’s Knowledge, no party other than the CC Parties (in respect of the CC Contributed Business) is entitled to use or occupy the premises demised under the Real Property Leases as of the date hereof.

(c) Neither CC nor any of its Subsidiaries own any real property or interests in real property.

(d) Except as would not have or reasonably be expected to have, individually or in the aggregate, a CC Material Adverse Effect, each building or fixture attached to any Leased Real Property and each item of tangible personal property of any CC Party is in good working order and is adequate for the CC Parties’ current use of such property, ordinary wear and tear excepted.

5.18 Information for Proxy Statement. None of the information supplied in writing or to be supplied in writing by or on behalf of any Contributor or NewCo for inclusion in the Proxy Statement will, at the date it is delivered, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

5.19 Insurance. CC and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as its management reasonably has determined to be prudent in accordance with industry practices.

5.20 Clients; Subject Funds.

(a) The provision of services to any ERISA Client by any CC Party and the operation of any Subject Fund whose assets constitute “plan assets” subject to Title I of ERISA or Section 4975 of the Code is in compliance in all material respects with the applicable requirements of ERISA and Section 4975 of the Code. No portion of the assets of any Subject Fund is (or with respect to any Subject Fund has, during the six (6)-year period ending on the date of this Agreement, been) subject to Title I of ERISA, Section 4975 of the Code, or any Law, rule or regulation substantially similar to Section 406 of ERISA or Section 4975 of the Code. None of the Subject Funds, Subject Entities and any Person, a Subject Fund or a Subject Entity has an obligation to indemnify has engaged in any transaction that is or is reasonably likely to be a non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Code, or any Law, rule or regulation substantially similar to Section 406 of ERISA or Section 4975 of the Code. None of the Subject Entities is a fiduciary as defined in Section 3(21) of ERISA other than with respect to a Contributed Benefit Plan.

(b) A copy of the Fund Agreement for each Subject Fund has been provided or made available to CFI by CC prior to the date hereof. Each of the investments made by a Subject Fund has been made in all material respects in accordance with its investment policies and restrictions set forth in the Fund Agreement of such Fund in effect at the time the investments were made and has been held in accordance in all material respects with its respective investment policies and restrictions, to the extent applicable and in effect at the time such investments were held.

(c) A copy of the offering document for each Subject Fund has been provided or made available to CFI by CC prior to the date hereof. Each Subject Fund has been, operated in compliance in all material respects with applicable Law and its respective investment objectives, policies and restrictions, as set forth in its private placement memorandum or other offering documents.

(d) No Advisory Contract to which any CC Party is a party, or as of the Closing Date will be a party, is, or will be as of the Closing Date, subject to approval under Section 15 of the Investment Company Act. No CC Party has (i) sponsored, or provided Investment Management Services to, any collective investment vehicles required to be registered as an investment company under the Investment Company Act, (ii) provided Investment Management Services to (except for the Funds and Accounts) any issuer or other Person that would be an investment company (within the meaning of the Investment Company Act) but for the exclusions from such definition contained in Sections 3(c)(1) or 3(c)(7) of the Investment Company Act, or (iii) provided Investment Management Services to any issuer or other Person which is or holds itself out as engaged primarily in the business of investing, reinvesting or trading in securities that is required to be registered under the applicable Laws of the appropriate securities regulatory authority in the jurisdiction in which such issuer or other Person is domiciled (other than the United States or the states thereof). No CC Parties, nor any Person who is an “affiliated person” (as defined in the Investment Company Act) or any other “interested person” (as defined in the Investment Company Act) of any CC Party, receives or is entitled to receive any compensation directly or indirectly from any of the Subject Funds or their security holders for other than bona fide investment advisory, administrative or other services.

(e) CC has made available to CFI true, correct and complete copies of the audited financial statements, prepared in accordance with the generally accepted accounting principles as in effect in the jurisdiction of organization of each Subject Fund or such generally accepted accounting principles as are agreed-upon and required in the applicable Advisory Contract of each Subject Fund (with respect to each such Fund, its “Applicable Fund GAAP”) for each Subject Fund for which audited financial statements are required to be produced and available , for the fiscal periods commencing on or after January 1, 2013 (or such shorter period as such Fund shall have been in existence) through September 30, 2014 (each hereinafter referred to as a “Fund Financial Statement”). Each of the Fund Financial Statements presents fairly in all material respects the consolidated financial position of the related Subject Fund in accordance with its Applicable Fund GAAP applied on a consistent basis (except as otherwise noted therein) at the respective date of such Fund Financial Statement and the results of operations and cash flows for the respective periods indicated. Each Subject Fund and each CC Party, as applicable, has complied with the requirements of Rule 206(4)-2 under the Investment Advisers Act with respect to all Subject Funds and Accounts.

5.21 Business; Registrations.

(a) Each CC Party that is required to be registered as an investment adviser under the Advisers Act, or otherwise registered under any foreign or domestic law regulating investment advisers, at any time (each, a “CC Adviser”) has been so registered at all such times as required. Each CC Adviser as of the date hereof is duly registered, licensed and qualified as an investment adviser in all jurisdictions where such registration, licensing or qualification is required in order to conduct the material aspects of its business. CC has delivered or made available to CFI true and complete copies of the most recent Form ADV or other registration forms required under any other foreign or domestic law regulating investment advisers of each CC Adviser, as amended to date. The information contained in each such registration form was true and complete, in all material respects at the time of filing and each CC Adviser has made all amendments to such forms as it is required to make under applicable Laws, as and when due. Each CC Advisers’ investment adviser representatives (as such term is defined in Rule 203A-3(a) under the Advisers Act) have all material permits, registrations, licenses, franchises, certifications and other approvals required from all Authorities in order for them to conduct the business presently conducted by any such CC Adviser and such representatives in the manner presently conducted.

(b) No CC Adviser, nor any other Person “associated” (as defined under the Advisers Act) with any CC Adviser, has been convicted of any crime or is or has engaged in any conduct that would be a basis for (i) denial, suspension or revocation of registration of an investment adviser under Section 203(e) of the Advisers Act or Rule 206(4)-4(b) thereunder, or ineligibility to serve as an associated Person of an investment adviser, (ii) being ineligible to serve as an investment adviser (or in any other capacity contemplated by the Investment Company Act) to a registered investment company pursuant to Section 9(a) or 9(b) of the Investment Company Act or (iii) being ineligible to serve as a broker-dealer or an associated person of a broker-dealer pursuant to Section 15(b) of the Exchange Act, and to the Knowledge of CC, there is no proceeding or investigation that is reasonably likely to become the basis for any such ineligibility, disqualification, denial, suspension or revocation.

(c) Since January 1, 2012, no CC Party has been a “broker” or “dealer” within the meaning of the Exchange Act. Since January 1, 2012, no CC Party has at any time been a “commodity pool operator” or “commodity trading adviser” within the meaning of the Commodity Exchange Act, or a trust company. No CC Party , nor any members, directors, officers or employees of the foregoing, is registered or required to be registered as a commodity trading adviser, a commodity pool operator, a futures commission merchant, an introducing broker, a registered representative or associated person, a counseling officer, an insurance agent, a sales person or in any similar capacity with the SEC, the Commodity Futures Trading Commission, the National Futures Association, the NASD or the securities commission of any state or any self-regulatory body. No Person other than employees of a CC Party renders Investment Management Services to or on behalf of Advisory Clients or solicits Advisory Clients with respect to the provision of Investment Management Services by the CC Parties.

(d) CC has adopted a written policy regarding insider trading and conflicts of interest and a “Code of Ethics” which covers the Subject Entities and complies, and has complied since January 1, 2012, in all material respects with all applicable provisions of Section 204A of the Advisers Act, and a true and complete copy of which, as in effect on the date hereof, has been delivered to CFI prior to the date hereof. All employees of the CC Parties have executed acknowledgments that they are bound by the provisions of such Codes of Ethics and insider trading and conflicts policies. The policies of the CC Parties with respect to avoiding conflicts of interest are as summarized in CC Adviser’s most recent Form ADV or incorporated by reference therein, and such disclosure is sufficient to comply, in all material respects, with the requirements of Form ADV. To the Knowledge of CC , there have been no material violations or allegations of material violations by employees of the CC Parties of such Codes of Ethics, such insider trading policies or such conflicts policies.

5.22 Corruption Laws; Pay-to-Play.

(a) None of the CC Parties, nor, to the Knowledge of CC, any director, officer, agent, employee, consultant, other Affiliate, or other Person associated with or acting on behalf of the CC Parties at any time, (i) has, in any material respect, violated, or is in violation of any provision of the Foreign Corrupt Practices Act, any Law, rule or regulation promulgated to implement the Organization for Economic Co-operation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed December 17, 1997, or any other Law, rule or regulation of similar purpose or (ii) has, in each case as would constitute a violation of applicable Law, in any material respect, taken or is currently taking corrupt actions in furtherance of an offer, payment, promise to pay or authorization of payment of anything of value, including cash, checks, wire transfers, tangible and intangible gifts, favors, services and entertainment and travel expenses, to (A) any executive, official, employee or agent of a governmental department, agency or instrumentality, (B) a director, officer, employee or agent of a wholly or partially government-owned or -controlled company or business, (C) a political party or official thereof, or candidate for political office, (D) an executive, official, employee or agent of a public international organization (e.g., the International Monetary Fund or the World Bank) or (E) a third party, in each case in this clause (ii) in order to obtain, retain or direct business and while knowing or having a reasonable belief that all or some portion will be used for the purpose of (x) improperly influencing any act, decision or failure to act by anyone described in clauses (ii)(A)-(D) in his or her official capacity or (y) improperly inducing anyone described in clauses (ii)(A)-(D) to use his or her influence with a government or instrumentality to affect any act or decision of such government or entity.

(b) None of the CC Parties, nor, to the Knowledge of CC, any director, officer, agent, employee, consultant, other Affiliate, or other Person associated with or acting on behalf of CC Parties (i) has paid or promised to pay, has given or promised to give, any remuneration or thing of value directly or indirectly to any board members, members, officers, employees or agents of a prospective investor that is a state, municipality, or other political entity, agency or subdivision (including any related pension fund) (the “Government Entity”), in connection with such Government Entity’s existing or potential investment in any Fund or Account including, but not limited to a finder’s fee, cash solicitation fee, or a fee for consulting, lobbying or otherwise; (ii) has made or promised to make any political contribution to any such Government Entity’s official (or a candidate to such office) or anyone in the decision-making chain of command able to influence such Government Entity’s decisions in connection with potential investment in any Funds or Accounts.

5.23 Privacy Policy. The CC Parties have a privacy policy (the “Privacy Policy”) regarding the collection and use of personally identifiable information (“Personal Information”), a true, correct and complete copy of which has been provided to CFI prior to the date hereof. Each of the CC Parties is in material compliance with all applicable Laws regarding the collection, use and protection of Personal Information and with the Privacy Policy, and to the Knowledge of CC, no Person has gained unauthorized access to or made any unauthorized use of any such Personal Information maintained by any CC Party. The CC Parties have reasonable security measures in place to protect Personal Information stored in their computer systems from unlawful use by any third party or any other use by a third party that would violate the Privacy Policy. The execution, delivery and performance of the Agreement and the Ancillary Documents and the consummation of the transactions contemplated thereby do not violate the Privacy Policy as it currently exists or as it existed at any time during which any Personal Information was collected or obtained by any CC Party. No material Proceeding is pending or, to the Knowledge of CC, threatened against any CC Party relating to the collection or use of Personal Information.

5.24 Client Notice. CC has notified in writing the existing Advisory Clients and Fund Clients of the transactions contemplated hereby and has offered to make itself available within normal business hours and with reasonable frequency to answer all questions in connection therewith.

5.25 No Other Representations or Warranties. The representations and warranties set forth in this Section 5 are the only representations and warranties made by the Contributors with respect to the matters relating to the transactions contemplated by this Agreement. Except as specifically set forth in this Agreement, neither the Contributors nor any of their respective Affiliates, nor any of their respective members, partners, stockholders, directors, officers, employees or agents will have or be subject to any Liability or indemnification obligation to CFI or OP or any other Person resulting from the transactions contemplated in this Agreement or the distribution to CFI, OP or their Representatives of, or OP or the CFI’s use of, any information relating to CC or any of its Affiliates, including any descriptive memoranda, summary business descriptions, financial forecasts, projections or models, or any information, documents or material made available to CFI or its Affiliates or Representatives, whether orally or in writing, in management presentations, functional “break-out” discussions, responses to questions submitted on behalf of CFI or OP or in any other form in expectation of the transactions contemplated by this Agreement.

SECTION 6. REPRESENTATIONS AND WARRANTIES OF CFI AND OP

Except as (i) set forth in the Disclosure Letters delivered by CFI to CC concurrently with the execution of this Agreement (the “CFI Disclosure Letter”), and (ii) as disclosed in any report, schedule or document filed with or furnished to the SEC by CFI and made publicly available on the SEC’s EDGAR system as of the date of this Agreement (excluding any disclosures set forth in the financial statements and notes thereto included in such SEC filings and any information contained in any risk factor disclosure or in any cautionary language relating to forward-looking statements included in any such report, schedule or document or other statements that are similarly non-specific and predictive or forward-looking in nature), CFI and OP represent and warrant to the Contributors as set forth in this Section 6.

6.1 Organization and Qualification. CFI is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland. OP is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of CFI and OP has all requisite corporate, company or other power and authority to conduct its business as it is now being conducted and to own, lease and operate its properties, rights and assets. Each of CFI and OP is duly qualified as a foreign corporation or limited liability company or licensed to do business as a foreign entity in good standing in each jurisdiction where such qualification is necessary for the conduct of its business as currently conducted or where the nature or location of the properties, rights and assets owned, leased or operated by it requires such qualification or licensing, except where the failure to be so qualified would not have or reasonably be expected to have, individually or in the aggregate, a CFI Material Adverse Effect. The Organizational Documents of CFI and OP, copies of which have been provided or made available to CC, are true, complete and correct copies of such documents as in full force and effect as of the date of this Agreement.

6.2 Authority; Board and Special Committee Approvals.

(a) Each of CFI and OP has the necessary corporate or company power and authority to execute and deliver this Agreement and any Ancillary Documents to which it is a party and to consummate the transactions contemplated hereby and thereby, subject (i) in the case of the Issuance, to the approval by the affirmative vote of (A) holders of at least a majority of the votes cast by holders of shares of CFI Common Stock represented in person or by proxy at a duly constituted meeting of CFI’s stockholders then outstanding and entitled to vote on the matter and (B) holders of at least a majority of the votes cast by holders of shares of CFI Common Stock represented in person or by proxy at a duly constituted meeting of CFI’s stockholders then outstanding and entitled to vote on the matter, excluding shares of CFI Common Stock beneficially owned by any of the CC Parties or their Affiliates (the “Requisite Issuance Stockholder Approvals”) and (ii) in the case of the Charter Amendment, to the approval by the affirmative vote of (A) holders of at least two-thirds of the shares of CFI Common Stock represented in person or by proxy at a duly constituted meeting of CFI’s stockholders then outstanding and entitled to vote on the matter and (B) holders of at least two-thirds of the shares of CFI Common Stock represented in person or by proxy at a duly constituted meeting of CFI’s stockholders then outstanding and entitled to vote on the matter, excluding shares of CFI Common Stock beneficially owned by any of the CC Parties or their Affiliates (the “Requisite Charter Amendment Stockholder Approvals” and, together with the Requisite Issuance Stockholder Approvals, the “Requisite CFI Stockholder Approvals”), in each case, in accordance with the Organizational Documents of CFI and applicable Laws.

(b) Each of the Special Committee and the CFI Board (acting upon the recommendation of the Special Committee) has duly (i) determined that this Agreement and the transactions contemplated hereby, including the Issuance and the Charter Amendment, are in the best interests of CFI and its stockholders, (ii) adopted and approved this Agreement and the transactions contemplated hereby and (iii) resolved to recommend that the holders of CFI Common Stock vote in favor of the Requisite CFI Stockholder Approvals (the “Recommendation”).

(c) The execution and delivery of this Agreement and the Ancillary Documents to which CFI or OP is a party and the performance by CFI and OP of the transactions contemplated by this Agreement and such Ancillary Documents have been duly and validly authorized by all necessary corporate, company or other action on the part of CFI and OP and no other corporate, company or other proceedings on the part of CFI or OP are necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Documents to which CFI or OP is a party, other than the Requisite CFI Stockholder Approvals. This Agreement has been, and upon their execution the Ancillary Documents to which CFI or OP is a party will be, duly executed and delivered by CFI and OP and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by each other party thereto, constitute, and upon their execution such Ancillary Documents will constitute, valid and binding obligations of CFI and OP, as applicable, and enforceable against CFI and OP in accordance with their respective terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to enforcement or creditors’ rights generally and (ii) general equitable principles.

6.3 No Conflicts. Neither (i) the execution, delivery and performance of this Agreement and the Ancillary Documents by CFI or OP nor (ii) consummation of the transactions hereby or thereby shall (a) violate, conflict with or result in the breach of the Organizational Documents of CFI or OP; (b) conflict with or violate any Law applicable to CFI or OP or their respective properties, rights or assets; in the case of clause (b), as would not have or reasonably be expected to have, individually or in the aggregate, a CFI Material Adverse Effect.

6.4 Consents and Filings. No Consent or Permit of any Authority is required to be obtained or made by or with respect to CFI or OP in connection with the execution, delivery and performance of this Agreement and the Ancillary Documents or the consummation of the transactions hereby or thereby, except for (i) the filings under the HSR Act and the other Consents set forth in Section 6.4 of CFI Disclosure Letter, (ii) the filing with the SEC of any reports or other documents that may be required under the Securities Act or the Exchange Act, (iii) the filing with the appropriate state Authorities of any required “blue sky” filing; or (iv) to the extent that the failure to obtain any such Consent would not, individually or in the aggregate, reasonably be expected to have a CFI Material Adverse Effect.

6.5 Capitalization.

(a) The authorized capital of CFI consists solely of 450,000,000 shares of CFI Common Stock, $0.01 par value per share, 50,000,000 shares of Preferred Stock, $0.01 par value per share (“CFI Preferred Stock”). As of December 19, 2014, (i) 109,633,841 shares of CFI Common Stock (including 674,635 restricted shares of CFI Common Stock outstanding under CFI’s 2011 Equity Incentive Plan and 2014 Equity Incentive Plan) were duly authorized, validly issued and outstanding and were fully paid and non-assessable, and no shares of CFI Common Stock were reserved for issuance under stock options or pursuant to outstanding warrants, (ii) 10,080,000 shares of 8.5% Series A Cumulative Redeemable Perpetual Preferred Stock of CFI, par value $0.01 per share (“CFI Series A Preferred Stock”) were duly authorized, validly issued and outstanding and were fully paid and non-assessable, (iii) 3,450,000 shares of 7.5% Series B Cumulative Redeemable Perpetual Preferred Stock, par value $0.01 per share (“CFI Series B Preferred Stock”) were duly authorized, validly issued and outstanding and were fully paid and non-assessable and (iv) other than as set forth in clauses (ii) and (iii) above, no other shares of CFI Preferred Stock were issued or outstanding. Except as set forth in Section 6.5(a) of CFI Disclosure Letter, except as would not be material to CFI and its Subsidiaries, taken as a whole, and except for this Agreement and any Ancillary Documents, there are no other options, warrants, calls, rights or other contracts to which CFI is a party or by which it may be bound, requiring it to issue or sell shares of its capital stock or any securities or other rights convertible into, or exchangeable for, any shares of its capital stock.

(b) As of the date of this Agreement, (i) no OP Common Units were issued and outstanding and (ii) no OP Preferred Units were issued or outstanding. Except as would not be material to CFI and its Subsidiaries, taken as a whole, none of the outstanding OP Common Units has been issued in violation of any preemptive or similar rights under applicable Law or OP’s Organizational Documents. CFI is the sole member of OP and on the date hereof and as of the date immediately prior to the Closing, is and will be the sole owner of the OP Common Units. On the date of this Agreement, except as would not be material to CFI and its Subsidiaries, taken as a whole and except for this Agreement and any Ancillary Documents, there are no options, warrants, calls, rights or other contracts to which CFI or OP is a party or by which either of them may be bound, requiring either of them to issue or sell any interests in OP or any securities or other rights convertible into, or exchangeable for, any interests in OP.

(c) The shares of CFI Class A Common Stock, shares of CFI Class B Common Stock and OP Common Units to be issued and conveyed by CFI or OP as Consideration pursuant to this Agreement and the Colony Mark Transfer Agreement (collectively, “Interests”) will, upon such issuance, be duly authorized, validly issued and outstanding, fully paid and non-assessable. Upon the Contribution by the Contributors to OP and the conveyance by CFI and OP of the Interests, in each case in the manner contemplated under this Agreement, the Contributors will acquire the beneficial and legal title to the Interests, free and clear of all Encumbrances except for the Encumbrances created pursuant to this Agreement, the Ancillary Documents and for restrictions on transfer imposed under federal and state securities Laws and the Organizational Documents of CFI or OP.

6.6 Proxy Statement. The Proxy Statement will not at the time it is mailed to the stockholders of CFI contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, CFI makes no representation or warranty with respect to any information supplied in writing by or on behalf of the Contributors that is contained in the Proxy Statement or any amendment or supplement thereto. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act.

6.7 Opinion of Financial Advisor. The Special Committee has received the opinion of Morgan Stanley & Co. LLC, dated as of the date hereof, to the effect that, as of such date and based upon and subject to the matters set forth therein, the Consideration to be paid pursuant to this Agreement is fair, from a financial point of view, to CFI. A copy of such opinion has been made available to CC, solely for informational purposes.

6.8 REIT Qualification; Investment Company Act. For each taxable year commencing with its taxable year ended December 31, 2009, through its taxable year ended December 31, 2013, CFI has been organized and operated in conformity with the requirements for qualification and taxation as a real estate investment trust within the meaning of Code Section 856 (“REIT”) and has satisfied all requirements to qualify as a REIT for such years. CFI has not taken any action (or omitted to take any action) that would cause CFI to fail to qualify as a REIT for the taxable year ended December 31, 2014. Neither CFI nor any of its Subsidiaries is, or at the Closing will be, required to be registered as an investment company under the Investment Company Act.

6.9 Fees and Expenses of Brokers. Other than Morgan Stanley & Co. LLC, neither CFI nor any of its Subsidiaries has employed any broker, finder or financial advisor, or incurred any Liability for any brokerage fee or commission, finder’s fee or financial advisory fee, in connection with the transactions contemplated hereby.

6.10 No Other Representations or Warranties. The representations and warranties set forth in this Section 6 are the only representations and warranties made by CFI and OP with respect to the matters relating to the transactions contemplated by this Agreement. Except as specifically set forth in this Agreement, neither CFI, OP or any of their Affiliates, nor any of their respective members, partners, stockholders, directors, officers, employees or agents will have or be subject to any Liability or indemnification obligation to any Contributor or any other Person resulting from the transactions contemplated in this Agreement or the distribution to the Contributors or their respective Representatives of, or any Contributor’s use of, any information relating to CFI, OP, or any of their Affiliates, including any descriptive memoranda, summary business descriptions, financial forecasts, projections or models, or any information, documents or material made available to any Contributor or its respective Affiliates or Representatives, whether orally or in writing, in management presentations, functional “break-out” discussions, responses to questions submitted on behalf of any Contributor or in any other form in expectation of the transactions contemplated by this Agreement. Notwithstanding anything in this Agreement to the contrary, no representation or warranty of CFI and OP contained in this Agreement shall be deemed to have been breached or to be inaccurate if CC had Knowledge of such breach or inaccuracy as of or prior to the date of this Agreement.

SECTION 7. OTHER COVENANTS AND AGREEMENTS

7.1 Public Announcement. The parties hereto shall consult with each other prior to issuing any press release or any written public statement with respect to this Agreement or any of the Ancillary Documents or the transactions contemplated hereby or thereby and shall not issue any such press release or written public statement prior to review and approval by CC and CFI, except that prior review and approval shall not be required if, in the reasonable judgment of the party seeking to issue such release or public statement, prior review and approval would prevent the timely dissemination of such release or announcement in violation of any applicable Law.

7.2 Conduct of Business of CC. Except (a) as set forth in Section 7.2 of the CC Disclosure Letter, (b) as expressly contemplated by this Agreement or any Ancillary Documents, or (c) where required by applicable Law, from the date of this Agreement until the Closing, unless CFI shall otherwise consent in writing (which consent may not be unreasonably withheld, conditioned or delayed), CC shall, and shall cause NewCo and each of the other CC Parties (in respect of the CC Contributed Business) to, use commercially reasonable efforts to (i) conduct the CC Contributed Business in all material respects in the Ordinary Course of Business, (ii) preserve intact its business organization, (iii) maintain its relationships with clients, suppliers, vendors, service providers, and other third parties and Authorities and (iv) keep available the services of its officers and employees. In addition to, and without limiting the generality of, the foregoing, from the date of this Agreement to the Closing or earlier termination of this Agreement, except (A) as set forth in Section 7.2 of the CC Disclosure Letter, (B) as contemplated by this Agreement (including in preparation of the transactions contemplated hereby, including in connection with the transfer of any CC Contributed Assets to CCH) or any Ancillary Documents, (C) where required by applicable Law or the terms of any existing Contract or (D) as may relate to the CC Retained Assets or the CC Retained Liabilities, CC and NewCo agree that they shall not and shall cause, as applicable, each of the other CC Parties (in respect of the CC Contributed Business) not to, without the prior written consent of CFI (or, in the case of clause (i) below, the consent of the Compensation Committee of CFI), which shall not be unreasonably withheld or delayed:

(a) amend the Organizational Documents of any Subject Entity;

(b) issue any equity interest in any Subject Entity or grant any rights with respect thereto (but not including any equity interest or “promote” issued in connection with investments as required by the terms of any applicable CC Assigned Contract in effect on the date hereof);

(c) enter into any Contract with respect to, or consummate, any acquisition, in any manner including by merging or consolidating or effecting any business combination, of any other Person or business, any division thereof, any material portion of the assets thereof, or any equity interests therein;

(d) sell, pledge, dispose of, transfer, lease, license or encumber any material property or assets that would otherwise be CC Contributed Assets;

(e) reclassify, combine, split, subdivide or amend the terms of, or redeem, purchase or otherwise acquire, directly or indirectly, any equity interest of any Subject Entity;

(f) make any loans, advances or capital contributions to, or investments in, any other Person (other than any wholly-owned Subsidiary of CC Holdings, CC or CCH) other than in the Ordinary Course of Business (but in no event involving the payment of an amount in excess of $10,000,000 individually or $25,000,000 in the aggregate);

(g) institute, settle, or agree to settle any litigation, investigation, proceeding, or other claim pending or threatened before any arbitrator, court or other Government Entity in any manner other than in the Ordinary Course of Business (but in no event involving the payment of an amount in excess of $4,000,000 individually or $15,000,000 in the aggregate);

(h) assign or license any material Intellectual Property owned by any CC Party to any third party;

(i) (i) increase the salary, base wage rate or other compensation (other than year-end bonuses or other discretionary year-end compensation), of any employee of a Subject Entity, except to the extent that any such increases are in the Ordinary Course of Business, (ii) accelerate the time of payment or vesting of any compensation or benefits due to any such individuals; (iii) adopt, enter into, materially amend or terminate any Contributed Benefit Plan (or any arrangement that would be a Contributed Benefit Plan if in effect on the date hereof), (iv) hire or make an offer of employment to any individual to become employed by any Subject Entity, other than in the Ordinary Course of Business, or (v) terminate the employment of any employee of any Subject Entity, other than in the Ordinary Course of Business;

(j) modify or amend in any material respect, or waive any material right under or terminate any Material Contract in a manner that would adversely and materially impact the economic benefits derived by CC under such Material Contract absent such modification, amendment or waiver, or enter into any Contract that would have been a Material Contract if in effect on the date hereof, in each case other than in the Ordinary Course of Business;

(k) modify or amend in any material respect the fee provisions of, or waive any material right to receive fees under, or terminate prior to liquidation of any such Fund, any Fund Agreement, in each case other than in the Ordinary Course of Business;

(l) make any change in accounting policies or procedures used by it relating to the Subject Entities, except as required by GAAP or an Authority or consistent with changes made by CC in respect of its other businesses;

(m) allow the lapse or termination of policies of insurance covering its respective insurable assets and business that are related to the CC Contributed Assets;

(n) create any Encumbrances, other than Permitted Encumbrances, on the CC Contributed Assets, including granting any licenses under the Transferred Intellectual Property to any Third Parties;

(o) (i) make, change or revoke any material Tax election, (ii) change any Tax accounting period or any material method of Tax accounting, (iii) amend any material Tax Return or file any claim for a material Tax refund, (iv) enter into any “closing agreement” within the meaning of Section 7121(a) of the Code (or any similar provision of state, local or foreign Law), or (v) settle or compromise any material Tax claim or Tax Proceeding or surrender any right to claim a material Tax refund, offset or other reduction in Tax liability; or

(p) agree or commit to do any of the foregoing.

7.3 Conduct of Business of CFI. Except (a) as set forth in Section 7.3 of CFI Disclosure Letter, (b) as expressly contemplated by this Agreement or any Ancillary Documents, (c) for any actions taken by CFI at the direction or recommendation of CFI Manager (or CFI management through CFI Manager), in its capacity as manager pursuant to the CFI Management Agreement, or (d) where required by applicable Law, from the date of this Agreement until the Closing, unless CC shall otherwise consent in writing (which consent may not be unreasonably withheld, conditioned or delayed), CFI shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to (i) conduct business in all material respects in the Ordinary Course of Business, (ii) preserve intact its business organization, (iii) maintain its relationships with clients, suppliers, vendors, service providers, and other third parties and Authorities, and (iv) keep available the services of its officers and employees. In addition to, and without limiting the generality of, the foregoing, from the date of this Agreement to the Closing or earlier termination of this Agreement, except (A) as set forth in Section 7.3 of CFI Disclosure Letter, (B) as contemplated by this Agreement or any Ancillary Documents, (C) for any actions taken by CFI at the direction or recommendation of CFI Manager (or CFI management through CFI Manager), in its capacity as manager pursuant to the CFI Management Agreement, or (D) where required by applicable Law or the terms of any existing Contract, CFI agrees that it shall not and shall cause each of its Subsidiaries not to, without the prior written consent of CC, which shall not be unreasonably withheld or delayed:

(a) amend the Organizational Documents of CFI or OP (whether by merger, consolidation or otherwise); provided that any amendment to its Organizational Documents to increase the authorized number of shares of any class or series of the capital stock of CFI shall in no way be restricted by the foregoing;

(b) adopt or publicly propose a plan of complete or partial liquidation, restructuring, recapitalization or other reorganization, or resolutions providing for or authorizing such a liquidation, dissolution, restructuring, recapitalization or other reorganization;

(c) authorize or pay any dividends on or make any distribution with respect to its outstanding shares of the capital stock (whether in cash, assets, stock or other securities of CFI or its Subsidiaries), except (i) regular quarterly cash dividends by CFI at a rate not in excess of the greatest of (A) $0.42 per share of CFI Common Stock, or (B) dividends or distributions not to exceed 115% of CFI’s taxable income plus depreciation for a taxable year, (ii) dividends or distributions in such amount as is necessary for CFI to maintain its status as a REIT or to avoid income tax and excise tax under the Code; (iii) dividends in respect of the 8.5% Series A Cumulative Redeemable Perpetual Preferred Stock and the 7.5% Series B Cumulative Redeemable Perpetual Preferred Stock of CFI in accordance with their respective terms; (iv) dividends and distributions paid or made on a pro rata basis by Subsidiaries of CFI; or (v) by a wholly owned Subsidiary of CFI to CFI or another wholly owned Subsidiary of CFI;

(d) take any action or omit to take any action that would adversely affect its qualification as a real estate investment trust within the meaning of Section 856 of the Code; or

(e) agree, resolve or commit to do any of the foregoing.

7.4 CFI Management Agreement. Notwithstanding anything to the contrary set forth in this Agreement, nothing herein shall, prior to the Closing, be deemed to amend or modify the terms of the CFI Management Agreement or restrict the CFI Manager from operating the day-to-day operations of the businesses as contemplated therein.

7.5 Transfer Taxes. Notwithstanding anything to the contrary in this Agreement, Transfer Taxes imposed on the transfer of the CC Contributed Assets and the CFI Contributed Assets pursuant to this Agreement or the entering into of this Agreement shall be borne 50% by CC and 50% by CFI. CFI will prepare and file all Tax Returns with respect to such Transfer Taxes.

7.6 Amendment of Certificates.

(a) To the extent required by applicable Law, on or prior to the Closing Date, CC shall execute, effective as of the Closing Date, in connection with the transfer of CC Contributed Entities as contemplated hereunder an appropriate amendment to the applicable Organizational Documents of each CC Contributed Entity as necessary to give effect to the transfer of the CC Contributed Entities as contemplated hereunder. CC shall execute, or cause to be executed, and cause to be filed each such amendment required to be filed with the appropriate authority in any jurisdiction in which such filing is required.

(b) On the Closing Date, CFI shall file or cause to be filed the Charter Amendment with the State Department of Assessments and Taxation of Maryland.

(c) On the Closing Date, CFI shall file or cause to be filed the Certificate of Amendment of the Certificate of Formation of OP with the Secretary of State of Delaware, to change OP’s name to “Colony Capital Operating Company, LLC.”

7.7 Retention of and Access to Records. From and after the Closing Date, CFI will retain the CC Transferred Books and Records for at least five years or for such longer period as may be required by Law or any applicable court order. During normal business hours and upon reasonable prior notice, each of CFI and CC will provide the other and the other’s Affiliates and Representatives with the right to examine and make copies of the CC Transferred Books and Records and any retained books and records, respectively, for any reasonable purpose relating to their respective businesses, including in connection with the preparation or examination of Tax Returns, response to Tax audits, making of any regulatory filings, preparation or examination of financial statements and the conduct or defense of any litigation or dispute resolution.

7.8 Preparation of the Proxy Statement; CFI Stockholders Meeting.

(a) As promptly as reasonably practicable following the execution of this Agreement, CFI shall prepare and file a proxy statement in preliminary form and related materials with respect to the transactions contemplated hereby, including the Issuance and the Charter Amendment (together with all amendments and supplements thereto, the “Proxy Statement”). Subject to Section 7.9, CFI, through the CFI Board and the Special Committee, shall include the Recommendation in the Proxy Statement and use reasonable best efforts to solicit Requisite CFI Stockholder Approvals. Except as may be required by Law, no filing of, or amendment or supplement to, the Proxy Statement shall be made by CFI without first providing CC and its counsel reasonable opportunity to review and comment thereon and, consider in good faith, acting reasonably, such comments prior to such filing. Thereafter, CFI shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC. The parties shall cooperate with each other in the preparation of the Proxy Statement, and CFI shall promptly advise CC after it receives oral or written notice thereof, of the time when the Proxy Statement has been cleared or any supplement or amendment has been filed, or any oral or written request by the SEC for an amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information and shall promptly provide CC with copies of any written communication from the SEC or any state securities commission. CFI will respond as promptly as reasonably practicable to any comments that CFI or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement and use its reasonable best efforts to cause the Proxy Statement to be disseminated to the stockholders of CFI in definitive form as promptly as reasonably practicable, as and to the extent required by applicable Law.

(b) CFI shall establish a record date for and cause a meeting of its stockholders to be duly called and held as soon as reasonably practicable for the purpose of obtaining Requisite CFI Stockholder Approvals (such meeting, the “CFI Stockholders Meeting”). Subject to applicable Law and

Section 7.9, CFI shall use its reasonable best efforts to solicit from its stockholders proxies in favor of the Issuance and the Charter Amendment and to secure Requisite CFI Stockholder Approvals, including by using its reasonable best efforts, in accordance with applicable Law and the Organizational Documents of CFI, to convene a CFI Stockholders Meeting as promptly as reasonably practicable. CFI will keep CC updated with respect to proxy solicitation results as reasonably requested by CC.

(c) If, at any time after the mailing of the definitive Proxy Statement and prior to CFI Stockholders Meeting, any event should occur that, in the opinion of counsel to CC or CFI, results in the Proxy Statement containing an untrue statement of a material fact or omitting to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading, or that otherwise should be described in an amendment or supplement to the Proxy Statement, the parties shall promptly notify each other of the occurrence of such event and then CFI shall promptly prepare (with the cooperation of CC), file and clear with the SEC such amendment or supplement that CFI determines to be necessary or advisable and CFI shall, as may be required by the SEC, mail to its stockholders each such amendment or supplement.

7.9 Change of Recommendation.

(a) Except as expressly permitted by this Section 7.9, neither the CFI Board nor any committee thereof (including the Special Committee) shall (i) withhold, withdraw, modify or qualify (in a manner adverse to CC), or publicly propose to do any of the foregoing, the Recommendation or (ii) fail to include the Recommendation in the Proxy Statement (any such action being referred to as a “Change of Recommendation”).

(b) Notwithstanding anything to the contrary set forth in this Agreement, prior to the time the Requisite CFI Stockholder Approvals are obtained, the Special Committee may effect a Change of Recommendation (in which case the CFI Board shall effect a corresponding Change of Recommendation), if, and only if:

(i) the CFI Board or the Special Committee determines in good faith, after consultation with its financial advisor and outside legal counsel, that failure to do so would be inconsistent with the directors’ fiduciary duties under applicable Law and CFI shall have complied with all of its obligations under this Section 7.9;

(ii) CFI shall have provided prior written notice to CC, at least three Business Days in advance, that the CFI Board or the Special Committee intends to effect a Change of Recommendation, which notice shall specify, in reasonable detail the basis for the Change of Recommendation;

(iii) after providing such notice and prior to the Special Committee and the CFI Board effecting such Change of Recommendation, CFI shall, and shall cause its Representatives to, negotiate with CC in good faith (to the extent CC desires to negotiate) during such three Business Day period to make such adjustments in the terms and conditions of this Agreement as would permit the Special Committee and the CFI Board not to effect a Change of Recommendation; and

(iv) the Special Committee shall have considered in good faith any changes to this Agreement that may be offered in writing by CC no later than 5:00 PM Eastern time on the third Business Day of such three Business Day period in a manner that would form a binding contract if accepted by CFI and shall have determined, after consultation with its financial advisor and outside legal counsel, that failure of the CFI Board or the Special Committee to effect a Change of Recommendation would continue to be inconsistent with the directors’ fiduciary duties under applicable Law, if such changes were to be given effect; provided that in the event of any material change in the circumstances giving rise to the Change of Recommendation, CFI shall be required to deliver a new written notice to CC and to comply with the requirements of this Section 7.9 with respect to such new written notice, except that in such case the three Business Day period referenced to in Section 7.9(b)(ii) and (iii) shall be two Business Days.

7.10 Reasonable Best Efforts; Expenses.

(a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use its respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the transactions contemplated by this Agreement. Each of the parties hereto shall use its respective reasonable best efforts to comply as promptly as practicable with any other Laws of any Authority that are applicable to any of the transactions contemplated hereby or by the Ancillary Documents to which it is a party and pursuant to which any consent, approval, order or authorization of, or registration, declaration or filing with, any Authority or any other Person in connection with such transactions is necessary. Without limiting the foregoing, as soon as reasonably practicable and in any event within 15 Business Days (or such longer period as the parties may mutually agree) following the execution and delivery of this Agreement, CFI and CC will each file a Notification and Report Form and related material with the United States Federal Trade Commission and the Antitrust Division of the Department of Justice under the HSR Act. The parties will each use its respective reasonable best efforts, and will cooperate with each other, to cause the waiting period under the HSR Act to expire or terminate.

(b) Each of the parties hereto shall use its respective reasonable best efforts to obtain or give, as promptly as practicable, any other consent, approval or notice required to be obtained from or given to any Third Party in order to consummate the transactions contemplated by this Agreement and the Ancillary Documents.

(c) The parties each shall furnish to the others such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of any filing, registration or declaration which is necessary under any Laws. The parties shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, any Authority (or other Person regarding any of the transactions contemplated by this Agreement or the Ancillary Documents) in respect of any such filing, registration or declaration, and shall use their respective reasonable best efforts to comply promptly with any such inquiry or request (and, unless precluded by Law, provide copies of any such communications that are in writing).

(d) Subject to the terms and conditions of this Agreement, each party shall use its respective reasonable best efforts to cause the Closing to occur as promptly as practicable following the date hereof, including by defending against any Proceedings challenging this Agreement or the consummation of the transactions contemplated hereby, and seeking to have any preliminary injunction, temporary restraining order, stay or other legal restraint or prohibition entered or imposed by any court or other Authority that is not yet final and nonappealable, vacated or reversed.

(e) CFI shall have the responsibility for, and pay, the costs of all filing fees associated with the filings and notifications with, and consents by, Authorities in connection with the transactions contemplated by this Agreement, including any HSR Act filings or similar filings.

7.11 Directors’ and Officers’ Indemnification Insurance and Covered Persons.

(a) For a period of six years after the Closing Date, except as otherwise required by Law, CFI shall cause the Organizational Documents of NewCo, and will not take any action to cause the Organizational Documents of CRP, to contain provisions relating to the exculpation, indemnification or advancement of expenses of any current or former officers and directors that are no less favorable to such Persons than those contained in the Organizational Documents of CC or CRP (as the case may be) and CFI as in effect on the date hereof; provided, that, any current or former officers and directors shall be entitled to exculpation, indemnification and advancement of expenses to the fullest extent permitted by applicable Law for any acts or omissions that occurred on or prior to the Closing Date, notwithstanding the terms of indemnification and expense reimbursement applicable to such Persons that were in effect at the time of the act or omission in question. In addition, for a period of six years after the Closing Date, CFI shall not, and shall not permit NewCo or any Subject Entity to, amend, repeal or modify any provision in NewCo’s or such Subject Entity’s Organizational Documents relating to the exculpation, indemnification or advancement of expenses of any current or former officers and directors (including the provisions contemplated by the immediately preceding sentence) unless required to do so by Law.

(b) At or prior to the Closing Date, CFI shall, or shall cause OP to, purchase a “tail” insurance policy with respect to the existing directors’ and officers’ liability insurance coverage for directors and officers of NewCo and Subject Entities (and former directors and officers of the Retained Entities to the extent such conduct related to the management of the CC Contributed Business) (the “D&O Tail”) that shall provide such directors and officers with coverage for six (6) years following the Closing Date (including with respect to acts or omissions occurring in connection with the transactions contemplated hereby); provided, that CFI shall not be obligated to purchase any policy with a cost in excess of 250% of CC’s annual premium for 2014 for such existing directors’ and officers’ liability insurance. CFI shall, or shall cause OP to, maintain the D&O Tail in full force and effect during the six (6) year period following the Closing Date.

(c) For a period of six years after the Closing Date, CFI shall indemnify and hold harmless the Covered Persons (as defined in the CFI Management Agreement) to the same extent (including with respect to any advancement of expenses) as provided in the CFI Management Agreement as in effect immediately prior to the Closing for any acts or omissions occurring on or prior to the Closing Date which provisions shall be deemed to survive notwithstanding any termination of such CFI Management Agreement.

(d) In the event that CFI or OP (following the Closing) or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors or assigns of CFI or OP, as the case may be, shall succeed to the obligations set forth in this Section 7.11. The provisions of this Section 7.11 are intended for the benefit of, and will be enforceable by, each current and former officer, director or similar functionary of NewCo and each Subject Entity (including any Covered Person (as defined in the CFI Management Agreement)) and his or her heirs and representatives, and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have had by contract or otherwise.

7.12 Modification of Existing Restrictions on Transfer and Ownership of Shares. CFI and the OP shall use commercially reasonable efforts to take actions necessary to cause the Organizational Documents of any entity in which the OP has a direct or indirect interest to not restrict or prohibit the Issuance and ownership of the New Units or shares of CFI Common Stock (or, following the Charter Amendment, CFI Class A Common Stock or CFI Class B Common Stock) by CC and/or its direct or indirect owners, other than any restriction or prohibition contemplated by the Organizational Documents of CFI, this Agreement or the Ancillary Documents.

7.13 Section 704(c) Method; Cooperation. CFI and the Contributors agree that OP will use the “traditional method without curative allocations” as defined in Treasury Regulation Section 1.704-3(b) with respect to the assets contributed by the Contributors to OP. After the Closing Date, the Contributors and CFI shall (and shall cause their respective Affiliates to) assist the other party in preparing any Tax Returns preparing for and conducting any audits of, or disputes with Taxing Authorities regarding, any Tax Returns of the Company or any of its Subsidiaries, make available to the other party and to any Taxing Authority as reasonably requested all information, records, and documents relating to Taxes.

7.14 Section 16 Filings. In connection with the Closing, CFI shall assist each Person who receives or will receive (directly or beneficially) shares of CFI Class A Common Stock or CFI Class B Common Stock and/or New Units as a result of the transactions contemplated in this Agreement or any Ancillary Documents in the preparation and filing of any forms or schedules required to be filed under Section 16 of the Exchange Act as may be applicable.

7.15 Registered Investment Advisers. CC and CFI shall, promptly after the date hereof, prepare and file Form ADV and other forms or schedules required to be filed in order to register a wholly owned Subsidiary of NewCo with the SEC as an investment adviser under the Investment Advisers Act of 1940.

7.16 Termination of Agreements. CC and CFI shall cause the following agreements to be terminated as of the Closing: (i) Investment Allocation Agreement, among CC, CFI Manager, and CFI, (ii) Investment Advisory Agreement, between CC and CFI Manager, (iii) Secondment Agreement, among Darren J. Tangen, CFI and CC and (iv) License Agreement, by and between New Colony Investors, LLC and CFI.

7.17 Expenses and Closing Share Consideration. The payment of up to (but not in excess of ) $25,000,000 of the Closing Share Consideration shall be treated as a reimbursement for preformation capital expenditures under Treasury Regulation Section 1.707-4(d); provided, however, that such treatment be required only to the extent that CC provides information reasonably satisfactory to CFI accountants with respect to such expenses. Each party hereto agrees to report such payments consistently with the foregoing on all applicable Tax Returns except as required by Law.

7.18 Liability Allocation. For purposes of determining a Holder’s proportional share of the “excess nonrecourse liabilities” of OP within the meaning of Regulations Section 1.752-3(a)(3), each Holder’s respective interest in OP profits shall be equal to such Holder’s Percentage Interest (as defined in the OP LLC Agreement) with respect to Membership Common Units. OP shall maintain on a continuous basis during the five-year period beginning on the Closing Date an amount of liabilities payable or owed to third parties that are not guaranteed by CFI or a related party of CFI (other than OP, any Subsidiary or Affiliate of OP, any Contributor or Affiliate thereof, or any joint venture or other entity in which OP owns a direct or indirect interest) and not otherwise recourse to CFI in an amount that is at least equal to $350,000,000. For purposes of the prior sentence, (liabilities shall include (A) any liabilities owed by any joint venture or other entity in which OP owns a direct or indirect interest, to the extent of such interest and (B) liabilities incurred under the Credit Agreement, dated August 6, 2013, as amended by the First Amendment, as dated January 29, 2014, and the Second Amendment, as dated December 12, 2014 among CFI, JPMorgan Chase Bank, N.A., as administrative agent, and certain lenders (the “Credit Agreement”), but only to the extent the REIT Guaranty (as defined in the Credit Agreement) has been amended in the manner described in the proviso contained in the definition of “REIT Guaranty”, and in such case, the REIT Guaranty shall not be treated as a guaranty by CFI or as causing such liability to be recourse to CFI. OP shall elect to allocate excess nonrecourse liabilities to CC to the maximum extent permitted under the “additional method” described in Regulations Section 1.752-3(a)(3) as regards to the amount of built-in gain allocated to a Member on section 704(c) property. Notwithstanding the above, the requirements of this Section 7.18 shall be treated as having been satisfied at any given time so long as $50,000,000 of liabilities are allocated to CC and/or directly or indirectly to Thomas J. Barrack, Jr. in accordance with Section 752 of the Code and the Regulations at such time.

7.19 Amendment to Form ADV. CFI shall, or shall cause CRP to, file with the SEC, promptly after the Closing, an amendment to the Form ADV of CRP, to reflect its ownership change.

7.20 NYSE. CFI shall submit (reasonably prior to the Closing, to be effective at Closing) to the NYSE a listing application covering the shares of CFI Class A Common Stock issuable under this Agreement or issuable upon exchange of OP Common Units under the OP LLC Agreement, and shall use reasonable best efforts to cause such shares of CFI Class A Common Stock to be approved for issuance on the NYSE, in each case subject to official notice of issuance, prior to the Closing Date.

7.21 Certain Management Agreements. The Parties acknowledge that the Parties will use their reasonable best efforts to cause employment agreements and restrictive covenant agreements between CFI and the Required Individuals to be entered into at or prior to (but effective as of) the Closing, on substantially the terms set forth in Section 7.21 of the CC Disclosure Letter.

7.22 Actions Relating to the Initial Resale Registration Statement.

(a) CFI shall use best efforts to file the Initial Resale Registration Statement (as defined in the Registration Rights Agreement) by or at Closing and have such Initial Resale Registration Statement declared effective by the SEC.

(b) Without limiting CFI’s obligations in Section 7.22(a) above, in the event that the Initial Resale Registration Statement has not been declared effective by the SEC on the date that is five Business Days prior to the anticipated Closing Date, (i) CC shall provide written notice (“Share Retention Notice”) to CFI of the percentage of New Shares and corresponding number of New Shares to be retained by CFI to satisfy any Tax obligations of Richard B. Saltzman in respect of the New Shares; (ii) CFI shall retain from New Shares to be delivered to CC pursuant to Section 3.3(b)(ii) a number of New Shares as specified in the Share Retention Notice, as the same may be updated by CC prior to Closing to reflect changes to the Disbursement Schedule and the Estimated Closing Statement in accordance with Section 3.2(b) between the date of the Share Retention Notice and the Closing Date; and (iii) CFI shall, within 30 days following the Closing (or promptly following the Closing, and in any event on or prior to the applicable due date, if Richard B. Saltzman is obligated to pay Tax in respect of the New Shares prior to the 30th day following the Closing), pay an amount in cash to the applicable federal and state taxing authorities equal to the number of New Shares so retained multiplied by the closing price of CFI Common Stock on the Closing Date; provided that any amount so paid to such taxing authorities shall be treated for all purposes of this Agreement as having been paid to Richard B. Saltzman; provided, further that if the Initial Resale Registration Statement is declared effective by the SEC by the earlier of (x) the 30th day following the Closing and (y) the fifth Business Day prior to the applicable due date, then CFI shall deliver to CC the New Shares retained under clause (ii) in lieu of the cash to be paid under clause (iii).

7.23 Limited Use of Colony Name.

(a) Effective as of the Closing Date and continuing for six (6) months following the Closing Date, OP (or the Subsidiary to which the Colony Mark is transferred pursuant to the Colony Mark Transfer Agreement) hereby grants to CC and its Subsidiaries a non-exclusive license to use the Colony Mark in substantially the same manner as CC and its Subsidiaries used the Colony Mark prior to the Closing Date. During such six (6) month period, CC shall and shall cause its Subsidiaries to (a) take such steps and file such documents with Governmental Entities as are necessary to change the corporate name of CC (and any Subsidiary of CC that incorporates the Colony Mark) to a name that does not include the Colony Mark and (b) take such steps as are otherwise necessary to cease using the Colony Mark by the end of such six (6) month period. Nothing in this Section 7.23(a) shall limit the rights granted to CC pursuant to Section 7.23(b) below.

(b) Effective as of the Closing Date, OP (or the Subsidiary to which the Colony Mark is transferred pursuant to the Colony Mark Transfer Agreement) hereby grants to CC and its Subsidiaries a non-exclusive license to use the Colony Mark in the name of each Subject Fund, the general partner of each Subject Fund and related entities which have invested directly or indirectly in such Subject Fund. The foregoing license shall continue with respect to each Subject Fund and such other parties until the date on which the investment management agreement to which the Subject Fund’s general partner is party is terminated in accordance with its terms.

SECTION 8. CONDITIONS

8.1 Conditions to Each Party’s Obligations. The respective obligations of each party to effect the Closing shall be subject to the satisfaction or waiver, at or prior to the Closing, of the following conditions:

(a) All consents and approvals of any Person required for the consummation of the transactions contemplated by this Agreement set forth on Section 8.1(a) of the CC Disclosure Letter shall have been obtained.

(b) The waiting period (and any extension thereof) under the HSR Act with respect to the transactions contemplated by this Agreement shall have expired or been terminated.

(c) No Law shall have been enacted, entered, or promulgated by an Authority after the date hereof that prohibits or makes illegal the consummation of the transactions contemplated by this Agreement. No Order preventing the consummation of the transactions contemplated by this Agreement shall be in effect.

(d) The Requisite CFI Stockholder Approvals shall have been obtained.

(e) A wholly owned Subsidiary of NewCo shall have been registered with the SEC as an investment adviser under the Investment Advisers Act of 1940.

(f) The transfer of the Colony Mark, the issuance of the CFI Class A Common Stock and the issuance of the CFI Class B Common Stock pursuant to the Colony Mark Transfer Agreement shall have been consummated, or shall be consummated concurrently with the Closing.

8.2 Conditions to Obligations of CFI and OP. The obligations of CFI and OP to effect the Closing shall be subject to the satisfaction or waiver, at or prior to the Closing, of the following additional conditions:

(a) The representations and warranties of the Contributors set forth in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties are expressly limited to an earlier date) as of the Closing Date as though made on and as of the Closing Date, except where the failure of such representations and warranties to be so true and correct (without giving effect to any materiality or CC Material Adverse Effect or similar qualifiers set forth therein), individually or in the aggregate, has not had, and would not reasonably be expected to have, a CC Material Adverse Effect; provided that the representations and warranties of CC set forth in (i) with respect to the Contributors and NewCo only, Section 5.1 (Organization and Qualification), (ii) Section 5.2 (Authority; Approvals), (iii) Section 5.3 (CC Contributed Interests), (iv) with respect to the Contributors and NewCo only, Section 5.5(ii)(a) (No Conflicts); and Section 5.15 (Fees and Expenses of Brokers) shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date; provided, further, that the representations and warranties of the Contributors set forth in Section 5.4 (Title; NewCo) shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date.

(b) Each of the Contributors shall have performed and complied in all material respects with each agreement, covenant and obligation required by this Agreement to be so performed or complied with by it at or before the Closing.

(c) Since the date of this Agreement, no event, circumstance or change shall have occurred, that individually or in the aggregate with one or more other events, circumstances or changes, have had or reasonably would be expected to have, a CC Material Adverse Effect.

(d) The CC Pre-Closing Contribution shall have been completed, other than with respect to (i) obtaining any Consents relating to the CC Contributed Assets (which, for the avoidance of doubt, shall be addressed following Closing in the manner contemplated by Section 2.3) and (ii) effecting any Transfer Documents under local Laws pursuant to Section 2.4.

(e) CFI shall have received the documents listed in Section 4.2(a).

(f) Each of the Required Agreements has been entered into (if not already entered into as of the date hereof) and remains in full force and effect as of the Closing Date and none of the individuals party to a Required Agreement shall have repudiated his respective Required Agreement, or have conducted themselves in a manner that would constitute “Cause” under his respective Employment Agreement, had such conduct been engaged in immediately following Closing, nor has any employee party to a Required Agreement died or become permanently disabled.

(g) At least four of the Required Individuals have entered into employment agreements and restrictive covenant agreements with CFI substantially on the terms set forth in Section 7.21 of the CC Disclosure Letter, and such agreements remain in full force and effect as of the Closing Date.

8.3 Conditions to Obligations of the Contributors. The obligations of the Contributors to effect the Closing shall be subject to the satisfaction or waiver, at or prior to the Closing, of the following additional conditions:

(a) The representations and warranties of CFI and OP set forth in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties are expressly limited to an earlier date) as of the Closing Date as though made on and as of the Closing Date, except where the failure of such representations and warranties to be so true and correct (without giving effect to any materiality or CFI Material Adverse Effect or similar qualifiers set forth therein), individually or in the aggregate, has not had, and would not reasonably be expected to have, a CFI Material Adverse Effect; provided that the representations and warranties of CFI and OP set forth in Section 6.1 (Organization and Qualification), Section 6.2 (Authority; Board and Special Committee Approvals), Section 6.3(a) (No Conflicts) and Section 6.9 (Fees and Expenses of Brokers) shall be true and correct in all respects as of the Closing Date as though made on as of the Closing Date.

(b) Each of CFI and OP shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by it at or before the Closing.

(c) Since the date of this Agreement, no event, circumstance or change shall have occurred, that individually or in the aggregate with one or more other events, circumstances or changes, have had or reasonably would be expected to have, a CC Material Adverse Effect.

(d) The CFI Pre-Closing Contribution shall have been completed, other than with respect to (i) obtaining any Consents relating to the CFI Contributed Assets (which, for the avoidance of doubt, shall be addressed following Closing in the manner contemplated by Section 2.3) and (ii) effecting any Transfer Documents under local Laws pursuant to Section 2.4.

(e) The shares of CFI Class A Common Stock issuable pursuant to this Agreement and issuable upon exchange of OP Common Units under the OP LLC Agreement shall have been approved for listing on the NYSE subject to official notice of issuance.

(f) CC shall have received the documents listed in Section 4.2(b).

SECTION 9. TERMINATION; EFFECT OF TERMINATION

9.1 Termination. This Agreement and the transactions contemplated herein may be terminated at any time prior to the Closing,

(a) By mutual consent of CC and CFI;

(b) By either CC or CFI if:

(i) there shall be any Law enacted, entered or promulgated by an Authority after the date hereof that makes the consummation of the Closing illegal or otherwise prohibited or any Order of any Authority having competent jurisdiction enjoining the parties from consummating the Closing shall have been entered and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 9.1(b)(i) shall not be available to any party who fails to use commercially reasonable efforts to resist, resolve or lift, as applicable, such Law or Order;

(ii) the Closing has not occurred by September 30, 2015, or such later date as the parties may otherwise agree in writing; provided, however, the right to terminate this Agreement under this Section 9.1(b)(ii) shall not be available to any party whose action or failure to act has been the cause of or resulted in the Closing not occurring on such date;

(iii) if there shall have been a breach by the other party of any of the representations, warranties, covenants or obligations contained herein, which breach would result in the failure to satisfy any condition set forth in Section 8.2(a) or Section 8.2(b) (in the case of a breach by Contributors), or Section 8.3(a) or Section 8.3(b) (in the case of a breach by CFI or OP), and in any such case such breach shall be incapable of being cured or, if capable of being cured, shall not have been cured within 30 calendar days after written notice thereof shall have been received by the Party alleged to be in breach;

(iv) prior to receipt of the Requisite CFI Stockholder Approvals the Special Committee shall have effected a Change of Recommendation; or

(v) if the Requisite CFI Stockholder Approvals shall not have been obtained at the CFI Stockholders Meeting.

9.2 Effect of Termination.

(a) No termination of this Agreement pursuant to Section 9.1 shall be effective until written notice thereof is given to the non-terminating party or parties specifying the provision hereto pursuant to which such termination is made. If validly terminated pursuant to Section 9.1, this Agreement shall forthwith become void, and there shall be no further obligations on the part of any party hereto, except as set forth in this Section 9.2 (Effect of Termination), Section 10 (Survival and Indemnification), and Section 11 (Miscellaneous Provisions), which shall remain in full force and effect; provided, however, that nothing in this Section 9.2 shall relieve any party from liability for fraud or any willful breach occurring prior to termination of this Agreement.

(b) If this Agreement is terminated pursuant to Section 9.1(b)(iv), within the later of three Business Days after such termination or two Business Days following receipt of invoices therefor and other documentation reasonably requested by CFI, CFI shall pay to CC, by wire transfer of immediately available funds to one or more accounts designated in writing by CC, the lesser of (i) the amount of the CC Transaction Expenses and (ii) $15,000,000.

SECTION 10. SURVIVAL AND INDEMNIFICATION

10.1 Survival. All representations and warranties contained in this Agreement will survive the Closing until the 18-month anniversary of the Closing Date; provided that the representations and warranties set forth in (and any claim arising from an inaccuracy or breach of) Section 5.1 (Organization and Qualification), Section 5.2 (Authority; Approvals), Section 5.3 ( CC Contributed Interests), Section 5.4 (Title; NewCo), Section 5.5(a) (No Conflicts); Section 5.15 (Fees and Expenses of Brokers), Section 6.1 (Organization and Qualification), Section 6.2 (Authority; Board and Special Committee Approvals) and Section 6.9 (Fees and Expenses of Brokers) will survive the Closing indefinitely. The right of any party to assert a claim for indemnification relating to the breach of any covenant or agreement contained in this Agreement to the extent required to be performed or complied with prior to the Closing Date will survive the Closing until the 18-month anniversary of the Closing Date. All covenants contained in this Agreement required to be performed or complied with in whole or in part after the Closing Date will survive the Closing until the expiration of the applicable statute of limitations or for such shorter period specified in this Agreement. Any indemnification obligations of CFI with respect to the CC Contributed Assets and CC Assumed Liabilities and the Contributors with respect to CC Retained Assets and CC Retained Liabilities shall survive the Closing indefinitely. All claims for indemnification under this Agreement must be asserted pursuant to a written claim notice given prior to the expiration of the applicable survival period set forth in this Section 10.1; provided that any representation, warranty, covenant or agreement that is the subject of a claim for indemnification which is asserted pursuant to a written claim notice given after the Closing Date within the survival periods specified in this Section 10.1 will survive until, but only for purposes of, the resolution of such claim.

10.2 Indemnification of CC Indemnified Parties. Subject to the applicable provisions of Section 10.4, from and after the Closing, CFI will indemnify in full the Contributors and each of their respective Affiliates, together with their respective officers, partners, directors, employees, and agents (collectively, the “Contributor Indemnified Parties”), and hold them harmless from and against, any and all Losses which they or any of them may suffer or incur, directly or indirectly, regardless of when suffered or incurred and whether or not involving a claim by a Third Party, which arise from or relate to:

(a) any breach of a representation or warranty (disregarding any qualifications referring to “material”, “materiality” or “CFI Material Adverse Effect”); provided, however, that no such qualifications shall be disregarded for the representations and warranties in Section 6.8 (Information for Proxy Statement) by CFI or OP in this Agreement taken together with the schedules attached hereto;

(b) any breach of a covenant, agreement or undertaking of CFI or OP in this Agreement;

(c) the CC Contributed Assets, CC Assumed Liabilities and the CC Contributed Business.

10.3 Indemnification of CFI Indemnified Parties. Subject to the applicable provisions of Section 10.4, from and after the Closing, each Contributor will (except as set forth in Section 10.3(a) below), severally and not jointly (provided that, notwithstanding the foregoing but subject to Section 10.7, CC Holdings, CC and CCH shall be liable for any indemnification obligations not met by the other Contributors), indemnify in full CFI and each of CFI’s Affiliates, together with their respective officers, partners, directors, employees and agents (collectively, the “CFI Indemnified Parties”), and hold them harmless from and against, such Contributor’s Applicable Indemnification Percentage of any and all Losses which they or any of them may suffer or incur, directly or indirectly, regardless of when suffered or incurred and whether or not involving a claim by a Third Party, which arise from or relate to:

(a) any breach of a representation or warranty (disregarding any qualifications referring to “material”, “materiality” or “CC Material Adverse Effect”; provided, however, that no such qualifications shall be disregarded for the representations and warranties in the third sentence of Section 5.7 (Absence of Certain Changes), Section 5.14(a) (Material Contracts) and Section 5.18 (Information for Proxy Statement)) by (i) the Contributors in this Agreement, taken together with the schedules attached hereto, (ii) New Colony Holdings, LLC under the Colony Mark Transfer Agreement; provided, further, however, that each Contributor shall severally but not jointly indemnify in full (without contribution by any other Contributor) the CFI Indemnified Parties for any breach of the representations and warranties set forth in Section 5.1, Section 5.2 and Section 5.4, being deemed to be made by such Contributor severally and not jointly with respect to such Contributor (provided that, notwithstanding the foregoing but subject to Section 10.7, CC Holdings, CC and CCH shall be liable for any indemnification obligations not met by the other Contributors);

(b) any breach of a covenant, agreement or undertaking of (i) the Contributors in this Agreement (ii) New Colony Holdings, LLC under the Colony Mark Transfer Agreement; or

(c) the CC Retained Assets, CC Retained Liabilities and the CC Retained Business.

10.4 Limitations on Indemnification.

(a) After the Closing, (i) Contributor Indemnified Parties may not recover any Loss (or series of related Losses) under Section 10.2(a) until the amount of such Loss (or series of related Losses) exceeds $1,000,000 (the “Per Claim Threshold”), in which case, subject to any other applicable limitations contained in this Section 10.4, Contributor Indemnified Parties will be entitled to recover such Loss (or series of related Losses), including the Per-Claim Threshold; (ii) Contributor Indemnified Parties may not recover any Losses under Section 10.2(a) until the total of all Losses with respect to those matters collectively exceed $5,500,000 (the “Basket”), in which case, subject to any other applicable limitations contained in this Section 10.4, Contributor Indemnified Parties will be entitled to recover all Losses, including the Basket; and (iii) Contributor Indemnified Parties may not recover any Losses under Section 10.2(a) in excess of $75,000,000 (the “Cap”).

(b) After the Closing, (i) CFI Indemnified Parties may not recover any Loss (or series of related Losses) under Section 10.3(a) until the amount of such Loss (or series of related Losses) exceeds the Per-Claim Threshold, in which case, subject to any other applicable limitations contained in this Section 10.4, CFI Indemnified Parties will be entitled to recover such Loss (or series of related Losses), including the Per Claim Threshold; (ii) CFI Indemnified Parties may not recover any Losses under Section 10.3(a) until the total of all Losses with respect to those matters collectively exceed the Basket, in which case, subject to any other applicable limitations contained in this Section 10.4, CFI Indemnified Parties will be entitled to recover all Losses, including the Basket; and (ii) CFI Indemnified Parties may not recover any Losses under Section 10.3(a) in excess of the Cap.

(c) Notwithstanding the provisions of Section 10.4(a) or Section 10.4(b), neither the Basket nor the Cap will apply with respect to claims against an indemnifying party based on fraud or intentional or willful misrepresentation or misconduct of such indemnifying party.

(d) Losses relating to any claim will be recoverable whenever they are incurred provided notice of the claim is given the applicable survival period set forth in Section 10.1.

(e) CFI or the applicable Contributor, as the case may be, will seek recovery from Third Party insurance providers for any Losses which are indemnifiable hereunder and which are recoverable from such providers, but only to the same extent that CFI or such Contributor, as the case may be, would seek such recovery in the absence of the indemnification provisions of this Agreement (taking into account, among other things, the likelihood of recovery and the anticipated costs of pursuing the claim). Losses recoverable by a CFI Indemnified Party or a Contributor Indemnified Party, as the case may be, will be (i) reduced by the amount of any insurance proceeds actually received by CFI or the applicable Contributor, as the case may be, with respect to those Losses; and (ii) increased by the amount of any costs and expenses reasonably incurred in connection with the collection thereof, whether or not successful, and all insurance detriments (such as premium adjustments or increases) relating thereto. If any such amounts are received by a CFI Indemnified Party or a Contributor Indemnified Party, as the case may be, after being fully indemnified for the relevant Losses hereunder, such amounts will be paid to such Contributor Indemnified party or CFI Indemnified Party, as the case may be. Any calculation of Losses for purposes of this Section 10 shall be reduced to take account of any Tax benefit realized by the indemnified party arising from the deductibility of any such Loss.

(f) In no event shall CFI or any Contributor, as applicable, be liable to any Contributor Indemnified Party or CFI Indemnified Party, as applicable, for any punitive damages, except for any such to extent awarded by an Authority to a Third Party in connection with a Third Party Claim.

(g) For the avoidance of doubt, neither any Contributor nor CFI shall be liable to the other for breaches by any other party (other than such Contributor or CFI or their respective Subsidiaries, as applicable) under any Ancillary Document.

(h) Nothing in this Section 10 will adversely affect, or result in a reduction of, the rights of (or obligations to) the beneficiaries of Section 7.11 or adversely affect or modify the provisions therein.

10.5 Indemnification Claims.

(a) If a Contributor Indemnified Party becomes aware of a claim (a “Claim”) for indemnification under Section 10.2 (other than a Third Party Claim which will be provided for in Section 10.6), CC will promptly notify CFI of the claim, specifying in reasonable detail, to the extent then known, the nature of the Losses suffered and the facts giving rise to the claim. Notwithstanding the foregoing, any failure to so notify CFI will not relieve CFI from its indemnification obligations or other Liabilities hereunder except to the extent (and only to the extent) that CFI demonstrates that the defense of the matter is materially and actually prejudiced thereby.

(b) If a CFI Indemnified Party becomes aware of a claim for indemnification under Section 10.3 (other than a Third Party Claim which will be provided for in Section 10.6), it will promptly notify CC of the claim, specifying in reasonable detail, to the extent then known, the nature of the Losses suffered and the facts giving rise to the claim. Notwithstanding the foregoing, any failure to so notify CC will not relieve CC from its indemnification obligations or other Liabilities hereunder except to the extent (and only to the extent) that CC demonstrates that the defense of the matter is materially and actually prejudiced thereby.

10.6 Third Party Claims; Procedures.

(a) If any indemnified party receives notice of the assertion of any claim, the commencement of any suit, action or proceeding, or the imposition of any penalty or assessment by a Third Party in respect of which indemnity may be sought hereunder (a “Third Party Claim”), and the indemnified party intends to seek indemnity hereunder, then the indemnified party shall promptly provide the indemnifying party with written notice of the Third Party Claim (provided that any delay in providing such notice shall not relieve the indemnifying party of any indemnification responsibility under this Section 10 except to the extent, if any, that such delay materially and actually prejudices the indemnifying party and then only to the extent of such prejudice). Any such notice shall, with respect to any such claim, specify in reasonable detail, to the extent then known, the nature of the Losses suffered and the facts giving rise to the claim.

(b) The indemnifying party shall have 30 days after receipt of such notice (or sooner if the nature of the Third Party Claim so requires) to elect to control the defense, compromise or settlement of the Third Party Claim with its own counsel at the indemnifying party’s expense; provided that (i) the indemnifying party shall have acknowledged in writing such indemnifying party’s obligation to fully indemnify the indemnified party for such proceeding in accordance with this Agreement, (ii) the indemnified party is not reasonably expected to be liable for Losses materially in excess of amounts reasonably expected to be received from the indemnifying party and (iii) such proceeding involves only monetary damages and does not seek an injunction or equitable relief against the indemnified party; provided, further, that no indemnifying party shall consent to the entry of any judgment or admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim, without the prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) of the applicable indemnified party unless (i) the terms of such settlement contain a complete and unconditional release of such indemnified party with respect to such Third Party Claim and (ii) such settlement is solely on monetary terms and does not result in any financial or other obligation of the indemnified party (other than standard provisions related to confidentiality and any immaterial or administrative terms).

(c) The indemnified party shall be entitled to participate in (but not control) the defense by the indemnifying party of any Third Party Claim with its own counsel at its own expense; provided, however, that the indemnifying party shall pay such expenses if such indemnified party shall have been advised by its counsel that there may be one or more legal defenses available to the indemnified party which are not available to such indemnifying party, or if available to such indemnifying party the assertion of which would be adverse to or in conflict with the interests of the indemnified party.

(d) In the event that the indemnifying party does not undertake the defense, compromise or settlement of a Third Party Claim (or could not elect to do so because the claim relates to or arises in connection with any criminal or quasi-criminal matter or the claim seeks or is likely to seek an injunction or other equitable relief against the indemnified party) within the time frame specified in Section 10.6(b), the indemnified party shall have the right to control the defense or settlement of such Third Party Claim (but shall not have waived any rights to indemnification therefore hereunder) with counsel of its choosing at the expense of the indemnifying party. If the indemnified party assumes the defense of a Third Party Claim, the indemnified party shall not consent to the entry of any judgment, admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the indemnifying party’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), except if (x) the indemnified party is reasonably expected to be liable for Losses materially in excess of amounts reasonably expected to be received from the indemnifying party or (y) such settlement or compromise is in respect of a proceeding that seeks an injunction or equitable relief against the indemnified party. The indemnifying party shall be entitled (at the indemnifying party’s expense) to participate (but not control) in the defense of any Third Party Claim with its own counsel in the case that it has not elected to undertake the defense thereof pursuant to Section 10.6(b).

(e) In their defense, compromise or settlement of any Third Party Claim, the parties shall reasonably cooperate with each other. Such cooperation shall include the retention and the provision of reasonable access to the books, records and assets which evidence or support such Third Party Claim or the act, omission or occurrence giving rise to such Third Party Claim and the right, upon prior notice, to interview any employee, agent or other representative related thereto.

(f) With regard to Claims (including Third Party Claims) for which indemnification is payable hereunder, such indemnification will be paid by the indemnifying party within five Business Days following the earliest to occur of (as applicable) (the “Payment Due Date”): (i) the resolution of the amount of Losses in connection with a Claim hereunder by an indemnifying party and the applicable indemnified parties, (ii) the entry of a judgment against the indemnified party and the expiration of any applicable appeal period or, if earlier, 10 days prior to the date that the judgment creditor has the right to execute the judgment; (iii) the entry of a nonappealable judgment or final appellate decision against the indemnified party; (iv) with respect to a Third Party Claim, a settlement of the Third Party Claim; or (v) with respect to indemnities for any Liability for Taxes, a “determination” within the meaning of Section 1313(a) of the Code or an analogous provision of state, local or foreign Law.

(g) Each of CFI and the Contributors acknowledge and agree that any action or determination to be made under this Section 10.6 by or on behalf of the Contributors or the Contributor Indemnified Parties shall be taken or made by CC, in its sole discretion, on behalf of the Contributors and the Contributor Indemnified Parties.

10.7 Form of Payment. To the extent that any Contributor has any obligation to indemnify a CFI Indemnified Party for Losses, all or a portion of such obligation shall be satisfied by OP Common Units or shares of CFI Class A Common Stock having a value equal to such Losses, which value shall be determined using the Reference CFI Common Stock Price (or in cash to the extent such Contributor does not then own, directly or indirectly, any OP Common Units or shares of CFI Class A Common Stock); provided, that, if an indemnification obligation under this Section 10.7 is not met by FHB LLC or Saltzman by the Payment Due Date, each of FHB LLC and Saltzman OP agrees that the applicable number of OP Common Units issued as Consideration to FHB LLC or Saltzman, as applicable, shall be automatically cancelled without further action by FHB LLC or Saltzman, as applicable; provided, further, that if the number of OP Common Units of FHB LLC or Saltzman, as applicable, is not sufficient to satisfy the indemnification of FHB LLC or Saltzman, as applicable, CC Holdings, CC and CCH shall be liable for any indemnification obligation not met, without limiting any rights CC Holdings, CC and CCH shall have to collect any such deficiencies from FHB LLC or Saltzman, as applicable. CFI hereby agrees that if CC Holdings, CC and CCH satisfies the indemnification obligations not met by FHB LLC or Saltzman as provided hereunder, each such person shall be subrogated to all of CFI’s rights in respect of the amounts constituting such deficiencies, and each of FHB LLC and Saltzman hereby agree that it shall be liable to CC Holdings, CC and CCH, as applicable, for the amount of deficiencies paid by CC Holdings, CC and CCH, as applicable, on behalf of it. If after the date hereof, there occurs any Adjustment Event, the Reference CFI Common Stock Price for purposes of this Section 10.7 shall be adjusted accordingly to reflect the same economic value as contemplated by this Agreement prior to such Adjustment Event.

10.8 Exclusive Remedy. After the Closing, the rights and remedies set forth in this Section 10 shall be the sole and exclusive rights and remedies of CFI Indemnified Parties and Contributor Indemnified Parties under or in connection with this Agreement, except that nothing in this Agreement will limit any right to injunctive or other equitable relief.

10.9 Tax Treatment of Payment. The parties hereto shall treat any payments that CFI, CFI’s Affiliates, any Contributor, or any Contributor’s Affiliates receive pursuant to this Section 10 as an adjustment to and refund of the Consideration for income Tax purposes.

SECTION 11. MISCELLANEOUS PROVISIONS

11.1 Interpretation and Usage.

(a) In this Agreement, unless there is a clear contrary intention: (i) when a reference is made to an article, a section, an exhibit or a schedule, that reference is to an article, a section, an exhibit or a schedule of or to this Agreement; (ii) the singular includes the plural and vice versa; (iii) reference to any agreement, document or instrument means that agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof; (iv) reference to any Law means that Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Law means that section or provision from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of that section or provision; (v) “hereunder,” “hereof,” “hereto,” and words of similar import will be deemed references to this Agreement as a whole and not to any particular article, section or other provision of this Agreement; (vi) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term; (vii) references to agreements, documents or instruments will be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto; and (viii) the terms “writing,” “written” and words of similar import will be deemed to include communications and documents in e-mail, fax or any other similar electronic or documentary form (except that notices given under this Agreement must comply with the requirements of Section 11.7).

(b) All accounting terms used in this Agreement will be interpreted and all accounting determinations will be made in accordance with GAAP. The table of contents and the headings of the sections and subsections of this Agreement are inserted for convenience of the parties only and will not constitute a part hereof. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

(c) The representations and warranties in this Agreement are the product of negotiations among the parties and are for the benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may not be intended as a statement of fact but may instead represent an allocation among the parties of the risks associated with particular matters regardless of the knowledge of any of the parties. Consequently, Persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date hereof or any other date.

11.2 Amendment and Modification. Subject to applicable Law, this Agreement may be amended or modified from time to time prior to the Closing, with respect to any of the terms contained herein, except that all amendments and modifications must be set forth in a writing duly executed by CFI and the Contributors.

11.3 Waiver of Compliance; Consents. Any failure of a party to comply with any obligation, covenant, agreement or condition herein may be expressly waived in writing by the party entitled to compliance, but any waiver or failure to insist upon strict compliance with the obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No single or partial exercise of a right or remedy will preclude any other or further exercise thereof or of any other right or remedy hereunder. Whenever this Agreement requires or permits the Consent by or on behalf of a party, the Consent must be given in writing in the same manner as for waivers of compliance.

11.4 Actions of CFI. All amendments, modifications, waivers, elections and determinations of CFI under or with regard to this Agreement and the Ancillary Documents shall be made only with the prior approval of the Special Committee or its designees (or, if the Special Committee has determined to dissolve itself, a majority of the Independent Directors).

11.5 Expenses. Except as otherwise expressly stated in this Agreement, each of the parties will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby; provided that none of the foregoing shall be deemed to modify any terms or provisions of the CFI Management Agreement.

11.6 No Third Party Beneficiaries. Nothing in this Agreement will entitle any Person (other than a party hereto and his, her or its respective successors and assigns permitted hereby) to any claim, cause of action, remedy or right of any kind; provided that, following the Closing, (i) the provisions of Section 7.11 will inure to the benefit of the directors and officers referred to therein and (ii) Section 10 will inure to the benefit of the CC Indemnified Parties and the CFI Indemnified Parties.

11.7 Notices. All notices, requests, demands and other communications required or permitted hereunder must be made in writing and will be deemed to have been duly given and effective: (a) on the date of delivery, if delivered personally; (b) on the earlier of the third Business Day after certified mailing or the date of the return receipt acknowledgment, if mailed, postage prepaid, by certified or registered mail, return receipt requested; (c) on the date of transmission, if sent by email; or (d) on the date of requested delivery if sent by a recognized overnight courier:

If to CC Holdings, CC or CCH, to:	Colony Capital LLC 2450 Broadway, 6th Floor Santa Monica, CA 90404 Attention: Director - Legal Email: ColonyLegal@colonyinc.com

With a copy to:	Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, NY 10036
	Attention:	Howard L. Ellin, Esq.
Kenneth M. Wolff, Esq.

Email:	howard.ellin@skadden.com
kenneth.wolff@skadden.com

or to such other person or address as CC may furnish to the other parties in writing in accordance with this Section 11.7.

If to CFI or OP, to:	Colony Financial, Inc. 2450 Broadway, 6th Floor Santa Monica, CA 90404 Attention: Special Committee

With a copy to:	Wachtell, Lipton, Rosen & Katz 51 W 52nd St New York, NY 10019
	Attention:	Adam O. Emmerich, Esq.
DongJu Song, Esq.

Email:	aoemmerich@wlrk.com
dsong@wlrk.com

or to such other Person or address as CFI may furnish to the other parties in writing in accordance with this Section 11.7.

If to FHB LLC, to:	FHB Holding LLC c/o Colony Realty Partners LLC Two International Place, Suite 2500 Boston, MA 02110

With a copy to:	Ropes & Gray LLP Prudential Tower, 800 Boylston Street Boston, MA 02199-3600
	Attention:	Walter R. McCabe
Daniel S. Evans

Email:	Walter.McCabe@ropesgray.com
Daniel.Evans@ropesgray.com

or to such other person or address as FHB LLC may furnish to the other parties in writing in accordance with this Section 11.7.

If to Saltzman, to:	to the last address of Saltzman in the Company’s records specifically identified for notices under this Agreement

With a copy to:	Andrew J. Bernstein, Esq. Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. 666 Third Avenue New York, NY 10017 Facsimile: (212) 983-3115

or to such other person or address as Saltzman may furnish to the other parties in writing in accordance with this Section 11.7.

11.8 Assignment. This Agreement and each party’s respective rights hereunder may not be assigned by operation of Law or otherwise at any time except as expressly set forth herein without the prior written consent of the other party. Any assignment or purported assignment in violation of this Section 11.8 will be void and of no legal force or effect.

11.9 Governing Law and Venue.

(a) This Agreement shall be governed by and construed in accordance with (a) the laws of the State of Maryland with respect to matters, issues and questions relating to the internal actions and affairs of CFI (including the powers, rights, duties and obligations of the directors, officers and stockholders) and (b) the laws of the State of Delaware with respect to all other matters, issues and questions, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

(b) Each party hereto stipulates that any dispute or disagreement between or among any of the parties hereto as to the interpretation of any provision of, or the performance of obligations under, this Agreement shall be commenced and prosecuted in its entirety in, and consents to the exclusive jurisdiction and proper venue of, the Delaware Court of Chancery (and if the Delaware Court of Chancery shall be unavailable, any federal court located within the State of Delaware), and each party hereto consents to personal and subject matter jurisdiction and venue in such courts and waives and relinquishes all right to attack the suitability or convenience of such venue or forum by reason of its present or future domiciles, or by any other reason, for any such dispute or disagreement. The parties hereto acknowledge that all directions issued by the forum court, including all injunctions and other decrees, will be binding and enforceable in all jurisdictions and countries.

11.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. This Agreement will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. This Agreement may be executed by facsimile or pdf signature and a facsimile or pdf signature will constitute an original for all purposes. At the request of any party, the parties will confirm a facsimile of pdf transmission by signing a duplicate original document.

11.11 Specific Performance. Each party acknowledges and agrees that the other parties would be irreparably damaged and would not have adequate remedies at law in the event that the covenants set forth in this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that each party hereto will be entitled to an injunction to specifically enforce the terms of this Agreement, without obligation to post any bond, solely in the courts specified in Section 11.9 (Governing Law and Venue), in addition to any other remedy to which such party may be entitled hereunder, at law or in equity.

11.12 Entire Agreement. This Agreement, including the annexes, exhibits and schedules hereto, embodies the entire agreement and understanding of the parties in respect of the subject matter contained herein and supersedes all prior agreements and the understandings between the parties with respect to the subject matter of this Agreement. No discussions regarding, or exchange of drafts or comments in connection with, the transactions contemplated herein will constitute an agreement among the parties hereto. Any agreement among the parties will exist only when the parties have fully executed and delivered this Agreement.

11.13 Severability. If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms and provisions of this Agreement will nevertheless remain in full force and effect so long as the economics or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon determination that any term or other provision hereof is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

11.14 WAIVER OF JURY TRIAL. THE PARTIES WAIVE ANY RIGHT TO A JURY TRIAL OF ANY CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE MAKING, PERFORMANCE OR INTERPRETATION THEREOF, INCLUDING FRAUDULENT INDUCEMENT THEREOF.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK —

SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

COLONY CAPITAL HOLDINGS, LLC

By:	/s/ Mark M. Hedstrom
	Name:	Mark M. Hedstrom
	Title:	Vice President

COLONY CAPITAL, LLC

By:	/s/ Mark M. Hedstrom
	Name:	Mark M. Hedstrom
	Title:	Vice President

COLONY FINANCIAL, INC.

By:	/s/ John L. Steffins
	Name:	John L. Steffins
	Title:	Chairman of the Special Committee

CFI RE MASTERCO, LLC

By:	/s/ Ronald M. Sanders
	Name:	Ronald M. Sanders
	Title:	Vice President

COLONY CAPITAL OP SUBSIDIARY, LLC

By:	/s/ Mark M. Hedstrom
	Name:	Mark M. Hedstrom
	Title:	Vice President

[Signature Page to Contribution Agreement]

CCH MANAGEMENT PARTNERS I, LLC

By:	/s/ Mark M. Hedstrom
	Name:	Mark M. Hedstrom
	Title:	Vice President

FHB HOLDING LLC

By:	/s/ Scott D. Freeman
	Name:	Scott D. Freeman
	Title:	Managing Member

FHB HOLDING LLC

By:	/s/ Mark M. Harmeling
	Name:	Mark M. Harmeling
	Title:	Managing Member

FHB HOLDING LLC

By:	/s/ Henry G. Brauer
	Name:	Henry G. Brauer
	Title:	Managing Member

RICHARD B. SALTZMAN

By:	/s/ Richard B. Saltzman
Richard B. Saltzman

[Signature Page to Contribution Agreement]